UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.      )
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☐ Preliminary proxy statement
☐ Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12
SPSS Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

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(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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September 1, 2009
Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of SPSS Inc. to be held on October 2, 2009 at 9:00 a.m., Central time, at the corporate headquarters of SPSS Inc. located at 233 South Wacker Drive, Chicago, Illinois 60606. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of July 27, 2009, as it may be amended from time to time, among SPSS Inc., a Delaware corporation, International Business Machines Corporation, a New York corporation, and Pipestone Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of IBM. Pursuant to the merger agreement, Pipestone Acquisition Corp. will merge with and into SPSS with SPSS continuing as the surviving corporation in the merger.

If the merger is completed, holders of SPSS Common Stock will be entitled to receive $50.00 in cash, or the “merger consideration,” without interest and less any applicable withholding taxes, for each share of SPSS Common Stock owned by them as of the effective time of the merger.

Our board of directors has approved and declared advisable the merger agreement and the merger and declared that it is in the best interests of the stockholders of SPSS that SPSS enter into the merger agreement and consummate the merger. Our board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement at the special meeting.

Our board of directors considered a number of factors in evaluating the transaction and consulted with its legal and financial advisors in so doing. The enclosed proxy statement provides detailed information about the merger agreement and the merger. We encourage you to read the proxy statement carefully.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. The merger agreement must be adopted by the affirmative vote of holders of a majority of the outstanding shares of our Common Stock. Therefore, if you do not return your proxy card, submit your proxy via the Internet or telephone or attend the special meeting and vote in person, it will have the same effect as if you voted “AGAINST” adoption of the merger agreement. Only stockholders who owned shares of SPSS Common Stock at the close of business on August 31, 2009, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting. On behalf of the board of directors, we urge you to vote your shares of Common Stock by completing, signing, dating and returning the enclosed proxy card, or by submitting your proxy via the Internet or telephone as soon as possible, even if you currently plan to attend the special meeting.

Thank you for your support. We look forward to seeing you at the special meeting.

Sincerely,

Jack Noonan
Chairman of the Board, Chief Executive Officer
and President

This proxy statement is dated September 1, 2009 and is first being mailed to stockholders of SPSS on or about September 2, 2009.

SPSS Inc.
233 South Wacker Drive
Chicago, Illinois 60606

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

Notice is hereby given that a special meeting of stockholders of SPSS Inc., a Delaware corporation, will be held on October 2, 2009, at 9:00 a.m., Central time, at the corporate headquarters of SPSS Inc. located at 233 South Wacker Drive, Chicago, Illinois 60606, for the following purposes:

1. to consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of July 27, 2009, as it may be amended from time to time, among SPSS Inc., a Delaware corporation, International Business Machines Corporation, a New York corporation, and Pipestone Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of IBM, as more fully described in the enclosed proxy statement;

2. to consider and vote upon a proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of adopting the merger agreement at the time of the special meeting; and

3. to transact such other business as may properly come before the meeting or any adjournment of the meeting.

You are entitled to vote at the special meeting if you were a stockholder of record at the close of business on August 31, 2009. Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of our Common Stock is required to adopt the merger agreement and the affirmative vote of the holders of a majority of the shares of our Common Stock, present in person or represented by proxy and entitled to vote at the special meeting, is required to approve the proposal to adjourn the special meeting.

Holders of SPSS Common Stock who do not vote in favor of adoption of the merger agreement are entitled to appraisal rights under Delaware law in connection with the merger if they comply with all applicable requirements of Delaware law. See “The Merger — Appraisal Rights” beginning on page 32 of the proxy statement and Annex C to the proxy statement.

All stockholders are cordially invited to attend the special meeting in person. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy via the Internet or telephone and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement and in favor of adjournment of the special meeting, if necessary or appropriate, to permit solicitations of additional proxies. If you fail to return your proxy card and do not submit your proxy via the Internet or by telephone, your shares will effectively be counted as a vote against adoption of the merger agreement and will not be counted for purposes of determining whether a quorum is present at the special meeting or for purposes of the vote to adjourn the special meeting to a later date, if necessary or appropriate, to permit solicitations of additional proxies. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. You may revoke your proxy in the manner described in the enclosed proxy statement at any time before it has been voted at the special meeting.

Our board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement and “FOR” adjournment of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of adopting the merger agreement at the time of the special meeting.

By Order of the Board of Directors,

Raymond H. Panza
Secretary
Chicago, Illinois
September 1, 2009

SPSS INC.
SPECIAL MEETING OF STOCKHOLDERS

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a SPSS stockholder. We urge you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement in their entirety.

Except as otherwise specifically noted in this proxy statement, the “Company,” and “we” “our,” “us” and similar words in this proxy statement refer to SPSS Inc. Throughout this proxy statement we also refer to SPSS Inc. as “SPSS” and International Business Machines Corporation as “IBM.” In addition, throughout this proxy statement, we refer to Pipestone Acquisition Corp. as “Merger Sub.”

Q:	Why am I receiving this proxy statement?

A:	Our board of directors is furnishing this proxy statement in connection with the solicitation of proxies to be voted at a special meeting of stockholders or at any adjournments or postponements of the special meeting.

Q:	What am I being asked to vote on?

A:	You are being asked to vote to adopt a merger agreement that provides for the acquisition of SPSS by IBM. The proposed acquisition would be accomplished through a merger of Merger Sub, a wholly owned subsidiary of IBM, with and into SPSS. As a result of the merger, SPSS will become a subsidiary of IBM and SPSS common stock (the “Common Stock”) will cease to be listed on The NASDAQ Stock Market, will not be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended (which we refer to in this proxy statement as the “Exchange Act”).

In addition, you are being asked to grant SPSS management authority to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of adopting the merger agreement at the time of the special meeting.

Q:	What will I receive in the merger?

A:	As a result of the merger, holders of our Common Stock will be entitled to receive $50.00 in cash, without interest and less any applicable withholding taxes, for each share of Common Stock they own at the effective time of the merger. For example, if you own 100 shares of SPSS Common Stock at the effective time of the merger, you will be entitled to receive $5,000.00 in cash, less any applicable withholding taxes, in exchange for your 100 shares of Common Stock.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully and then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible, or submit your proxy via the Internet or telephone, so that your shares of Common Stock can be voted at the special meeting of stockholders. If you hold your shares of Common Stock in “street name,” follow the instructions you receive from your broker or bank.

Q:	How does SPSS’s board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement and “FOR” adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of adopting the merger agreement at the time of the special meeting. At a meeting held on July 27, 2009, SPSS’s board of directors unanimously approved and declared advisable the merger agreement and the merger and declared that it was in the best interests of the stockholders of SPSS that SPSS enter into the merger agreement and consummate the merger.

Q:	What vote is required to adopt the merger agreement and approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of adopting the merger agreement at the time of the special meeting?

A:	Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock. Approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of adopting the merger agreement at the time of the special meeting requires the affirmative vote of the holders of a majority of the shares of our Common Stock, present in person or represented by proxy and entitled to vote at the special meeting, provided a quorum is present in person or represented by proxy at the special meeting.

Our by-laws provide that a quorum is present at the special meeting if holders of a majority of the shares of our Common Stock outstanding and entitled to vote are present in person or represented by proxy.

As of August 31, 2009, the record date for determining who is entitled to vote at the special meeting, there were 18,450,071 shares of Common Stock issued and outstanding. Each holder of SPSS Common Stock is entitled to one vote per share of Common Stock owned by such holder.

Q:	Where and when is the special meeting of stockholders?

A:	The special meeting will be held on October 2, 2009 at 9:00 a.m., Central time, at the corporate headquarters of SPSS located at 233 South Wacker Drive, Chicago, Illinois 60606.

Q:	Who is entitled to vote at the special meeting?

A:	Only stockholders of record as of the close of business on August 31, 2009, or the “record date,” are entitled to receive notice of the special meeting and to vote at the special meeting the shares of Common Stock that they held on the record date, or at any adjournments or postponements of the special meeting.

Q:	May I attend the special meeting and vote in person?

A:	Yes. All stockholders as of the record date may attend the special meeting and vote in person. If your shares of Common Stock are held in “street name,” you must get a proxy from your broker or bank in order to attend the special meeting and vote in person.

Even if you plan to attend the special meeting in person, we urge you to complete, sign, date and return the enclosed proxy or submit your proxy via the Internet or telephone to ensure that your shares of Common Stock will be represented at the special meeting.

Q:	How do I vote my shares of Common Stock?

A:	If your shares of Common Stock are registered in your name, you may vote your shares of Common Stock by completing, signing, dating and returning the enclosed proxy card or you may vote in person at the special meeting. Additionally, you may submit a proxy authorizing the voting of your shares of Common Stock over the Internet or telephonically. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern time, on October 1, 2009. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy over the Internet or telephone. Based on your Internet or telephone proxy, the proxy holders will vote your shares of Common Stock according to your directions.

If your shares of Common Stock are held in “street name” through a broker or bank, you may vote through your broker or bank by completing and returning the voting form provided by your broker or bank, or by the Internet or telephone through your broker or bank if such a service is provided. To vote via the Internet or telephone through your broker or bank, you should follow the instructions on the voting form provided by your broker or bank.

Q:	What happens if I do not return my proxy card, submit my proxy via the Internet or telephone or attend the special meeting and vote in person?

A:	If you do not return your proxy card, submit your proxy via the Internet or telephone or attend the special meeting and vote in person, it will have the same effect as if you voted “AGAINST” adoption of the merger agreement. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. Failure to vote will have no effect on the outcome of any proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies, assuming a quorum is otherwise present at the special meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may revoke your proxy at any time before your proxy card is voted at the special meeting. You can do this in one of three ways.

• First, you can deliver a written notice bearing a date later than the proxy you previously delivered stating that you would like to revoke your proxy.

• Second, you can complete, execute and deliver a new, later-dated proxy card for the same shares of Common Stock. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m., Eastern time, on October 1, 2009.

• Third, you can attend the meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy.

Any written notice of revocation or subsequent proxy should be delivered to Georgeson Inc. or hand-delivered to our Secretary at or before the taking of the vote at the special meeting.

If you have instructed a broker to vote your shares of Common Stock, you must follow directions received from your broker to change those instructions.

Q:	If my broker holds my shares of Common Stock in “street name,” will my broker vote my shares of Common Stock for me?

A:	No. Your broker will not be able to vote your shares of Common Stock without instructions from you. You should instruct your broker to vote your shares of Common Stock by following the procedure provided by your broker. Without instructions, your shares of Common Stock will not be voted, which will have the same effect as if you voted against adoption of the merger agreement but will have no effect on the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies.

Q:	What should I do if I receive more than one set of voting materials?

A:	Please complete, sign, date and return (or submit your proxy via the Internet or telephone for) each proxy card and voting instruction card that you receive. You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares of Common Stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Common Stock. If you are a stockholder of record and your shares of Common Stock are registered in more than one name, you will receive more than one proxy card.

Q:	What happens if I sell or otherwise transfer my shares of SPSS Common Stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date the merger is expected to be completed. If you sell or otherwise transfer your shares of SPSS Common Stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but you will transfer the right to receive the merger consideration. Even if you sell or otherwise transfer your shares of SPSS Common Stock after the record date, we urge you to complete, sign, date and return the enclosed proxy or submit your proxy via the Internet or telephone.

Q:	Will the merger be taxable to me?

A:	The receipt of cash in exchange for your shares of SPSS Common Stock pursuant to the merger (or pursuant to the exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a U.S. Holder (as defined in “The Merger — Material U.S. Federal Income Tax

Consequences of the Merger” on page 37) will recognize capital gain or loss equal to the difference, if any, between the amount of cash received by that U.S. Holder in the merger and that U.S. Holder’s adjusted tax basis in the shares of SPSS Common Stock exchanged for cash in the merger. Because individual circumstances may differ, we urge you to consult your own tax advisor to determine the particular tax effects to you. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 37.

Q:	When do you expect the merger to be completed?

A:	We anticipate that the merger will be consummated in the early fourth quarter of calendar year 2009.

Q:	What regulatory approvals and filings are needed to complete the merger?

A:	The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the “HSR Act,” and clearance under the antitrust laws of various foreign jurisdictions. See “The Merger — Regulatory Matters” beginning on page 38.

Q:	Am I entitled to appraisal rights?

A:	Yes. As a holder of our Common Stock, you are entitled to appraisal rights under the Delaware General Corporation Law (“DGCL”) in connection with the merger if you meet certain conditions. See “The Merger — Appraisal Rights” beginning on page 32.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is consummated, you will receive detailed written instructions for exchanging your shares of Common Stock for the merger consideration of $50.00 in cash, without interest and less any applicable withholding taxes, for each share of Common Stock you hold.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares of Common Stock, you should contact:

Georgeson Inc.
199 Water Street — 26th Floor
New York, NY 10038
Banks and Brokers call (212) 440-9800
All others call toll free (866) 828-4314

or

Erin R. McQuade
Vice President, Associate General Counsel
SPSS Inc.
233 South Wacker Drive
Chicago, Illinois 60606
Telephone: (312) 651-3496

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

SUMMARY TERMSHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you as a stockholder of SPSS. To understand the merger more fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. See “Where You Can Find More Information” beginning on page 59. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement, which is the legal document that governs the merger. Each item in this summary references another section of this proxy statement with more detailed disclosure about that item.

The Companies (page 13)

SPSS Inc.
233 South Wacker Drive
Chicago, Illinois 60606
Telephone: (312) 651-3000

SPSS, a Delaware corporation, is a leading global provider of Predictive Analytics software and solutions. The Company’s complete portfolio of Predictive Analytics Software (PASW) products — data collection, statistics, modeling and deployment — captures people’s attitudes and opinions, predicts outcomes of future customer interactions, and then acts on these insights by embedding analytics into business processes. SPSS solutions address interconnected business objectives across an entire organization by focusing on the convergence of analytics, IT architecture and business process. Commercial, government and academic customers worldwide rely on SPSS technology as a competitive advantage in attracting, retaining and growing customers, while reducing fraud and mitigating risk.

International Business Machines Corporation
New Orchard Road
Armonk, New York 10504
Telephone: (914) 499-1900

IBM, a New York corporation, develops and manufactures advanced information technologies, including computer systems, software, networking systems and microelectronics. IBM translates these advanced technologies into value for its customers through its professional solutions and services worldwide.

Pipestone Acquisition Corp.
New Orchard Road
Armonk, New York 10504
Telephone: (914) 499-1900

Pipestone Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of IBM, was formed solely for the purpose of entering into the merger agreement and completing the merger and the other transactions contemplated by the merger agreement. Merger Sub has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement. Upon consummation of the merger, Merger Sub will cease to exist and SPSS will continue as the surviving corporation.

Merger Consideration (page 40)

If the merger is completed, you will be entitled to receive $50.00 in cash, without interest and less any applicable withholding taxes, in exchange for each share of SPSS Common Stock that you own immediately prior to the effective time of the merger and for which you have not properly exercised appraisal rights.

After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a SPSS stockholder as a result of the merger. SPSS stockholders will receive the merger consideration in exchange for their SPSS Common Stock in accordance with the instructions contained in the letter of transmittal to be sent to holders of our Common Stock as soon as reasonably practicable after the closing of the merger.

Treatment of Stock Options and Other Equity-Based Awards (page 40)

Stock Options

At the effective time of the merger, each outstanding option, whether or not vested or exercisable, to acquire our Common Stock will be cancelled and will be converted into the right of the holder to receive an amount in cash, without interest and less any applicable withholding taxes, payable at or as soon as practicable (but in no event more than 45 days) following the effective time of the merger, equal to the product of:

•	The total number of shares of Common Stock covered by such option, and

•	The excess of $50.00 over the exercise price per share of each such option.

Restricted Share Unit Awards

At the effective time of the merger, each outstanding restricted share unit award granted prior to the signing of the merger agreement, whether or not vested and whether or not any applicable performance targets have been satisfied, will be cancelled and will be converted into the right to receive $50.00 in cash per restricted share unit, without interest and less any applicable withholding taxes, payable at or as soon as practicable (but in no event more than 45 days) following the effective time of the merger.

Any outstanding restricted share units granted after the signing of the merger agreement will be forfeited and cancelled immediately prior to the effective date of the merger (or other change in control), provided that the merger (or other change in control) occurs prior to February 1, 2010. If these restricted share units are forfeited and cancelled immediately prior to the effective date of the merger, and if the holder remains employed through January 31, 2010 (subject to special rules for death, disability and involuntary terminations after the forfeiture and cancellation and prior to February 1, 2010), the holder will receive a cash payment equal to one-eighth of the product of (a) the total number of restricted share units granted under the award that were forfeited and cancelled as described above, multiplied by (b) $35.09, without interest and less any applicable withholding taxes, payable as soon as practicable following January 31, 2010 but in no event later than April 15, 2010 (or, if earlier and if applicable, as soon as practicable following termination but in no event later than March 15, 2010). For a further discussion of restricted share unit awards, see “The Merger — Treatment of Restricted Share Units” beginning on page 36.

Deferred Share Unit Awards

At the effective time of the merger, each outstanding deferred share unit award, whether or not vested, will be cancelled and will be converted into the right to receive $50.00 in cash per deferred share unit, without interest and less any applicable withholding taxes, payable at or as soon as practicable (but in no event more than 45 days) following the effective time of the merger.

Employee Stock Purchase Plan

If the merger occurs after December 31, 2009 (the last day of the current contribution period under our employee stock purchase plan (the “ESPP”)), all purchase rights under the ESPP will be exercised in accordance with the ESPP on December 31, 2009 and the ESPP will be suspended for future periods as of December 31, 2009.

If the merger occurs on or prior to December 31, 2009, each outstanding purchase right under the ESPP will be terminated in exchange for a payment, in cash, equal to $21.07 (the difference between the merger consideration of $50.00 and 85% of the closing price of a share of our Common Stock on July 1, 2009, the first day of the current contribution period), without interest and less any applicable withholding taxes, payable as soon as practicable following the effective time of the merger.

Treatment of Convertible Notes (page 36)

Upon the closing of the merger, the Company’s outstanding 2.5% Convertible Subordinated Notes due 2012 (the “Convertible Notes”) will become convertible pursuant to their terms, at the option of the holder, into the right to receive an amount of cash equal to $50.00 multiplied by the applicable conversion rate (currently 21.3105 shares per $1,000 principal amount of Convertible Notes). As a result of the merger, the conversion rate will be temporarily increased by a “make-whole premium”, calculated in accordance with the indenture governing the Convertible

Notes, for those holders who elect to convert their Convertible Notes during the period specified in the indenture. SPSS will also be required, following the merger, to offer to purchase the notes at 100% of their principal amount plus accrued interest to the purchase date.

Market Prices and Dividend Data (page 10)

Our Common Stock is quoted on The NASDAQ Stock Market under the symbol “SPSS.” On July 27, 2009, the last full trading day before the public announcement of the merger, the closing price for our Common Stock was $35.09 per share and on August 31, 2009, the latest practicable trading day before the printing of this proxy statement, the closing price for our Common Stock was $49.76 per share.

Material U.S. Federal Income Tax Consequences of the Merger (page 37)

The exchange of shares of SPSS Common Stock for the $50.00 per share cash merger consideration (or for cash payment pursuant to the exercise of appraisal rights) will be a taxable transaction to our U.S. Holders (as that term is defined below) for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, U.S. Holders will recognize a capital gain or a loss measured by the difference, if any, between the cash received in the arrangement and the U.S. Holder’s adjusted tax basis in the SPSS Common Stock.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We strongly recommend that you consult your own tax advisor to fully understand the tax consequences of the merger to you.

Recommendation of SPSS’s Board of Directors and Reasons for the Merger (page 18)

Our board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement and “FOR” adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of adopting the merger agreement at the time of the special meeting.

At a special meeting of our board of directors on July 27, 2009, our board of directors approved and declared advisable the merger agreement and the merger and declared that it was in the best interests of SPSS’s stockholders that SPSS enter into the merger agreement and consummate the merger. In the course of reaching its decision over several board meetings, our board of directors consulted with our senior management, financial advisors and legal counsel, reviewed a significant amount of information and considered a number of factors. For a discussion of the factors considered by our board of directors in reaching its decision to approve the merger agreement and recommend that our stockholders adopt the merger agreement, see “The Merger — Recommendation of SPSS’s Board of Directors and Reasons for the Merger” beginning on page 18.

Opinion of SPSS’s Financial Advisor (page 20)

In connection with the merger and prior to the execution of the merger agreement, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), SPSS’s financial advisor, delivered to SPSS’s board of directors a written opinion, dated July 27, 2009, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration of $50.00 per share of Common Stock in cash to be received by the holders of SPSS Common Stock. The full text of the written opinion, dated July 27, 2009, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to SPSS’s board of directors for the benefit and use of SPSS’s board of directors in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger. For a further discussion of BofA Merrill Lynch’s opinion, see “The Merger — Opinion of SPSS’s Financial Advisor” beginning on page 20.

The Special Meeting (page 11)

Date, Time and Place

A special meeting of our stockholders will be held on October 2, 2009 at 9:00 a.m., Central time, at the corporate headquarters of SPSS located at 233 South Wacker Drive, Chicago, Illinois 60606, to:

•	consider and vote upon adoption of the merger agreement;

•	consider and vote upon a proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of adopting the merger agreement at the time of the special meeting; and

•	transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Record Date; Shares Entitled to Vote; Quorum

You are entitled to vote at the special meeting if you owned shares of our Common Stock at the close of business on August 31, 2009, the record date for the special meeting. You will have one vote at the special meeting for each share of our Common Stock you owned at the close of business on the record date. As of the record date, there were 18,450,071 shares of our Common Stock entitled to be voted at the special meeting. A quorum of stockholders is necessary to hold a valid special meeting. Under our by-laws, a quorum is present at the special meeting if holders of a majority of the shares of our Common Stock outstanding and entitled to vote are present in person or represented by proxy.

Vote Required

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding at the close of business on the record date. Approval of any proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of adopting the merger agreement at the time of the special meeting requires the affirmative vote of the holders of a majority of the shares of our Common Stock, present in person or represented by proxy and entitled to vote at the special meeting, provided a quorum is present in person or represented by proxy at the special meeting.

Interests of SPSS’s Directors and Executive Officers in the Merger (page 28)

When considering the recommendation of SPSS’s board of directors, you should be aware that members of SPSS’s board of directors and SPSS’s executive officers have interests in the merger in addition to their interests as SPSS stockholders generally, including those described below. These interests may be different from, or in conflict with, your interests as a SPSS stockholder. The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement.

•	Our directors and executive officers will have their outstanding stock options, whether or not vested or exercisable, cancelled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, equal to the product of the excess of $50.00 over the exercise price per share of each such option and the total number of shares of our Common Stock covered by such option. As of August 31, 2009, our directors and executive officers held, in the aggregate in-the-money stock options to acquire 824,101 shares of our Common Stock, and the aggregate amount of such cash payments will be approximately $24,280,120.

•	Our executive officers will have each of their outstanding restricted share unit awards, whether or not vested, cancelled and converted into the right to receive the merger consideration of $50.00 in cash per restricted share unit, without interest and less any applicable withholding taxes. As of August 31, 2009, our executive officers held, in the aggregate, 601,055 restricted share units, and the aggregate amount of such cash payments will be approximately $30,052,750.

•	Our directors will have each of their outstanding deferred share unit awards, whether or not vested, cancelled and converted into the right to receive the merger consideration of $50.00 in cash per deferred share unit, without interest and less any applicable withholding taxes. As of August 31, 2009, our directors held, in the aggregate, 21,270 deferred share units, and the aggregate amount of such cash payments will be approximately $1,063,500.

•	Our current executive officers have entered into agreements with us that provide certain severance payments and benefits and, in certain cases, “gross-up” payments related thereto in the event of their termination of employment under certain circumstances.

•	The merger agreement provides for indemnification arrangements for each of our current and former directors and officers that will continue for six years following the effective time of the merger, as well as for insurance coverage covering his or her service to SPSS as a director or officer.

Conditions to the Closing of the Merger (page 51)

Each party’s obligation to effect the merger is subject to the satisfaction or, to the extent permitted, waiver of various conditions, which include the following:

•	adoption of the merger agreement by our stockholders at the special meeting;

•	the absence of any legal restraint or prohibition that has the effect of preventing the consummation of the merger; and

•	the waiting period under the HSR Act has expired or been terminated and all approvals required under any antitrust laws applicable to the merger in any foreign jurisdictions have been obtained or any waiting periods thereunder have terminated or expired.

IBM and Merger Sub will not be obligated to effect the merger unless the following additional conditions are satisfied or waived:

•	each of our representations and warranties is true and correct as of the effective time of the merger to the extent required under the merger agreement as described below under the heading “The Merger Agreement — Conditions to the Closing of the Merger” beginning on page 51;

•	we have performed in all material respects our obligations required to be performed by us under the merger agreement at or prior to the effective time of the merger;

•	the absence of any claim, suit, action or proceeding either brought by a third party with a reasonable likelihood of success or brought or threatened by a governmental entity, in each case as a result of or in connection with the merger:

•	challenging or seeking to restrain or prohibit the consummation of the merger;

•	seeking to obtain material damages from IBM or its subsidiaries;

•	seeking to prohibit or limit in any respect, or place conditions on, the ownership or operation by us, IBM or our or its respective affiliates of all or any portion of the business or assets or any product, or requiring any such person to dispose of, license or hold separate all or any portion of the business or assets or any product, of us, IBM or any of our or its subsidiaries;

•	seeking to impose limitations on the ability of IBM or any of its affiliates to acquire or hold, or exercise full rights of ownership of, our Common Stock or the common stock of the surviving corporation or any of IBM’s subsidiaries;

•	seeking to prohibit IBM or any of its affiliates from effectively controlling any of the business or operations of us, IBM or IBM’s subsidiaries;

•	seeking to prevent us or our subsidiaries from operating our respective businesses in all material respects in the same manner as operated by us and our subsidiaries prior to the date of the merger agreement; or

•	seeking to prevent IBM or IBM’s subsidiaries (excluding us and our subsidiaries) from operating any of their respective businesses in substantially the same manner as operated by IBM and IBM’s subsidiaries prior to the date of the merger agreement;

•	no legal restraint that could reasonably be expected to result, directly or indirectly, in any of the effects described in the immediately preceding condition shall be in effect; and

•	a material adverse effect has not occurred with respect to us.

We will not be obligated to effect the merger unless the following additional conditions are satisfied or waived:

•	each of the representations and warranties of IBM and Merger Sub is true and correct as of the effective time of the merger to the extent required under the merger agreement as described below under the heading “The Merger Agreement — Conditions to the Closing of the Merger” beginning on page 51; and

•	each of IBM and Merger Sub has performed in all material respects their respective obligations required to be performed by them under the merger agreement at or prior to the effective time of the merger.

No Solicitation of Transactions by SPSS (page 47)

We have agreed that we will not, and will not authorize or permit any of our subsidiaries or any of our or our subsidiaries’ directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives to, directly or indirectly:

•	solicit, initiate or knowingly encourage, or take any other action knowingly to facilitate, any takeover proposal (as defined in the merger agreement and described below under the heading “The Merger Agreement — Covenants” beginning on page 45) or any inquiries or the making of any proposal that could reasonably be expected to lead to a takeover proposal; or

•	enter into or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any takeover proposal.

If our board of directors receives a bona fide written unsolicited takeover proposal prior to our stockholders adopting the merger agreement and if, among other things, our board of directors determines in good faith that the takeover proposal constitutes, or could reasonably be expected to lead to, a superior proposal (as defined in the merger agreement and described below under the heading “The Merger Agreement — Covenants” beginning on page 45), we may participate in discussions or negotiations with respect to such takeover proposal and we may furnish to the third party making the takeover proposal information with respect to us and our subsidiaries pursuant to a confidentiality agreement which contains terms that are no less restrictive than or substantially equivalent to those contained in the confidentiality agreement between us and IBM (provided that any such written information and any such material oral information that we furnish to such third party has been provided, or is substantially concurrently provided, to IBM).

Termination of the Merger Agreement (page 52)

We or IBM can terminate the merger agreement:

•	by the mutual written agreement of us, IBM and Merger Sub;

•	if the merger is not consummated by January 31, 2010;

•	if there exists any legal restraint or prohibition having the effect of preventing the consummation of the merger and such legal restraint or prohibition has become final and nonappealable; or

•	our stockholders do not adopt the merger agreement at the special meeting (or at any adjournment or postponement thereof).

We can also terminate the merger agreement:

•	if IBM breaches a representation, warranty, covenant or other agreement so that the related closing conditions cannot be satisfied and such breach cannot be cured by IBM or Merger Sub within 30 business days, or if such breach is curable, IBM or Merger Sub, as the case may be, does not commence to cure such breach within 10 business days after receipt of written notice from us and diligently pursue such cure thereafter.

IBM can also terminate the merger agreement:

•	if (i) our board of directors withdraws or modifies, or proposes publicly to withdraw or modify, in a manner adverse to IBM or Merger Sub, its recommendation or declaration of advisability of the merger agreement or the merger, or recommends, or proposes publicly to recommend, the approval or adoption of any takeover proposal or (ii) our board of directors delivers a notice to IBM of its intention to undertake any action described in (i);

•	if we breach a representation, warranty, covenant or other agreement so that the related closing conditions cannot be satisfied and such breach cannot be cured within 30 business days after such breach, or if such breach is curable, we do not commence to cure such breach within 10 business days after receipt of written notice from IBM and diligently pursue such cure thereafter; or

•	if any legal restraint having the effect of restraining or prohibiting the consummation of the merger, limiting the ownership, control or operation by us, IBM, or our or its affiliates of our respective businesses or causing material damages to IBM or its subsidiaries, in each case as a result of or in connection with the merger, has become final and nonappealable.

Termination Fees and Expenses and Remedies (page 53)

Each party will generally pay its own fees and expenses in connection with the merger, whether or not the merger is consummated.

We will be required to pay a termination fee of $23,500,000 to IBM if:

•	after the date of the merger agreement and prior to the vote of our stockholders on the adoption of the merger agreement, a takeover proposal has been made to us or our stockholders, or any person has announced an intention to make a takeover proposal (whether or not conditional and whether or not withdrawn) or a takeover proposal (whether or not conditional and whether or not withdrawn) otherwise becomes known to us or generally known to our stockholders and thereafter:

•	(i) prior to the adoption of the merger agreement by our stockholders the merger agreement is terminated by either us or IBM because the merger has not been consummated by January 31, 2010 or (ii) the merger agreement is terminated by either us or IBM because our stockholders voted against adopting the merger agreement but only if a person has publicly announced an intention to make a takeover proposal (whether or not conditional and whether or not withdrawn) or a takeover proposal (whether or not conditional and whether or not withdrawn) otherwise becomes generally known to our stockholders; and

•	within 12 months after such termination of the merger agreement, either we or one of our subsidiaries enters into an acquisition agreement with respect to any takeover proposal or any takeover proposal is consummated (solely for purposes of this provision, all references to 10% in the definition of “takeover proposal” are deemed to be references to 35%); or

•	IBM terminates the merger agreement because (i) our board of directors withdraws or modifies, or proposes publicly to withdraw or modify, in a manner adverse to IBM or Merger Sub, its recommendation or declaration of advisability of the merger agreement or the merger, or recommends, or proposes publicly to recommend, the approval or adoption of any takeover proposal or (ii) our board of directors delivers a notice to IBM of its intention to undertake any action described in (i).

Regulatory Matters (page 38)

The HSR Act prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and the

required waiting period has expired or been terminated. The parties filed their respective notification and report forms pursuant to the HSR Act with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission on August 7, 2009. The merger is also subject to clearance under the antitrust laws of various foreign jurisdictions.

Appraisal Rights (page 32)

Under Delaware law, holders of our Common Stock are entitled to exercise appraisal rights in connection with the merger.

If you do not vote in favor of adoption of the merger agreement and instead perfect your appraisal rights under Delaware law, you will have the right to a judicial appraisal of the “fair value” of your shares of Common Stock in connection with the merger in lieu of receiving the merger consideration. This value could be more than, less than or the same as the merger consideration to be paid to non-dissenting stockholders in the merger.

In order to preserve your appraisal rights, you must take all the steps provided under Delaware law within the requisite time periods. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights. The relevant section of Delaware law regarding appraisal rights is reproduced and attached as Annex C to this proxy statement. We encourage you to read these provisions carefully and in their entirety.

ANY SPSS STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS, HER OR ITS RIGHT TO DO SO SHOULD REVIEW ANNEX C CAREFULLY AND SHOULD CONSULT HIS, HER OR ITS LEGAL ADVISOR, SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

FORWARD-LOOKING STATEMENTS

This proxy statement and the documents to which we refer you in this proxy statement contain statements which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Such statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans” or “anticipates” or the negative thereof or other variations thereon or comparable terminology. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors, including, without limitation:

•	the occurrence of any event, change or circumstance that could give rise to the termination of the merger agreement and the possibility that the Company would be required to pay a $23.5 million termination fee in connection therewith;

•	the outcome of any legal proceedings that may be instituted against the Company and others related to the merger agreement;

•	risks that the regulatory approvals required to complete the merger will not be obtained in a timely manner, if at all;

•	the inability to complete the merger due to the failure to obtain stockholder approval or failure to satisfy the other conditions to the completion of the merger; and

•	risks that the proposed transaction disrupts current plans and operations or affects our ability to retain key employees.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 identifies other factors that could cause such differences (see Item 1A. “Risk Factors” therein). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

SPSS undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Stockholders are advised, however, to consult any future disclosures SPSS makes on related subjects as may be detailed in SPSS’s other filings made from time to time with the SEC.

MARKET PRICES AND DIVIDEND DATA

Our Common Stock is listed on The NASDAQ Stock Market under the symbol “SPSS.” The following table shows, for the periods indicated, the range of high and low per share sales prices for our Common Stock.

Year end December 31, 2007	High	Low

First Quarter	$37.28	$29.07
Second Quarter	44.98	35.85
Third Quarter	47.87	34.51
Fourth Quarter	44.98	33.30
Year end December 31, 2008
First Quarter	41.27	29.01
Second Quarter	43.36	35.74
Third Quarter	36.93	28.02
Fourth Quarter	29.68	21.47
Year end December 31, 2009
First Quarter	29.09	22.91
Second Quarter	35.21	27.85
Third Quarter (through August 31)	50.26	30.40

The following table set forth the closing price per share of our Common Stock, as reported on The NASDAQ Stock Market on July 27, 2009, the last full trading day before the public announcement of the merger agreement, and on August 31, 2009, the latest practicable trading day before the printing of this proxy statement:

Closing Price

July 27, 2009	$35.09
August 31, 2009	$49.76

You are encouraged to obtain current market quotations for the Common Stock in connection with voting your shares of Common Stock. If the merger is consummated, there will be no further market for our Common Stock and our stock will be delisted from The NASDAQ Stock Market and deregistered under the Exchange Act.

We have never declared or paid a cash dividend on our Common Stock.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the board of directors of SPSS for use at the special meeting of stockholders or at any adjournment or postponement thereof.

Date, Time and Place

We will hold the special meeting on October 2, 2009, at 9:00 a.m., Central time, at the corporate headquarters of SPSS located at 233 South Wacker Drive, Chicago, Illinois 60606.

Purpose of the Special Meeting

At the special meeting, we will ask our stockholders to adopt the merger agreement as it may be amended from time to time and, if there are not sufficient votes in favor of adoption of the merger agreement, to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies. At this time, we know of no other matters to be submitted to our stockholders at the special meeting. If any other matters properly come before the special meeting or any adjournment or postponement of the special meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares of Common Stock they represent in accordance with their discretion.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of our Common Stock at the close of business on August 31, 2009, the record date, are entitled to notice of, and to vote at, the special meeting. On the record date, 18,450,071 shares of our Common Stock were issued and outstanding and held by approximately 707 holders of record. Holders of record of our Common Stock on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the merger agreement and the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies.

A quorum of stockholders is necessary to hold a valid special meeting. Under our by-laws, a quorum is present at the special meeting if holders of a majority of the shares of our Common Stock outstanding and entitled to vote are present in person or represented by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned to solicit additional proxies. For purposes of determining the presence or absence of a quorum, abstentions and “broker non-votes” (where a broker or nominee does not have discretionary authority to vote on a matter) will be counted as present.

Vote Required; Abstentions and Broker Non-Votes

Adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Common Stock. Adoption of the merger agreement by the requisite vote of our stockholders is a condition to the consummation of the merger.

Approval of any proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of our Common Stock, present in person or represented by proxy and entitled to vote at the special meeting.

If a SPSS stockholder abstains from voting, such abstention will have the same effect as a vote against adoption of the merger agreement and against the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies. Each “broker non-vote” will also have the same effect as a vote against adoption of the merger agreement but will have no effect on the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies.

Shares Held by SPSS’s Directors and Executive Officers

At the close of business on the record date, our directors and executive officers and their affiliates owned and were entitled to vote shares of our Common Stock, which represented approximately 1.7% of the shares of our outstanding Common Stock on that date. Our directors and executive officers have informed us that they currently intend to vote all of their shares of our Common Stock “FOR” adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies.

Voting of Proxies

If your shares of Common Stock are registered in your name, you may cause your shares of Common Stock to be voted by returning a signed proxy card or may vote in person at the special meeting. Additionally, you may submit a proxy authorizing the voting of your shares of Common Stock over the Internet or telephonically. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern time, on October 1, 2009. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy over the Internet or telephone. Based on your Internet and telephone proxies, the proxy holders will vote your shares of Common Stock according to your directions.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares of Common Stock are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting in person.

Voting instructions are included on your proxy card. All shares of Common Stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the stockholder giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies, provided that no proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement will be voted in favor of the adjournment proposal unless it is specifically marked “FOR” the adjournment proposal.

If your shares of Common Stock are held in “street name” through a broker or bank, you may vote through your broker or bank by completing and returning the voting form provided by your broker or bank, or by the Internet or telephone through your broker or bank if such a service is provided. To vote via the Internet or telephone through your broker or bank, you should follow the instructions on the voting form provided by your broker or bank. If you do not return your bank’s or broker’s voting form, do not vote via the Internet or telephone through your broker or bank, if possible, and do not attend the special meeting and vote in person with a proxy from your broker or bank, it will have the same effect as if you voted “AGAINST” adoption of the merger agreement.

Revocability of Proxies

Any proxy you give pursuant to this solicitation may be revoked by you at any time before it is voted. Proxies may be revoked by one of three ways.

•	First, you can deliver a written notice bearing a date later than the proxy you previously delivered stating that you would like to revoke your proxy.

•	Second, you can complete, execute and deliver a new, later-dated proxy card for the same shares of Common Stock. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m., Eastern time, on October 1, 2009.

•	Third, you can attend the meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy.

Any written notice of revocation or subsequent proxy should be delivered to Georgeson Inc. or hand-delivered to our Secretary at or before the taking of the vote at the special meeting.

If you have instructed a broker or bank to vote your shares of Common Stock, you must follow directions received from your broker or bank to change those instructions.

Board of Directors Recommendation

Our board of directors has approved and declared advisable the merger agreement and the merger and declared that it is in the best interests of the stockholders of SPSS that SPSS enter into the merger agreement and consummate the merger. Our board of directors unanimously recommends that stockholders vote “FOR” the proposal to adopt the merger agreement and also recommends that stockholders vote “FOR” the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of adopting the merger agreement at the time of the special meeting.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by SPSS. We have retained Georgeson Inc., a proxy solicitation firm, to assist in distributing the proxy materials and to solicit proxies by contacting record and beneficial owners of our Common Stock in connection with the special meeting, for a fee of approximately $10,000 plus specified expenses. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Common Stock for their reasonable expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Stockholder List

A list of our stockholders entitled to vote at the special meeting will be available for examination by any SPSS stockholder at the special meeting. For ten days prior to the special meeting, this stockholder list will be available for inspection during ordinary business hours at our principal place of business located at 233 South Wacker Drive, Chicago, Illinois 60606.

THE COMPANIES

SPSS Inc.

SPSS Inc. is a leading global provider of Predictive Analytics software and solutions. The Company’s complete portfolio of Predictive Analytics Software (PASW) products — data collection, statistics, modeling and deployment — captures people’s attitudes and opinions, predicts outcomes of future customer interactions, and then acts on these insights by embedding analytics into business processes. SPSS solutions address interconnected business objectives across an entire organization by focusing on the convergence of analytics, IT architecture and business process. Commercial, government and academic customers worldwide rely on SPSS technology as a competitive advantage in attracting, retaining and growing customers, while reducing fraud and mitigating risk.

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 233 South Wacker Drive, Chicago, Illinois 60606. Our telephone number is (312) 651-3000. Our corporate website is located at http://www.spss.com. Additional information regarding SPSS is contained in our filings with the SEC. See “Where You Can Find More Information” beginning on page 59.

International Business Machines Corporation

IBM, a New York corporation, develops and manufactures advanced information technologies, including computer systems, software, networking systems and microelectronics. IBM translates these advanced technologies into value for its customers through its professional solutions and services worldwide.

IBM’s principal executive offices are located at New Orchard Road, Armonk, New York, 10504 and its telephone number is (914) 499-1900. Additional information regarding IBM is contained in IBM’s filings with the SEC. See “Where You Can Find More Information” beginning on page 59.

Pipestone Acquisition Corp.

Pipestone Acquisition Corp., a Delaware corporation and wholly owned subsidiary of IBM, was formed solely for the purpose of entering into the merger agreement and completing the merger and the other transactions contemplated by the merger agreement. Merger Sub’s principal executive offices are located at New Orchard Road, Armonk, New York, 10504. Merger Sub’s telephone number is (914) 499-1900. Merger Sub has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement.

Upon consummation of the merger, Merger Sub will cease to exist and SPSS will continue as the surviving corporation.

THE MERGER

Background to the Merger

Our senior management and board of directors periodically review our business strategy and prospects with the goal of maximizing stockholder value. In this context, we have periodically considered various strategic alternatives for the company, including a possible sale of the company.

We have long had a commercial relationship with IBM. Through this commercial relationship, our firms have entered into various collaborations and projects and have developed a general knowledge of one another.

In the context of that existing commercial relationship, in June 2007, representatives of SPSS met with representatives of IBM to present information regarding SPSS for the purpose of possibly broadening the relationship between the two companies. Over the next several weeks, additional discussions between the parties took place but by the end of July 2007 these discussions had ceased.

In May 2008, we received an acquisition proposal from Company A. After this proposal was received, we engaged in preliminary discussions with Company A with respect to a possible business combination. The proposal was at a substantial premium to our then current market price. However, given the strength of our business at that time, our recent stock price history and the fact that the offeror would have needed to raise a substantial amount of cash in order to finance the proposed transaction, our board of directors did not find the proposal compelling. Nonetheless, in an effort to gather additional information about the offer and the offeror so that a fully informed final decision could be made, our board of directors, after discussions with management, Mayer Brown LLP, our legal advisor, and BofA Merrill Lynch, a financial advisor with whom we had an existing relationship, authorized management to execute a confidentiality agreement and enter into preliminary discussions with Company A.

In June 2008, we engaged in preliminary discussions with Company B with respect to a strategic business combination.

In July 2008, we executed a confidentiality agreement with respect to a possible transaction with Company B.

In August 2008, Company A sent us another letter reaffirming its previous offer. We engaged BofA Merrill Lynch as our financial advisor to assist us in reviewing and, if appropriate, responding to Company A’s offer. Although we proposed to enter into a confidentiality agreement and furnished to Company A a proposed confidentiality agreement, no confidentiality agreement was ever executed because Company A refused to enter into a customary standstill (i.e., an agreement restricting the offeror’s ability to make unsolicited offers to purchase the company or to make purchases of the company’s common stock). In August 2008, we also engaged BofA Merrill Lynch as our financial advisor in connection with a possible transaction with Company B.

In September 2008, after discussions with Company A did not progress further, the offer from Company A was formally withdrawn. By this time, all discussions with Company B had also ceased.

In December 2008, representatives of IBM contacted BofA Merrill Lynch to gauge our interest in a possible sale to IBM. Given that the per share acquisition price suggested by IBM in this discussion was in the mid $30s, further discussions did not continue at that time.

In January 2009, Archie Colburn, Managing Director of Corporate Development for IBM, contacted Jack Noonan, our Chairman of the Board, Chief Executive Officer and President, to arrange a meeting between representatives of SPSS and IBM. We agreed to this meeting for the purpose of discussing a possible expansion of the business relationship between the two companies.

On January 28, 2009, Mr. Noonan met with Mr. Colburn and Ambuj Goyal, IBM’s general manager of Information Management Software, to discuss a possible expansion of the business relationship between IBM and SPSS.

On January 30, 2009, SPSS and IBM entered into a supplement to a confidentiality agreement originally entered into by the parties in August 1998.

On February 3, 2009, Mr. Noonan and Mr. Colburn discussed the possibility of IBM conducting a general technical review of SPSS’s software in connection with a potential business alliance between SPSS and IBM.

On February 13, 2009, Mr. Noonan reviewed the recent discussions between IBM and SPSS with our board of directors. At this meeting, Mr. Noonan described these discussions and the possibility that these discussions could lead to an acquisition proposal from IBM. Although our board of directors determined that we were not for sale, our board of directors further determined that if IBM or any other party made an acquisition offer, the board of directors would consider such offer in a manner consistent with its fiduciary duties.

On February 18, 19 and 20, 2009, Mr. Noonan, Raymond H. Panza, our Executive Vice President, Corporate Operations, Chief Financial Officer and Secretary, and Douglas Dow, our Senior Vice President of Corporate Development, met with Mr. Colburn, Mr. Goyal and other representatives of IBM at IBM’s office in New York to discuss the possibility of broadening the relationship between the two companies.

On February 26, 2009, we entered into a strategic partnership agreement with IBM that provided IBM with certain license and distribution rights to certain of our products.

In early April 2009, Mr. Colburn informed Mr. Noonan orally that IBM had an interest in making an offer to purchase SPSS. Mr. Noonan responded to Mr. Colburn by saying that he would present any offer made by IBM to our board of directors for consideration, but he did not believe our board of directors would be interested in considering a transaction that did not have a value of at least $50.00 per share.

On April 14, 2009, Mr. Colburn informed Mr. Noonan that he was planning to send Mr. Noonan a written offer for IBM to purchase SPSS.

On April 15, 2009, Mr. Colburn sent Mr. Noonan a letter setting forth a non-binding offer by IBM to purchase SPSS. The offer contained a proposed range of consideration of between $43.00 to $44.00 per share. The offer letter stated that the offer would expire on May 1, 2009.

In response to the offer letter from IBM, our management began developing an alternative proposal for our board of directors to consider whereby IBM would make an equity investment in SPSS in connection with broadening the relationship between IBM and SPSS.

At a regularly scheduled meeting on April 30, 2009, our board of directors reviewed the offer letter from IBM. After careful consideration and consultation with Mayer Brown, our board of directors concluded that it was not interested in pursuing a transaction at the price contained in the offer letter. Our board of directors did authorize our management to explore with IBM whether IBM would consider making an equity investment in SPSS consistent with the alternative transaction developed by our management.

On May 1, 2009, IBM’s offer expired in accordance with its terms.

On May 5, 2009, Mr. Colburn contacted Mr. Noonan to inquire as to the reason why SPSS allowed the IBM offer to expire. Mr. Noonan conveyed to Mr. Colburn our board of directors’ conclusion that, in light of the terms of IBM’s offer, initiating discussions with IBM with respect to a possible sale transaction was not in the best interests of SPSS or our stockholders. At the same time, Mr. Noonan proposed to Mr. Colburn the alternative SPSS transaction involving an equity investment by IBM in SPSS.

In a subsequent call, on May 13, 2009, Mr. Colburn told Mr. Noonan that IBM was not interested in making an equity investment in SPSS but that IBM was prepared to make an offer to acquire SPSS that would meet the parameters that Mr. Noonan had previously described.

On May 14, 2009, Mr. Colburn sent Mr. Noonan a letter pursuant to which IBM offered to acquire SPSS for between $48.00 and $50.00 per share. The offer had an expiration date of May 22, 2009 and included a requirement that until July 20, 2009 SPSS would negotiate exclusively with IBM and not solicit or otherwise discuss a possible strategic transaction with any other party.

On May 15, 2009, Mr. Noonan and Mr. Panza reviewed and discussed the latest IBM offer letter with representatives of Mayer Brown and BofA Merrill Lynch, the financial advisor with which we continued to have an active engagement letter based on our consideration of the proposed transaction with Company A described above.

Over the next few days, Mr. Noonan communicated the terms of IBM’s offer to each member of our board of directors.

On May 18 and May 19, 2009, representatives of BofA Merrill Lynch contacted Mr. Colburn at our direction to discuss the terms of the IBM offer, including the request for an exclusivity period. Concurrently with these discussions, Mr. Colburn contacted Mr. Noonan to express a desire for IBM to commence a due diligence investigation of SPSS.

On May 21, 2009, our board of directors met telephonically to review the IBM offer and to consider other matters with management and representatives of Mayer Brown and BofA Merrill Lynch. At this meeting, Mayer Brown reviewed legal matters relevant to the board of directors’ deliberation and BofA Merrill Lynch reviewed information it had gathered (including information from conversations with other potential acquirors) and an analysis it had developed. After discussion, our board of directors authorized our management and BofA Merrill Lynch to enter into discussions with IBM with respect to certain preliminary topics that were critical to a determination as to whether to enter into full discussions with IBM with respect to a possible sale transaction. These topics included price and the proposed exclusivity period.

On May 22, 2009, BofA Merrill Lynch further discussed the terms of the IBM offer with Mr. Colburn. In accordance with our instructions, BofA Merrill Lynch told Mr. Colburn that we would be willing to enter into formal discussions with IBM if the price was $53.00 per share and there was no exclusivity period.

On May 23, 2009, BofA Merrill Lynch further discussed the terms of the IBM offer with Mr. Colburn. During this discussion, Mr. Colburn reiterated IBM’s offer of between $48.00 and $50.00 per share and reiterated the requirement of a period of exclusive negotiations.

After receiving direction from management (which had consulted with our directors), BofA Merrill Lynch had additional discussions with Mr. Colburn over the next few days. BofA Merrill Lynch told Mr. Colburn that we would be willing to proceed with further discussions at a price of $50.00 per share if there was a post-signing go-shop period (i.e., a period during which the company was permitted to actively seek alternative acquisition proposals) and a bifurcated break-up fee of 1.0% of the aggregate equity value during the go-shop period and 2.5% of the aggregate equity value thereafter. IBM, through Mr. Colburn, rejected our request to enter into a definitive agreement subject to a go-shop period. Mr. Colburn said that if we wanted to gauge other parties’ interest in a possible transaction, we should do so prior to entering into discussions with IBM, but that there would be no assurances that IBM would still be interested in a transaction on the terms that had been proposed after we had concluded our exploratory process. Mr. Colburn did say, however, that in response to our demands, in order to move forward IBM would be willing to agree to a break-up fee of approximately 2.0% of the aggregate equity value and an exclusivity period that could be terminated by us as soon as June 22, 2009, rather than July 20, 2009 as originally proposed, provided that certain other important terms and conditions acceptable to IBM would be included in the merger documentation. Mr. Colburn also affirmed during these discussions that the IBM offer was for a transaction involving a $50.00 per share price.

During this time period, representatives of BofA Merrill Lynch, at our direction, engaged in further preliminary discussions with a limited number of selected third parties regarding their strategic interest in the industry in which we participate. In connection with these broader discussions, in certain instances BofA Merrill Lynch discussed such third parties’ interest (or lack of interest) in an acquisition of SPSS.

After discussions with our directors (with whom management had consulted) and with the assistance of our legal and financial advisors, between May 22, 2009 and May 26, 2009, SPSS’s management negotiated the terms of an exclusivity and standstill agreement and a confidentiality agreement with IBM. The exclusivity and standstill agreement, which was executed on May 24, 2009, provided that we were obligated to negotiate exclusively with IBM and not solicit any alternative offers for the company until the exclusivity period terminated.

Under the terms of the agreement, we could terminate the agreement on May 28, 2009, the date of a scheduled board meeting, if our board of directors elected not to move forward with the proposed transaction. If the agreement was not so terminated at that time, the agreement provided that either party could terminate the agreement from and after June 22, 2009 upon at least 48 hours’ prior notice. The exclusivity and standstill agreement also provided that, if the agreement was not terminated on May 28, 2009, then for a period of six months (subject to earlier termination in certain instances) IBM could not solicit our employees with whom IBM’s first significant contact occurred in connection with the proposed acquisition, or make an unsolicited takeover proposal or take certain other actions with respect to a possible transaction without our approval. On May 26, 2009, we also entered into a supplement to our existing confidentiality agreement with IBM in advance of IBM commencing due diligence with respect to the proposed transaction.

On May 28, 2009, our board of directors met to discuss the status of the discussions with IBM and how the company would proceed with respect thereto. At this meeting, the members of our board of directors, together with our management and our financial and legal advisors, had an extensive discussion with respect to a variety of topics associated with the proposed transaction with IBM. In particular, in addition to other topics discussed by the board of directors, management and its advisors, representatives of Mayer Brown, our primary legal advisor, discussed a number of legal matters associated with the proposed transaction and the expected process for moving forward. Representatives of Morris, Nichols, Arsht & Tunnell LLP, our Delaware counsel, also made a presentation to the board of directors with respect to the directors’ fiduciary duties under Delaware law in connection with the proposed transaction, which presentation addressed, among other things, certain specific terms of the proposed transaction including the proposed restrictions on discussions with other potential interested parties regarding an acquisition of the company and the proposed break-up fee. Furthermore, representatives of BofA Merrill Lynch reviewed with our board of directors various financial and strategic aspects of the proposed transaction and provided a report on its preliminary discussions with other potential buyers of the company. Following discussions with management and BofA Merrill Lynch, the board of directors concluded that IBM was the most likely party to have a serious interest in acquiring SPSS at the highest price. On account of these presentations and discussions and after careful deliberation with its financial and legal advisors, the board of directors elected not to exercise SPSS’s right to terminate the exclusivity agreement but rather to proceed with negotiation of a possible transaction with IBM.

On May 28, 2009, SPSS began furnishing IBM with due diligence materials requested by IBM, both in hard copy and by means of a virtual data room.

During the week of June 1, 2009, representatives of IBM conducted extensive due diligence of SPSS at Mayer Brown’s offices in Chicago, Illinois. In addition to on-site document review, this due diligence included in-person meetings between representatives of IBM and representatives of SPSS about various aspects of our business.

On June 6, 2009, Cravath, Swaine & Moore LLP, IBM’s legal counsel, sent to Mayer Brown an initial draft of a merger agreement to be entered into by the parties in connection with the proposed transaction.

For the next several weeks, IBM continued to conduct due diligence and the parties and their counsel negotiated the terms of the merger agreement.

On June 15, 2009, Mr. Colburn informed Mr. Noonan that, in light of the continuing litigation between SPSS and Dr. Norman Nie and the possible resolution of that litigation, SPSS would have to accept either a reduction in the price at which IBM would acquire SPSS or a delay in the timing of the transaction. If there was to be a delay in the transaction, IBM required that we agree to modify the exclusivity agreement so that it would remain in effect until at least July 20, 2009, rather than be terminable by us upon 48 hours notice in accordance with the then current terms of the agreement.

On June 16, 2009, our board of directors, together with management and our financial and primary legal advisors, met telephonically to discuss how to respond to IBM’s demand to reduce the price or delay the transaction. After careful deliberations with its financial and legal advisors, the board of directors elected not to accept a price reduction but rather to continue discussions at a slower pace while the litigation in question was addressed. Our board of directors further decided not to extend the exclusivity agreement as requested by IBM but rather maintain the then current terms of the agreement which provided that we would be able to terminate the agreement upon 48 hours notice starting on June 22, 2009.

For the next several weeks, IBM continued due diligence and the parties continued to negotiate the merger agreement and the other terms of the proposed transaction, though at a slower pace than the previous discussions.

On July 23, 2009, Mr. Colburn informed Mr. Noonan that IBM was prepared to proceed with the proposed transaction on the terms the parties had discussed. The parties and their respective legal advisors therefore proceeded to finalize the terms of the merger agreement and the other aspects of the transaction.

On the morning of July 27, 2009, our board of directors, together with management and our primary legal advisors, met telephonically to discuss the proposed transaction, including the merger agreement and other agreements and documents associated with the proposed transaction, copies of which had previously been sent to each board member. At this meeting, the members of our board of directors, together with our management and legal advisors, had an extensive discussion with respect to a variety of topics associated with the proposed transaction with IBM. In particular, in addition to other topics discussed by the board of directors, management and its legal advisors, representatives of Mayer Brown, our primary legal advisor, discussed a number of legal matters associated with the proposed transaction and provided our board of directors with a summary of the key terms of the merger agreement.

Our board of directors, together with management and our financial and primary legal advisors, then reconvened telephonically in the evening of July 27, 2009. Also at this meeting, BofA Merrill Lynch reviewed with our board of directors its financial analysis of the merger consideration and delivered to our board of directors an oral opinion, which was confirmed by delivery of a written opinion dated July 27, 2009, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of SPSS Common Stock was fair, from a financial point of view, to such holders.

Our board of directors then engaged in a discussion with respect to the merits of the proposed transaction. After extensive discussions and careful deliberations, our board of directors unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, and declared that it was in the best interests of our stockholders that we enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement on the terms and subject to the conditions set forth in the merger agreement

Upon completion of our board meeting, during the late evening on July 27, 2009, the parties executed the merger agreement.

In the early morning of July 28, 2009, a joint press release publicly announcing the proposed transaction was issued.

Recommendation of SPSS’s Board of Directors and Reasons for the Merger

Recommendation of Our Board of Directors

Our board of directors, by the unanimous vote of all directors:

•	approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement; and

•	declared that it was in the best interests of our stockholders that we enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement on the terms and subject to the conditions set forth in the merger agreement.

Accordingly, our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Reasons for the Merger

In reaching its determination to approve and declare advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and to recommend that you vote in favor of the proposal to adopt the merger agreement, our board of directors consulted with our management, as well as our legal and financial advisors. These consultations included discussions regarding our strategic business plan, the historical and expected future price for our Common Stock, our past and current business operations and financial condition and performance, our future prospects, other potential strategic transactions including strategic acquisitions, the possible sale of the company to companies other than IBM and the potential transaction with IBM.

Our board of directors considered a number of positive factors in its deliberations:

•	the merger consideration of $50.00 per share of our Common Stock represents a substantial premium to the historical trading price of our Common Stock. The per share Common Stock merger consideration represents a 43% premium over the closing price of our Common Stock on July 27, 2009, the last trading day prior to the announcement of the transaction; a 51% premium over the volume-weighted average closing Common Stock price for the three month period ending July 27, 2009; a 68% premium over the volume-weighted closing Common Stock price for the six-month period ending July 27, 2009 and a 36% percent premium over the 52-week high closing Common Stock price for the period ending July 27, 2009;

•	the determination, based on discussions with management and our financial advisor, that IBM was the party most likely to have the most interest in acquiring us at the highest price;

•	the timing of the merger given our assessment of the likelihood of increased competition in our industry from larger competitors and our lower near-term growth prospects in light of difficult current economic conditions;

•	the potential stockholder value that could be expected to be generated from the other strategic options available to us, including remaining independent and continuing to implement our growth strategy or pursuing other strategic alternatives, as well as the risks and uncertainties associated with those alternatives;

•	the merger consideration consists solely of cash, which provides certainty of value to our stockholders compared to a transaction in which stockholders would receive stock;

•	management’s assessment, after consultation with its financial advisors, that IBM will have adequate capital resources to pay the merger consideration;

•	lack of a financing condition to the consummation of the merger;

•	the view of our board of directors, after receiving advice of management and after consultation with our legal counsel, that regulatory approvals necessary to consummate the merger are likely to be obtained;

•	our ability under the merger agreement to furnish information to and conduct negotiations with a third party, as more fully described under “The Merger Agreement — Covenants” beginning on page 45;

•	the board of directors’ ability to modify and change its recommendation of the transaction in certain circumstances if required by its fiduciary obligations to the stockholders;

•	the fact that the merger agreement would be subject to the approval of our stockholders and that if a superior proposal were to be made prior to the consummation of the merger, our stockholders would be free to reject the merger agreement;

•	the opinion of BofA Merrill Lynch, dated July 27, 2009, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be received by the holders of SPSS Common Stock in the merger, as more fully described under “— Opinion of SPSS’s Financial Advisor” beginning on page 20;

•	the fact that the merger agreement provides sufficient operating flexibility for us to conduct our business in the ordinary course between the signing of the merger agreement and the consummation of the merger;

•	the availability of appraisal rights for our stockholders who properly exercise these statutory rights; and

•	the consolidation occurring in the software industry.

Our board of directors also considered potential drawbacks or risks relating to the merger, including the following:

•	we will no longer exist as an independent company and our stockholders will no longer participate in our growth;

•	the merger agreement precludes us from actively soliciting alternative proposals;

•	our board of directors cannot terminate the merger agreement if a superior proposal for an alternative transaction were to be made by a third party until a vote of the stockholders on the IBM transaction is taken;

•	we are obligated to pay IBM a termination fee of $23,500,000 if we or IBM terminate the merger agreement under certain circumstances, which may deter others from proposing an alternative transaction that might be more advantageous to our stockholders;

•	while the merger is expected to be consummated, there can be no assurance that all conditions to the parties’ obligations to consummate the merger will be satisfied, and as a result, it is possible that the merger may not be consummated even if the merger agreement is adopted by our stockholders;

•	the risk that the merger will not be approved by the appropriate governmental authorities;

•	if the merger does not close, we may incur significant risks and costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and a potentially negative effect on business and customer relationships; and

•	the merger will be a taxable transaction and, therefore, the holders of our Common Stock generally will be required to pay tax on any gains they recognize as a result of the receipt of cash in the merger.

Our board of directors also considered that certain of our directors and officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of our other stockholders. See “— Interests of SPSS’s Directors and Executive Officers in the Merger” beginning on page 28.

After taking into account all of the factors set forth above, as well as others, our board of directors unanimously agreed that the benefits of the merger outweigh the risks and that the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of our stockholders. Our board of directors has unanimously approved the merger agreement and the merger and recommends that our stockholders vote to adopt the merger agreement at the special meeting.

The foregoing discussion is not intended to be exhaustive, but we believe it addresses the material information and principal factors considered by our board of directors in its consideration of the merger. In view of the number and variety of factors and the amount of information considered, our board of directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of our board of directors may have given different weights to different factors. Our board of directors made its recommendation based on the totality of information presented to, and the investigation conducted by, the board of directors.

Opinion of SPSS’s Financial Advisor

In August 2008, SPSS retained BofA Merrill Lynch to act as SPSS’s financial advisor in connection with a proposal that would have resulted in a sale of SPSS and other possible sale transactions. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. SPSS selected BofA Merrill Lynch to act as SPSS’s financial advisor in connection with a possible sale transaction on the basis of BofA Merrill Lynch’s experience in transactions similar to the possible sale transaction, its reputation in the investment community and its familiarity with SPSS and its business. BofA Merrill Lynch therefore acted as SPSS’s financial advisor in connection with the merger.

On July 27, 2009, at a meeting of SPSS’s board of directors held to evaluate the merger, BofA Merrill Lynch delivered to SPSS’s board of directors an oral opinion, which was confirmed by delivery, prior to the execution of the merger agreement, of a written opinion dated July 27, 2009, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of SPSS Common Stock was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion to SPSS’s board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to SPSS’s board of directors for the benefit and use of SPSS’s board of directors in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger.

In connection with rendering its opinion, BofA Merrill Lynch:

•	reviewed certain publicly available business and financial information relating to SPSS;

•	reviewed certain internal financial and operating information with respect to the business, operations and prospects of SPSS furnished to or discussed with BofA Merrill Lynch by the management of SPSS, including certain financial forecasts relating to SPSS prepared by the management of SPSS, referred to herein as the “SPSS Forecasts”;

•	discussed the past and current business, operations, financial condition and prospects of SPSS with members of senior management of SPSS;

•	reviewed the trading history for SPSS Common Stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial and stock market information of SPSS with similar information of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

•	reviewed the merger agreement; and

•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of SPSS that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the SPSS Forecasts, BofA Merrill Lynch was advised by SPSS, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of SPSS as to the future financial performance of SPSS. BofA Merrill Lynch did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of SPSS, nor did it make any physical inspection of the properties or assets of SPSS. BofA Merrill Lynch did not evaluate the solvency of SPSS under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of SPSS, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on SPSS or the contemplated benefits of the merger.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. BofA Merrill Lynch held preliminary discussions, at the direction of SPSS, with a limited number of third parties regarding their strategic interest in the industry in which SPSS participates. In connection with these broader discussions, in certain instances BofA Merrill Lynch discussed such third parties’ interest (or lack of interest) in an acquisition of SPSS. In accordance with the instructions of SPSS, except as set forth in the previous two sentences, BofA Merrill Lynch did not solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of SPSS or any alternative transaction. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of SPSS Common Stock and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of SPSS. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation payable to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to SPSS or in which SPSS might engage or as to the underlying business decision of SPSS to proceed with or effect the merger. BofA Merrill Lynch did not express any opinion as to the prices at which SPSS Common Stock would trade at any time. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger. Except as described above, SPSS imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s U.S. Fairness Opinion (and Valuation Letter) Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to SPSS’s board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

SPSS Financial Analyses

Unaffected Research Analyst Stock Price Targets.  BofA Merrill Lynch reviewed eight research analyst reports, four of which had price targets for SPSS that were publicly available on July 24, 2009, and observed that the range of the research analyst 12-month share price targets was $33.00 to $36.00. BofA Merrill Lynch then applied a discount rate of 9.5% to calculate the implied per share equity value of the price targets. This analysis indicated the following implied per share equity value reference range for SPSS, as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges for SPSS
(Rounded to Nearest $0.25)
Discounted 12-Month Share Price Targets	Consideration

$30.25 - $33.00	$50.00

Selected Publicly Traded Companies Analysis.  BofA Merrill Lynch reviewed publicly available financial and stock market information for SPSS and the following seven publicly traded companies in the enterprise software industry that BofA Merrill Lynch deemed to be relevant:

•	Informatica Corporation

•	MicroStrategy Incorporated

•	Actuate Corporation

•	TIBCO Software, Inc.

•	Aspen Technology

•	Wind River Systems, Inc.(1)

•	JDA Software Group, Inc.

BofA Merrill Lynch reviewed, among other things, per share equity values, based on closing stock prices on July 24, 2009, of the selected publicly traded companies as a multiple of calendar years 2009 and 2010 estimated cash earnings per share, commonly referred to as cash EPS. BofA Merrill Lynch calculated the estimated cash EPS as estimated EPS under generally accepted accounting principles excluding one-time charges, amortization of intangible property, stock-based compensation and the impact of Financial Accounting Standards Board Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). BofA Merrill Lynch also reviewed per share equity values, based on closing stock prices on July 24, 2009, of the selected publicly traded companies as a multiple of calendar year 2010 estimated cash earnings per share divided by the long-term growth rate, commonly referred to as PEG. BofA Merrill Lynch also reviewed enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on July 24, 2009, plus total debt, minority interests and preferred stock, less cash and cash equivalents, as a multiple of calendar year 2010 estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, which includes the impact of amortization of capitalized software. BofA Merrill Lynch then applied a range of selected multiples of calendar years 2009, 2010 estimated EPS, 2010 PEG, and 2010 EBITDA derived from the selected publicly traded companies to corresponding data of SPSS. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates. Estimated financial data of SPSS were based on consensus estimates reported by First Call, an online aggregator of independent research analyst estimates managed by Thomson Financial. This analysis indicated the following implied per share equity value reference ranges for SPSS, as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges for SPSS (Rounded to Nearest $0.25)				Consideration
CY2010E EBITDA	CY2009E Cash EPS	CY2010E Cash EPS	CY2010 PEG

$35.50 - $46.25	$30.00 - $43.75	$29.75 - $44.50	$24.75 - $32.25	$50.00

No company used in this analysis is identical or directly comparable to SPSS. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which SPSS was compared.

Premiums Paid Analysis.  BofA Merrill Lynch reviewed premiums to stock price paid in recent technology transactions that it deemed to be relevant, including certain of the transactions identified below. BofA Merrill Lynch reviewed the premiums paid in these transactions over the price of the target stock as reported at various dates (or for various periods) before the approximate date on which the public became aware of the possibility of such transactions.

(1) For Wind River Systems, Inc., BofA Merrill Lynch used the unaffected stock price and estimates for operating performance as of June 3, 2009, one day prior to announcement of its acquisition by Intel Corporation.

BofA Merrill Lynch then applied a range of selected premiums derived from the selected transactions to the closing stock price of SPSS Common Stock on July 24, 2009. This analysis indicated the following implied per share equity value reference range for SPSS, as compared to the merger consideration:

Implied Per Share Equity Value
Reference Range for SPSS (Rounded to Nearest $0.25)	Consideration

$45.75 - $56.25	$50.00

No company, business or transaction used in this analysis is identical or directly comparable to SPSS or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which SPSS and the merger were compared.

Selected Precedent Transactions Analysis.  BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following forty-four selected transactions involving companies in the enterprise software industry that BofA Merrill Lynch deemed to be relevant:

Announcement Date	Acquiror	Target
• June 4, 2009	• Intel Corporation	• Wind River Systems, Inc.
• January 22, 2009	• Autonomy Corporation	• Interwoven, Inc.
• October 8, 2008	• Symantec Corporation	• Message Labs Ltd.
• September 22, 2008	• McAfee, Inc.	• Secure Computing Corp.
• September 4, 2008	• Open Text Corp.	• Captaris. Inc.
• July 28, 2008	• International Business Machines Corporation	• ILOG, Inc.
• May 1, 2008	• Autodesk, Inc.	• Moldflow Corp.
• March 17, 2008	• BMC Software. Inc.	• BladeLogic, Inc.
• January 8, 2008	• Microsoft Corp.	• Fast Search & Transfer
• November 12, 2007	• International Business Machines Corp.	• Cognos, Inc.
• October 25, 2007	• Omniture, Inc.	• Visual Sciences, Inc.
• October 7, 2007	• SAP AG	• Business Object Ltd.
• September 5, 2007	• Cognos, Inc.	• Applix, Inc.
• August 15, 2007	• Citrix Systems, Inc.	• XenSource, Inc.
• July 23, 2007	• Hewlett- Packard Co.	• Opsware, Inc.
• June 11, 2007	• International Business Machines Corporation	• Telelogic AB
• May 16, 2007	• ValueAct/SLP	• Acxiom Corp.
• May 15, 2007	• Oracle Corp.	• Agile Software Corp.
• May 1, 2007	• Yahoo!, Inc.	• Right Media, Inc.
• April 26, 2007	• Websense, Inc.	• SurfControl Ltd.
• April 23, 2007	• Business Object Ltd.	• Cartesis SA
• March 23, 2007	• Hellman & Friedman LLC	• Kronos Inc.
• March 15, 2007	• Pitney Bowes, Inc.	• MapInfo, Corp.
• March 15, 2007	• Cisco Systems, Inc.	• WebEx, Inc.
• March 1, 2007	• Oracle Corp.	• Hyperion Software Corp.
• February 12, 2007	• Verint Systems, Inc.	• Witness Systems, Inc.
• January 29, 2007	• Symantec Corp.	• Altiris, Inc.
• December 19, 2006	• Check Point Software Technologies Ltd.	• Protect Data AB
• November 30, 2006	• Intuit, Inc.	• Digital Insight Corp.

Announcement Date	Acquiror	Target
• November 2, 2006	• Oracle Corp.	• Stellent, Inc.
• October 16, 2006	• Carlyle and Providence Equity	• Open Solutions, Inc.
• September 5, 2006	• Sybase, Inc.	• Mobile 365, Inc.
• August 31, 2006	• Texas Pacific Group , Hellman and Friedman LLC	• Intergraph Corp.
• August 23, 2006	• International Business Machines Corporation	• Internet Security Systems, Inc.
• August 10, 2006	• International Business Machines Corporation	• FileNet Corp.
• August 8, 2006	• Universal Computer Systems	• Reynolds & Reynolds SA
• August 3, 2006	• International Business Machines Corporation	• MRO Software, Inc.
• July 25, 2006	• Hewlett- Packard Co.	• Mercury Interactive Corp.
• July 6, 2006	• Open Text Corp.	• Hummingbird Ltd.
• June 29, 2006	• EMC Corp.	• RSA Security, Inc.
• May 15, 2006	• Infor Global Solutions / Golden Gate Capital	• SSA Global Technologies, Inc.
• April 28, 2006	• Avocent Corp.	• LANDesk Software, Inc.
• April 27, 2006	• AttachmateWRQ	• NetIQ Corp.
• April 27, 2006	• Extensity Inc.	• Systems Union Group

BofA Merrill Lynch reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s revenue and EBITDA for the next 12 months immediately following the period in which the relevant transaction was announced. BofA Merrill Lynch also reviewed the equity value per share based on the consideration payable in the selected transaction, as a multiple of the target company’s cash earnings per share for the next 12 months immediately following the period in which the relevant transaction was announced. BofA Merrill Lynch then applied a range of selected multiples of estimated revenue, EBITDA, and cash earnings per share derived from the selected transactions to SPSS’s estimated revenue, EBITDA, and cash earnings per share for the next 12 months. Estimated financial data of the selected transactions were based on publicly available information. Estimated financial data of SPSS were based on SPSS Forecasts. This analysis indicated the following implied per share equity value reference ranges for SPSS, as compared to the merger consideration:

Implied Per Share Equity Value
Reference Ranges for SPSS (Rounded to Nearest $0.25)
NTM Revenue	NTM EBITDA	NTM EPS	Consideration

$46.75 - $58.00	$42.25 - $62.50	$42.00 - $60.75	$50.00

No company, business or transaction used in this analysis is identical or directly comparable to SPSS or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which SPSS and the merger were compared.

Discounted Cash Flow Analysis.  BofA Merrill Lynch performed a discounted cash flow analysis of SPSS to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that SPSS could generate during SPSS’s fiscal years 2009 (second half) through 2013 based on the SPSS Forecasts. BofA Merrill Lynch calculated terminal values for SPSS by applying terminal forward multiples of 6.0x to 8.0x to SPSS’s fiscal year 2014 estimated EBITDA. The cash flows and terminal values were then discounted to present value as of June 30, 2009 using discount rates ranging from 9.5% to 11.5%. This analysis indicated the following implied per share equity value reference ranges for SPSS as compared to the merger consideration:

Implied Per Share Equity Value Reference Range for
SPSS (Rounded to Nearest $0.25)	Consideration

$39.00 - $48.25	$50.00

Other Factors

In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including:

•	the 36% premium implied by the merger consideration over the 52-week intraday high stock price of SPSS Common Stock as of July 24, 2009 compared to an average discount of 19% in technology transactions in 2008 and year to date 2009 (as of July 24, 2009);

•	SPSS’s lower near-term growth prospects in light of difficult current economic conditions as reflected by the SPSS Forecasts;

•	historical trading prices and trading volumes of SPSS Common Stock during the one-year period ended July 24, 2009; and

•	the index historical stock price performance of SPSS Common Stock, NASDAQ Stock Market, and the average of a peer group’s Common Stock consisting of companies that BofA Merrill Lynch deemed to be relevant.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to SPSS’s board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of SPSS and IBM. The estimates of the future performance of SPSS and IBM in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the merger consideration to be received by holders of SPSS Common Stock and were provided to SPSS’s board of directors in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual value of SPSS.

The type and amount of consideration payable in the merger was determined through negotiations between SPSS and IBM, rather than by any financial advisor, and was approved by SPSS’s board of directors. The decision to enter into the merger agreement was solely that of SPSS’s board of directors. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by SPSS’s board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of SPSS’s board of directors or management with respect to the merger or the merger consideration.

SPSS has agreed to pay BofA Merrill Lynch for its services in connection with the merger a customary fee of approximately $9.4 million, a significant portion of which is payable upon completion of the merger. SPSS also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of SPSS, IBM and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to SPSS and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as manager for a convertible notes offering for SPSS and (ii) having provided or providing certain trading and treasury management services to SPSS.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to IBM and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as manager and/or bookrunner on various debt offerings for IBM, (ii) having acted or acting as lender under various credit facilities for IBM and certain of its affiliates and (iii) having provided or providing certain commodity and derivatives trading, foreign exchange and treasury management services to IBM and certain of its affiliates.

Certain Forecasts

SPSS does not, as a matter of course, publicly disclose forecasts or internal projections of future revenues, earnings or other results. However, we provided BofA Merrill Lynch with certain non-public business and financial information about SPSS in connection with the preparation of its fairness opinion and related financial analyses. The information provided to BofA Merrill Lynch included forecasts for the periods from the second half of fiscal year 2009 through fiscal year 2013. The forecasts included revenue and earnings estimates for the second half of fiscal year 2009 and estimates of revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”) for subsequent years. The forecasts were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. SPSS’s internal financial forecasts, upon which these forecasts were based in part, are, in general, prepared solely for internal use and are subjective in many respects. The forecasts included in this proxy statement have been prepared by, and are the responsibility of, SPSS’s management. The inclusion of the forecasts in this proxy statement should not be regarded as an indication that such forecasts will be predictive of actual future results, and the forecasts should not be relied upon as such. No representation is made by SPSS or any other person to any security holder of SPSS regarding the ultimate performance of SPSS compared to these forecasts. SPSS does not intend to update or otherwise revise these forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying these forecasts are shown to be in error. These forecasts do not give effect to the proposed merger.

The forecasts are summarized below:

	Years Ending December 31,
Dollars in Millions	2H 2009	2010	2011	2012	2013	’10-’13 CAGR

Revenue	$145.1	$296.2	$308.7	$324.8	$345.0	5.2%
Adjusted EBITDA(1)	37.9	82.8	87.5	93.4	100.5	6.7%

(1)	Adjusted EBITDA includes amortization of capitalized software.

No assurances can be given that these assumptions will accurately reflect future conditions. Although presented with numerical specificity, these forecasts reflect numerous assumptions and estimates as to future events made by SPSS’s management that SPSS’s management believed were reasonable at the time these forecasts were prepared and other factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of SPSS’s management. Accordingly, there can be no assurance that these forecasts will be realized, and actual results may be materially greater or less than those reflected in these forecasts. You should review our most recent SEC filings for a description of risk factors with respect to our business. See “Where You Can Find More Information” beginning on page 59.

Interests of SPSS’s Directors and Executive Officers in the Merger

When considering the recommendation of SPSS’s board of directors, you should be aware that the members of our board of directors and our executive officers have interests in the merger in addition to the interests of SPSS stockholders generally, pursuant to certain agreements between such directors and executive officers and us and certain company benefit plans. Such interests may be different from, or in conflict with, your interests as a SPSS stockholder. The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement.

Effect of Awards Outstanding Under SPSS’s Stock Plans

Stock Options

At the effective time of the merger, each outstanding option, whether or not vested or exercisable, to acquire our Common Stock will be cancelled and will be converted into the right of the holder to receive an amount in cash, without interest and less any applicable withholding taxes, payable at or as soon as practicable (but in no event more than 45 days) following the effective time of the merger, equal to the product of:

•	the total number of shares of Common Stock subject to such option and

•	the excess of $50.00 over the exercise price per share of Common Stock subject to such option.

The following table summarizes the outstanding vested and unvested options held by our executive officers and directors as of August 31, 2009 and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their options, assuming continued employment through the effective time of the merger.

		Weighted		Weighted
	No. of	Average	No. of	Average
	Shares	Exercise	Shares	Exercise
	Underlying	Price of	Underlying	Price of
	Vested	Vested	Unvested	Unvested	Resulting
	Options	Options	Options	Options	Consideration

Directors:
Henry S. Bienen	8,888	$34.36	6,112	$39.03	$206,050
William Binch	30,000	$30.02	0	—	$599,300
Michael Blair	45,000	$27.35	0	—	$1,019,335
Michael E. Lavin	30,000	$30.44	0	—	$586,800
Merritt Lutz	30,000	$31.49	0	—	$555,235
Patricia B. Morrison	15,555	$36.41	4,445	$36.52	$271,250
Charles R. Whitchurch	40,000	$27.29	0	—	$908,600

Total	199,443		10,557		$4,146,571

		Weighted		Weighted
	No. of	Average	No. of	Average
	Shares	Exercise	Shares	Exercise
	Underlying	Price of	Underlying	Price of
	Vested	Vested	Unvested	Unvested	Resulting
	Options	Options	Options	Options	Consideration

Executive Officers:
Jack Noonan	383,144	$18.71	0	—	$11,989,157
Raymond H. Panza	190,000	$14.27	0	—	$6,787,800
Alex Kormushoff	0	—	0	—	0
Richard M. Holada	0	—	0	—	0
Douglas P. Dow	38,957	$16.86	0	—	$1,291,092
Marc D. Nelson	2,000	$17.25	0	—	$65,500

Total	614,101		0		$20,133,549

Restricted Share Unit Awards

At the effective time of the merger, each outstanding restricted share unit award, whether or not vested, will be cancelled and will be converted into the right to receive $50.00 in cash per restricted share unit, without interest and less any applicable withholding taxes, payable at or as soon as practicable (but in no event more than 45 days) following the effective time of the merger.

The following table summarizes the number of outstanding restricted share unit awards held by our executive officers as of August 31, 2009, and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of the awards, assuming continued employment through the effective time of the merger.

	No. of
	Restricted	Resulting
	Share Units	Consideration

Executive Officers:
Jack Noonan	264,759	$13,237,950
Raymond H. Panza	140,959	$7,047,950
Alex Kormushoff	72,900	$3,645,000
Richard M. Holada	59,195	$2,959,750
Douglas P. Dow	46,607	$2,330,350
Marc D. Nelson	16,635	$831,750

Total	601,055	$30,052,750

Deferred Share Unit Awards

At the effective time of the merger, each outstanding deferred share unit award, whether or not vested, will be cancelled and will be converted into the right to receive $50.00 in cash per deferred share unit, without interest and less any applicable withholding taxes, payable at or as soon as practicable (but in no event more than 45 days) following the effective time of the merger.

The following table summarizes the number of outstanding deferred share unit awards held by our directors as of August 31, 2009, and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of the awards, assuming continued service through the effective time of the merger.

	No. of
	Deferred	Resulting
	Share Units	Consideration

Directors:
Henry S. Bienen	1,746	$87,300
William Binch	3,402	$170,100
Michael Blair	3,402	$170,100
Michael E. Lavin	3,402	$170,100
Merritt Lutz	3,402	$170,100
Patricia B. Morrison	2,514	$125,700
Charles R. Whitchurch	3,402	$170,100

Total	21,270	$1,063,500

Employment Agreements

The Company has an employment agreement with each of Mr. Noonan and Mr. Panza (each, an “Employment Agreement”). The Employment Agreements provide that if a change of control of SPSS occurs and, within two years thereafter, SPSS terminates either executive officer’s employment without good cause, or either executive officer terminates his employment for good reason, or for any reason (or no reason) effective within the 30 day period beginning on the first anniversary of the change of control (the “Special Termination Provision”) then the executive officer will receive (i) full salary and benefits during any required notice period (generally no more than 60 days), (ii) any earned but unpaid base salary, any other earned but unpaid compensation and any earned but unpaid incentive cash award (an “earned” incentive cash award means the incentive cash award that would have been awarded to the executive officer for the full applicable fiscal period ending immediately prior to the termination date had the termination date not occurred prior to the date on which incentive cash awards were awarded to other executive officers for that applicable fiscal period), (iii) any accrued vacation pay, (iv) reimbursement of business expenses, (v) a lump sum cash payment calculated as described in the following paragraph, (vi) continued health benefits for a period of 48 months following the termination date (with the first 24 months being at the Company’s cost on a non-taxable basis and the second 24 months at the executive officer’s full cost determined by applicable COBRA premiums) (or the functional equivalent of such benefits if the Company is unable to provide the benefits), (vii) immediate accelerated vesting and, to the extent applicable, deemed exercise by means of a cashless exercise, of all outstanding equity awards and with respect thereto, exchange of the awards for a proportionate share of the consideration paid to stockholders generally in the transaction, (viii) executive level professional outplacement services for up to 12 months, (ix) continuation of professional dues and subscriptions for 18 months (to the extent paid by SPSS prior to termination), (x) continued use of a company mobile telephone, company telephone number and voice mail, company e-mail and personal company electronic equipment for 90 days, and (xi) acceptable employment references from SPSS. In addition, the Employment Agreements provide for immediate accelerated vesting and, to the extent applicable, deemed exercise by means of a cashless exercise, of all outstanding equity awards and, with respect thereto, exchange of the awards for a proportionate share of the consideration paid to stockholders generally in the transaction, regardless of whether the executive officer’s employment is terminated.

The lump sum cash payments to which Mr. Noonan and Mr. Panza would be entitled under their respective Employment Agreements if, within two years of the closing of the merger, either executive officer’s employment were terminated by SPSS without good cause or by either of them for good reason or pursuant to the Special Termination Provision are as follows:

•	Mr. Noonan would be entitled to a lump sum cash payment equal to (i) 30 months of base salary plus (ii) 2.5 times his average annual incentive cash payment (with the average annual incentive cash payment being equal to the aggregate incentive cash payments received by Mr. Noonan for the two fiscal years of SPSS ending immediately prior to the termination date divided by two), and

•	Mr. Panza would be entitled to a lump sum cash payment equal to (a) 24 months of base salary plus (b) two times his average annual incentive cash payment (with the average annual incentive cash payment being equal to the aggregate incentive cash payments received by Mr. Panza for the two fiscal years of SPSS ending immediately prior to the termination date divided by two).

For purposes of the Employment Agreements, “good cause” means the executive officer’s (i) willful and continued failure to substantially perform his duties for the Company which is not cured within a reasonable period of no more than 30 days following notice from the Company to the executive officer, (ii) willful engagement in conduct which is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise, (iii) engagement in fraud, theft or embezzlement, (iv) conviction of, or entry of a plea of nolo contendre to, a felony, or (v) illegal use of a controlled substance. For purposes of these Employment Agreements, “good reason” means (a) a material diminution of the executive officer’s job assignment, duties, responsibilities or reporting relationships which is inconsistent with his position for the Company as of the effective date of the Employment Agreement or any later agreed-upon amendment of his position, (b) a material reduction in the executive officer’s base compensation or annual incentive cash target, (c) a material breach of the terms of the Employment Agreement by SPSS, and (d) a change in the executive officer’s principal assigned employment location by more than 50 miles.

The Employment Agreements provide that, if any payment or benefit to which the executive officer is entitled to receive from SPSS or its affiliates constitutes a “parachute payment” under the Internal Revenue Code rules and if, as a result thereof, the executive officer is subject to an excise tax under Section 4999 of the Internal Revenue Code, the executive officer will receive a tax gross-up from SPSS for the excise tax under Section 4999 and any additional income, excise or other taxes relating to the tax gross-up payment.

In connection with the signing of the merger agreement, SPSS and each of the executive officers entered into amendments to the Employment Agreements which provide that the executive officers will continue to be subject to the noncompetition provisions of the Employment Agreements if their employment is terminated for any reason following the effective time of the merger. Prior to the amendments, the noncompetition provisions would not have applied to an executive officer if his employment was terminated for any reason within 12 months following the effective time of the merger and under certain other circumstances. The amendments also provide that, in order to receive the cash severance benefits provided under the Employment Agreements, the executive officers will be required to sign a release of claims in favor of the Company and its affiliates.

Change of Control Agreements

The Company has entered into Change of Control Agreements with each of Alex Kormushoff, Richard M. Holada, Douglas P. Dow and Marc D. Nelson. Under these Change of Control Agreements if, within 24 months following the merger, SPSS terminates the employment of any of these executive officers without good cause or a constructive termination of the executive officer occurs, the applicable executive officer will be entitled to receive a lump sum cash payment equal to (i) the greater of (a) the executive officer’s base salary for the full fiscal year immediately preceding the year in which the merger occurred or (b) the executive officer’s base salary for the then-current fiscal year and (ii) the executive officer’s average annual incentive cash payment (with the average annual incentive cash payment being equal to the aggregate incentive cash payments received by the executive officer for the two fiscal years of SPSS ending immediately prior to the termination date divided by two). In addition, the Change of Control Agreements provide for immediate accelerated vesting and, to the extent applicable, deemed exercise by means of a cashless exercise, of all outstanding equity awards and, with respect thereto, exchange of the awards for a proportionate share of the consideration paid to stockholders generally in the transaction. The applicable executive officer will also be entitled to receive, for a period of 18 months, at SPSS’s cost, the same health and welfare benefits that he was receiving at the time of his termination and executive level professional outplacement services for up to 12 months.

The Change of Control Agreements define “change of control” and “good cause” in the same manner as the Employment Agreements described above. However, the Change of Control Agreements use the term “constructive termination” in lieu of the term “good reason” used in the Employment Agreements. The term “constructive termination” means with respect to the executive officer (i) a material reduction in the executive officer’s base compensation or annual incentive cash target within the two years following a change of control, (ii) any action by SPSS that results in a material diminution of the executive officer’s job assignment, duties, responsibilities or reporting relationships which is inconsistent with his position in the Company as of immediately prior to the merger, and (iii) a change in the executive officer’s principal assigned employment location by more than 50 miles.

The following table shows the estimated amount of potential cash severance payable to our current executive officers based on an assumed termination date of October 2, 2009. The table also shows the potential estimated “gross-up payment” to which Messrs. Noonan and Panza are entitled in the event that any benefit gives rise to an excise tax calculated assuming that the merger is effective as of October 2, 2009. Such “gross-up” payment is intended to place the executive officer in the same after-tax position that he would have been if no excise tax had applied. The table does not include the consideration resulting from the options or restricted share unit awards described in the preceding tables, although these amounts have been taken into account to the extent they constitute parachute payments under Section 280G of the Internal Revenue Code of 1986 when estimating the potential gross-up payments set forth in the table.

	Potential
	Amount	Potential
	of Cash	Estimated
	Severance	Gross-Up
	Payment(1)	Payment(1)

Executive Officer
Jack Noonan	$5,542,690	$5,504,430
Raymond H. Panza	$2,415,846	$2,734,543
Alex Kormushoff	$856,659	—
Richard M. Holada	$708,354	—
Douglas P. Dow	$540,651	—
Marc D. Nelson	$473,654	—

Total	$10,537,854	$8,238,973

(1)	Estimates are subject to change based on the date of completion of the merger, date of termination of the executive officer, interest rates then in effect and certain other assumptions used in the calculation.

Indemnification and Insurance

IBM will cause the surviving corporation to assume all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger now existing in favor of our and our subsidiaries’ current or former directors or officers as provided in our and their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements as in effect on the date of the merger agreement.

In the event the surviving corporation consolidates with or merges into another entity and is not the continuing or surviving corporation of such consolidation or merger or transfers all or substantially all of its assets to another person, or if IBM dissolves the surviving corporation, IBM shall cause the successors and assigns of the surviving corporation to comply with and honor the indemnification obligations set forth above.

IBM will obtain, as of the effective time of the merger, a “tail” insurance policy with a claims period of six years from the effective time of the merger with respect to directors’ and officers’ liability insurance for acts or omissions occurring at or prior to the effective time of the merger covering those persons who were, as of the date of the merger agreement, covered by our directors’ and officers’ liability insurance policies, on terms that are no less favorable than our policies in effect on the date of the merger agreement.

Appraisal Rights

Holders of SPSS Common Stock who do not vote in favor of adoption of the merger agreement are entitled to certain appraisal rights under Delaware law in connection with the merger, as described below and in Annex C hereto. Such holders who perfect their appraisal rights and strictly follow certain procedures in the manner prescribed by Section 262 of the General Corporation Law of the State of Delaware, as in effect on the date the parties entered into the merger agreement, referred to herein as Section 262 of the DGCL, will be entitled to receive payment of the fair value of their shares of Common Stock in cash from SPSS, as the surviving corporation in the merger.

ANY SPSS STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS, HER OR ITS RIGHT TO DO SO SHOULD REVIEW ANNEX C CAREFULLY AND SHOULD CONSULT HIS, HER OR ITS LEGAL ADVISOR, SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

The record holders of the shares of SPSS Common Stock that elect to exercise their appraisal rights with respect to the merger are referred to herein as “Dissenting Stockholders,” and the shares of SPSS Common Stock with respect to which they exercise appraisal rights are referred to herein as “Dissenting Shares.” If a SPSS stockholder has a beneficial interest in shares of SPSS Common Stock that are held of record in the name of another person, such as a broker or nominee, and such SPSS stockholder desires to perfect whatever appraisal rights such beneficial SPSS stockholder may have, such beneficial SPSS stockholder must act promptly to cause the holder of record timely and properly to follow the steps summarized below.

A VOTE IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT BY A SPSS STOCKHOLDER WILL RESULT IN A WAIVER OF SUCH HOLDER’S RIGHT TO APPRAISAL RIGHTS.

When the merger becomes effective, SPSS stockholders who strictly comply with the procedures prescribed in Section 262 of the DGCL will be entitled to a judicial appraisal of the fair value of their shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, and to receive payment of the fair value of their shares of Common Stock in cash from SPSS, as the surviving corporation in the merger in lieu of the merger consideration. The following is a brief summary of the material provisions of Delaware law and statutory procedures that must be followed by a holder of Common Stock in order to perfect appraisal rights under the DGCL. This summary is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is included as Annex C to this proxy statement. This summary does not constitute legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL. We recommend that any SPSS stockholder considering demanding appraisal consult legal counsel.

In order to exercise appraisal rights under Delaware law, a stockholder must be the stockholder of record of the shares of SPSS Common Stock as to which appraisal rights are to be exercised on the date that the written demand for appraisal described below is made, and the stockholder must continuously hold such shares of record through the effective date of the merger.

While SPSS stockholders electing to exercise their appraisal rights under Section 262 of the DGCL are not required to vote against the adoption of the merger agreement, a vote in favor of adoption of the merger agreement will result in a waiver of the holder’s right to appraisal rights. SPSS stockholders electing to demand the appraisal of such stockholder’s shares of Common Stock must deliver to SPSS, before the taking of the vote on the adoption of the merger agreement, a written demand for appraisal of such stockholder’s shares of Common Stock. Such demand will be sufficient if it reasonably informs SPSS of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares of Common Stock. A proxy or vote against adoption of the merger agreement will not constitute such a demand. Please see the discussion below under the heading “— Written Demands” for additional information regarding written demand requirements.

Within ten (10) days after the effective time of the merger, SPSS, as the surviving corporation, must provide notice of the date of effectiveness of the merger to all SPSS stockholders who have not voted for adoption of the merger agreement and who have otherwise complied with the requirements of Section 262 of the DGCL.

A SPSS stockholder who elects to exercise appraisal rights must mail or deliver the written demand for appraisal to:

SPSS Inc.
233 South Wacker Drive
Chicago, Illinois 60606
Attention: Secretary
Telephone: (312) 651-3000

Within 120 days after the effective date of the merger, any Dissenting Stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL will be entitled, upon written request, to receive from SPSS, as the surviving corporation, a statement of the aggregate number of shares of Common Stock not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received by SPSS, and the aggregate number of holders of those shares of Common Stock. This statement must be mailed to the Dissenting Stockholder within ten (10) days after such Dissenting Stockholder’s written request has been received by SPSS, as the surviving corporation, or within ten (10) days after expiration of the period for delivery of demands for appraisal, whichever is later.

Within 120 days after the effective date of the merger, either SPSS, as the surviving corporation, or any Dissenting Stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a Dissenting Stockholder, demanding a determination of the fair value of each share of SPSS Common Stock held by all Dissenting Stockholders. If a petition for an appraisal is timely filed by a Dissenting Stockholder and a copy of the petition is delivered to SPSS as the surviving corporation, SPSS will then be obligated, within twenty (20) days after receiving service, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of any Dissenting Stockholders with whom agreements as to the value of their SPSS Common Stock have not been reached.

A person who is a beneficial owner of shares of Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition to commence an appraisal proceeding and may request the statement described in the second preceding paragraph.

After giving notice to the Dissenting Stockholders, the Delaware Court of Chancery will conduct a hearing upon the petition, and determine those stockholders that have complied with Section 262 of the DGCL and that have become entitled to appraisal rights. The Delaware Court of Chancery may require the Dissenting Stockholders to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any Dissenting Stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determining the stockholders entitled to appraisal rights, the Delaware Court of Chancery will determine the fair value of the shares of SPSS Common Stock owned by those stockholders by determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with the interest, if any, to be paid on the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When fair value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest, if any, by the surviving corporation to the stockholders entitled to appraisal rights, upon surrender to the surviving corporation of the certificates representing those shares of Common Stock.

If no petition for appraisal is filed with the Delaware Court of Chancery by SPSS, as the surviving corporation, or any Dissenting Stockholder within 120 days after the effective time of the merger, then the Dissenting Stockholders’ rights to appraisal will cease and they will be entitled only to receive the merger consideration payable in the merger on the same basis as other SPSS stockholders. Inasmuch as SPSS, as the surviving corporation, has no obligation to file a petition, any SPSS stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any SPSS stockholder, however, without the approval of the Delaware Court of Chancery, which may be conditioned on any terms the Delaware Court of Chancery deems just.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and allocated between the parties as the Court deems equitable in the circumstances. Upon application of a Dissenting Stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL, the Court may order that all or a portion of the expenses incurred by any Dissenting Stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees, and the fees and expenses of experts, be charged pro rata against the value of all shares of Common Stock entitled to appraisal. In the absence of this determination or assessment, each party bears its own expenses. A Dissenting Stockholder that has timely demanded appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote the SPSS Common Stock subject to such demand for any purpose or to receive payment of dividends or other distributions on the SPSS Common Stock, except for dividends or other distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within sixty (60) days after the effective time of the merger, any Dissenting Stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to submit a written withdrawal of the stockholder’s demand for appraisal and to accept the right to receive the merger consideration payable in the merger on the same basis as other SPSS stockholders. After this sixty (60) day period, a Dissenting Stockholder may withdraw the stockholder’s demand for appraisal only with the written consent of SPSS or IBM and, if an appraisal proceeding has been commenced, the approval of the Delaware Court of Chancery.

Written Demands

When submitting a written demand for appraisal under Delaware law, the written demand for appraisal must reasonably inform SPSS of the identity of the stockholder of record making the demand and indicate that the stockholder intends to demand appraisal of the stockholder’s shares of Common Stock. A demand for appraisal should be executed by or for the SPSS stockholder of record, fully and correctly, as that stockholder’s name appears on the stockholder’s stock certificate. If SPSS Common Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed by the fiduciary. If SPSS Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, should execute the demand for appraisal for a stockholder of record; however, the agent must identify the stockholder of record and expressly disclose the fact that, in exercising the demand, he, she or it is acting as agent for the stockholder of record.

A stockholder of record who holds SPSS Common Stock as a nominee for other beneficial owners of the shares may exercise appraisal rights with respect to the SPSS Common Stock held for all or less than all beneficial owners of the SPSS stock for which the holder is the stockholder of record. In that case, the written demand must state the number of shares of SPSS Common Stock covered by the demand. Where the number of shares of SPSS Common Stock is not expressly stated, the demand will be presumed to cover all shares of SPSS Common Stock outstanding in the name of that stockholder of record. Beneficial owners who are not stockholders of record and who intend to exercise appraisal rights should instruct the stockholder of record to comply strictly with the statutory requirements with respect to the delivery of written demand prior to the taking of the vote on the merger.

SPSS stockholders considering whether to seek appraisal should bear in mind that the fair value of their SPSS Common Stock determined under Section 262 of the DGCL could be more than, the same as or less than the value of the right to receive the merger consideration in the merger. Also, SPSS and IBM reserve the right to assert in any appraisal proceeding that, for purposes thereof, the “fair value” of the SPSS Common Stock is less than the value of the merger consideration payable in the merger.

Any stockholder who fails to strictly comply with the requirements of Section 262 of the DGCL, attached as Annex C to this proxy statement, will forfeit his, her or its rights to dissent from the merger and to exercise appraisal rights and will be entitled to receive the merger consideration on the same basis as all other stockholders.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. THOSE INDIVIDUALS OR ENTITIES WISHING TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL SHALL GOVERN.

Effective Time of the Merger

The effective time of the merger will occur at the time that we file a certificate of merger with the Secretary of State of the State of Delaware on the closing date of the merger (or such later time as provided in the certificate of merger). The closing date will occur as soon as practicable, but in no event later than the second business day after all of the conditions to the merger set forth in the merger agreement have been satisfied or waived (or such other date as IBM and SPSS may agree).

Delisting and Deregistration of SPSS Common Stock

If the merger is completed, our Common Stock will be delisted from and will no longer be traded on The NASDAQ Stock Market and will be deregistered under the Exchange Act. Following the completion of the merger, SPSS will no longer be an independent public company.

Treatment of Convertible Notes

Upon the closing of the merger, the Company’s outstanding 2.5% Convertible Subordinated Notes due 2012 (the “Convertible Notes”) will become convertible pursuant to their terms, at the option of the holder, into the right to receive an amount of cash equal to $50.00 multiplied by the applicable conversion rate (currently 21.3105 shares per $1,000 principal amount). As a result of the merger, the conversion rate will be temporarily increased by a “make-whole premium”, calculated in accordance with the indenture governing the Convertible Notes, for those holders who elect to convert their Convertible Notes during the period specified in the indenture. Based on a projected closing date of the merger of October 2, 2009, the “make-whole premium” would be an additional 2.9738 shares per $1,000 principal amount. SPSS will also be required, following the merger, to offer to purchase the notes at 100% of their principal amount, plus accrued interest to the purchase date.

Treatment of Restricted Share Units

At the effective time of the merger, each outstanding restricted share unit award (whether or not vested) that was granted prior to the signing of the merger agreement will be cancelled and will be converted into the right to receive the merger consideration of $50.00, in cash, per restricted share unit, without interest and less any applicable withholding taxes, payable at or as soon as practicable (but in no event more than 45 days) following the effective time of the merger.

Any outstanding restricted share units granted after the signing of the merger agreement will be forfeited and cancelled immediately prior to the effective date of the merger (or other change in control), provided that the merger (or other change in control) occurs prior to February 1, 2010. If these restricted share units are forfeited and cancelled immediately prior to the effective date of the merger, and if the holder remains employed through January 31, 2010 (subject to special rules for death, disability and involuntary terminations after the forfeiture and cancellation and prior to February 1, 2010), the holder will receive a cash payment equal to one-eighth of the product of (a) the total number of restricted share units granted under the award that were forfeited and cancelled as described above, multiplied by (b) $35.09, without interest and less any applicable withholding taxes, payable as soon as practicable following January 31, 2010 but in no event later than April 15, 2010 (or, if earlier and if applicable, as soon as practicable following termination but in no event later than March 15, 2010). No directors or executive officers have been granted restricted share units since the signing of the merger agreement.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of certain material U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) of SPSS Common Stock whose shares of SPSS Common Stock are exchanged for cash in the merger (or pursuant to the exercise of appraisal rights). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

This discussion is limited to U.S. Holders (as defined below) that hold their shares of SPSS Common Stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address all aspects of U.S. federal income tax law that may be relevant to a stockholder in light of its particular circumstances, or that may apply to a stockholder that is subject to special treatment under the U.S. federal income tax laws, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	dealers in securities or foreign currencies;

•	traders in securities;

•	persons subject to the alternative minimum tax;

•	persons that have a functional currency other than the U.S. dollar;

•	tax-exempt organizations;

•	nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates;

•	partnerships or other pass-through entities for U.S. federal income tax purposes;

•	expatriates;

•	persons who hold shares of Common Stock as part of a hedge, straddle, constructive sale or conversion transaction; or

•	persons who acquired their shares of Common Stock through the exercise of employee stock options or other compensation arrangements.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds SPSS Common Stock, the tax treatment of a partner generally depends upon the status of the partner and the activities of the partnership. Partners of a partnership holding SPSS Common Stock should consult their own tax advisors. In addition, this discussion does not address any tax considerations under U.S. federal estate and gift or alternative minimum tax consequences, nor any state, local or foreign tax laws, or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to stockholders.

For purposes of this discussion, the term “U.S. Holder” means a holder of SPSS Common Stock that is:

•	a citizen or individual resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons, as defined under Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

Tax Consequences of the Merger to U.S. Holders.  The receipt of the merger consideration in the merger (or pursuant to the exercise of appraisal rights) by U.S. Holders of SPSS Common Stock will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. Holder of SPSS

Common Stock will recognize capital gain or loss equal to the difference between the amount of cash received in exchange for SPSS Common Stock and the U.S. Holder’s adjusted tax basis in such Common Stock.

If the holding period of the SPSS Common Stock surrendered in the merger (or pursuant to the exercise of appraisal rights) is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of noncorporate taxpayers generally are taxable at a maximum U.S. federal income tax rate of 15%. Capital gains of corporate taxpayers generally are taxable at the regular income tax rates applicable to corporations. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If a U.S. Holder acquired different blocks of SPSS Common Stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of SPSS Common Stock.

Information Reporting and Backup Withholding.  Payments made to a U.S. Holder whose shares of SPSS Common Stock are exchanged for cash pursuant to the merger (or pursuant to the exercise of appraisal rights) are subject to information reporting and to backup withholding unless: (i) the U.S. Holder is a corporation or other exempt recipient; or (ii) in the case of backup withholding, the stockholder provides a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Each non-corporate U.S. Holder should complete and sign Internal Revenue Service Form W-9 in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent. The amount of any backup withholding from a payment to a stockholder will be allowed as a credit against the stockholder’s U.S. federal income tax liability and may entitle the stockholder to a refund, provided that the required information is furnished to the IRS.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

Regulatory Matters

HSR Act

The completion of the merger is subject to expiration or termination of the applicable waiting periods under the HSR Act and the rules and regulations promulgated thereunder. Under the HSR Act, the merger may not be completed unless certain information has been furnished to the Antitrust Division of the U.S. Department of Justice and to the Federal Trade Commission and applicable waiting periods expire or are terminated. The HSR Act requires the parties to observe a 30-day waiting period (the “initial 30-day waiting period”), during which time the merger may not be consummated, unless that initial 30-day waiting period is terminated early. If, before the expiration of the initial 30-day waiting period, the Antitrust Division of the U.S. Department of Justice or the Federal Trade Commission issues a request for additional information, the parties may not consummate the transaction until 30 days after SPSS and IBM have each substantially complied with such request for additional information (unless this period is shortened pursuant to a grant of earlier termination). SPSS and IBM filed their respective notification and report forms pursuant to the HSR Act with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission on August 7, 2009.

At any time before the effective time of the merger, the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, state attorneys general, or private parties can file suit under the antitrust laws to enjoin consummation of the merger or to impose conditions on the merger, including the divestiture of assets of SPSS or IBM or restrictions on the post-closing operations of the combined company. There can be no assurance that the merger will not be challenged on antitrust grounds or, if such a challenge is made, that the challenge will not be successful.

Other Jurisdictions

The completion of the merger is also subject to comparable notifications and review under the antitrust laws of various foreign jurisdictions, including Austria, Brazil, Germany, Ireland, Italy and Slovakia. SPSS and IBM have filed or intend to file notifications with the appropriate governmental entities in each of those jurisdictions. Some of these jurisdictions do not require regulatory approval, consent or agreement prior to completing the merger. With respect to jurisdictions that do require regulatory approval, consent or agreement prior to completing the merger, SPSS and IBM expect to observe the applicable waiting periods prior to completing the merger. It is possible that any of the governmental entities with which notifications are filed may seek, as conditions for granting approval of the merger, various regulatory concessions. There can be no assurance that SPSS and IBM will be able or willing to satisfy or comply with these conditions.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement. Stockholders should read carefully the merger agreement, which is attached as Annex A to this proxy statement.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the Securities and Exchange Commission (the “SEC”), which are available without charge at www.sec.gov.

The representations and warranties described below and included in the merger agreement were made by SPSS and IBM to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by SPSS and IBM in connection with negotiating the terms of that agreement. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, or may have been made for the purpose of allocating risk between SPSS and IBM rather than establishing matters as facts. The merger agreement is described in this proxy statement and included as Annex A only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding SPSS and IBM or their respective businesses. SPSS will provide additional disclosure in its public reports filed with the SEC to the extent that it is aware of the existence of any material facts that are required to be disclosed under U.S. federal securities laws and that might otherwise contradict the representations and warranties in the merger agreement and will update such disclosure as required by U.S. federal securities laws.

The merger agreement provides that Merger Sub, a Delaware corporation and wholly owned subsidiary of IBM, will merge with and into us. We will survive the merger and continue to exist after the merger as a wholly owned subsidiary of IBM.

The closing date for the merger is expected to be not later than the second business day after the satisfaction or waiver of all conditions to closing in the merger agreement. We anticipate that the merger will be consummated in the early fourth quarter of calendar year 2009. However, we cannot assure you when, or if, all of the conditions to the closing of the merger will be satisfied. See “— Conditions to the Closing of the Merger” beginning on page 51.

The merger will be effective when we file a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as we and IBM specify in the certificate of merger. We expect to make this filing at the time of the closing under the merger agreement.

Merger Consideration

The merger agreement provides that each share of our Common Stock outstanding immediately prior to the effective time of the merger (other than shares held by us, IBM, Merger Sub or by holders properly exercising appraisal rights under Delaware law) will be converted at the effective time of the merger into the right to receive $50.00 in cash, without interest and less any applicable withholding taxes.

If any of our stockholders perfect appraisal rights with respect to any of our shares of Common Stock, then we will treat those shares as described under “The Merger — Appraisal Rights” beginning on page 32.

Treatment of Stock Options, Restricted Share Units, Deferred Share Units and Purchase Rights

Stock Option Awards

At the effective time of the merger, each outstanding stock option, whether or not vested or exercisable, to acquire our Common Stock will be cancelled and will be converted into the right of the holder thereof to receive an amount, in cash, without interest and less any applicable withholding taxes, payable at or as soon as practicable (but in no event more than 45 days) following the effective time of the merger, equal to the product of:

•	The total number of shares of Common Stock covered by such option, and

•	The excess of the merger consideration of $50.00 over the exercise price per share of each such option.

Restricted Share Unit Awards

At the effective time of the merger, each outstanding restricted share unit award (whether or not vested) that was granted prior to the signing of the merger agreement will be cancelled and will be converted into the right to receive the merger consideration of $50.00, in cash, per restricted share unit, without interest and less any applicable withholding taxes, payable at or as soon as practicable (but in no event more than 45 days) following the effective time of the merger.

Deferred Share Unit Awards

At the effective time of the merger, each outstanding deferred share unit award, whether or not vested, will be cancelled and will be converted into the right to receive the merger consideration of $50.00, in cash, per deferred share unit, without interest and less any applicable withholding taxes, payable at or as soon as practicable (but in no event more than 45 days) following the effective time of the merger.

Employee Stock Purchase Plan

If the merger occurs after December 31, 2009 (the last day of the current contribution period under the ESPP), all purchase rights under the ESPP will be exercised in accordance with the ESPP on December 31, 2009 and the ESPP will be suspended for future periods as of December 31, 2009.

If the merger occurs on or prior to December 31, 2009, each outstanding purchase right under the ESPP will be terminated in exchange for a payment, in cash, equal to $21.07 (the difference between the merger consideration of $50.00 and 85% of the closing price of a share of our Common Stock on July 1, 2009, the first day of the current contribution period), without interest and less any applicable withholding taxes, payable as soon as practicable following the effective time of the merger.

Surrender of Stock Certificates; Payment of Merger Consideration; Lost Certificates

Prior to the consummation of the merger, IBM will designate a paying agent and, after the effective time of the merger, IBM will deposit funds with the paying agent in amounts as necessary for the payment of the merger consideration.

As soon as reasonably practical after the effective time of the merger, the paying agent will mail to each person who was a holder of record of our Common Stock immediately prior to the effective time of the merger a letter of transmittal containing instructions for exchanging certificates representing shares of our Common Stock. Such letter of transmittal will be accompanied by a substitute IRS Form W-9 or the applicable IRS Form W-8. After the effective time of the merger, each holder of a certificate previously representing shares of our issued and outstanding Common Stock will, upon surrender to the paying agent of a certificate, together with a properly completed letter of transmittal, be entitled to receive the merger consideration of $50.00 in cash, less any withholding taxes, for each share of our Common Stock represented by such certificate.

No interest will be paid or shall accrue on the cash payable upon surrender of any certificate. The cash paid upon conversion of our Common Stock will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of our Common Stock.

If any certificate representing our Common Stock has been lost, stolen, defaced or destroyed, the paying agent, IBM or the surviving corporation, as the case may be, will pay the merger consideration with respect to each share of our Common Stock formerly represented by such certificate upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, defaced or destroyed and, if required by the surviving corporation, the posting by such person of a bond in an amount as the surviving corporation may direct as indemnity against any claim that may be made against the surviving corporation with respect to such certificate.

Directors and Officers

The merger agreement provides that Merger Sub’s directors and our officers immediately before the effective time of the merger will be the directors and officers, respectively, of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Representations and Warranties

We have made a number of representations and warranties to IBM and Merger Sub in the merger agreement regarding aspects of our business and other matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	our and our subsidiaries’ organization, good standing and qualification and similar corporate matters;

•	our subsidiaries;

•	our and our subsidiaries’ capital structure;

•	our corporate power and authority to enter into the merger agreement and consummate the merger;

•	the enforceability of the merger agreement against us;

•	the approval of our board of directors of the merger agreement;

•	the submission of the merger agreement to our stockholders for approval and the recommendation of our board of directors that our stockholders vote to adopt the merger agreement;

•	the absence of any violation of our charter documents or certain contracts as a result of entering into the merger agreement and the consummation of the merger;

•	consents, approvals, notices and other similar actions with respect to governmental entities required as a result of our entering into the merger agreement and the consummation of the merger;

•	the filing of required company reports and other documents with the SEC, the compliance of such reports and documents with the applicable requirements of the federal securities laws, rules and regulations, the accuracy and completeness of the content of our financial statements included in such reports and documents, the absence of any outstanding or unresolved comments received by us from the SEC and the absence of undisclosed liabilities;

•	compliance with the Sarbanes-Oxley Act of 2002;

•	the preparation of our financial statements and reports in compliance with GAAP;

•	the absence of any joint venture, off-balance sheet partnership or other similar arrangement entered into for the purpose of or with the known result of avoiding the disclosure of any material transaction or liability;

•	the maintenance of internal and disclosure controls and procedures to ensure timely and adequate reporting;

•	the accuracy of the information supplied by us in connection with this proxy statement;

•	the conduct of our and our subsidiaries’ respective businesses in the ordinary course consistent with past practice, in each case from December 31, 2008 through the date of the merger agreement;

•	the absence, in each case from December 31, 2008 through the date of the merger agreement, of:

•	any material adverse effect or other circumstance that is, individually or in the aggregate, reasonably likely to have a material adverse effect;

•	certain dividends or other distributions on our or our subsidiaries’ capital stock;

•	any splits, combinations, reclassifications or issuances of our or our subsidiaries’ capital stock;

•	certain grants, awards, severance payments or retention payments to our or our subsidiaries’ personnel;

•	increases in any type of compensation or benefits, except for grants of normal bonus opportunities and increases of base compensation in the ordinary course of business consistent with past practice;

•	any grants or amendments of any award under any benefit plan or benefit agreement;

•	any action that could result in the vesting or payment of any rights, compensation, benefits or awards under any such benefit plan or benefit agreement;

•	any adoption or establishment of, or entry into any amendment of, modification to or termination of, any benefit agreement or benefit plan;

•	any material change in financial or tax accounting practices;

•	any material tax election;

•	any settlement of material tax liabilities;

•	any material write-down of material assets; and

•	any licensing or other agreement with regard to material intellectual property or rights to material intellectual property;

•	the continuation of pricing, sales, receivables and payables practices in the ordinary course of business consistent with past practice and the absence of any promotional sales or discount activity, in each case since December 31, 2008;

•	certain outstanding, pending and threatened litigation as of the date of the merger agreement;

•	specified and material contracts;

•	our compliance with all applicable laws, permits and judgments;

•	the absence of changes in our benefit plans, employment agreements and labor relations;

•	environmental matters;

•	employee and employer benefit matters;

•	tax matters;

•	title to our material properties and tangible assets, the sufficiency of such material properties and tangible assets to operate our and our subsidiaries’ respective businesses and our rights to use our leased properties;

•	our intellectual property;

•	our insurance policies;

•	the absence of unlawful payments;

•	our performance under contracts we have with any governmental entity, including the absence of any claim, dispute, investigation or audit related to such contracts;

•	our company rights agreement and the inapplicability of any state takeover or similar statute to the merger agreement and the merger;

•	the required vote of our stockholders;

•	our engagement of, and payment of fees to, brokers, investment bankers and financial advisors, and fees payable by us to other advisors in connection with the merger agreement and the merger; and

•	our receipt of a fairness opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Some of our representations and warranties are qualified by a material adverse effect standard. Subject to certain exclusions, a material adverse effect means any state of facts, change, development, event, effect, condition, occurrence, action or omission:

•	that, individually or in the aggregate, is reasonably likely to result in a material adverse effect on the business, assets, financial condition or results of operations of us and our subsidiaries, taken as a whole; or

•	with respect to us or our subsidiaries that, individually or in the aggregate, is reasonably likely to result in a material impairment on the ability of IBM and its subsidiaries to continue operating our business and our subsidiaries’ businesses after closing in substantially the same manner as they were operated immediately prior to the date of the merger agreement;

provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be considered when determining whether there has been or would be, a material adverse effect:

•	general legal, market, economic or political conditions affecting the industry in which we operate, to the extent such conditions do not disproportionately affect us and our subsidiaries as compared to other companies in the same industry;

•	changes affecting general economic or capital market conditions (including changes in interest or exchange rates), to the extent such conditions do not disproportionately affect us and our subsidiaries as compared to other companies in the same industry;

•	the pendency or announcement of the merger agreement or the anticipated consummation of the merger, including any reaction of our customers, employees, suppliers, resellers, partners or other constituencies to IBM or the transactions contemplated by the merger agreement;

•	any suit, claim, action or proceeding that does not have a reasonable likelihood of success on the merits, whether commenced or threatened, which alleges a breach of fiduciary duties relating to the merger agreement, violations of the applicable securities laws in connection with this proxy statement or otherwise in connection with any of the transactions contemplated by the merger agreement;

•	any decrease in the market price or trading volume of our Common Stock; provided, however, that the underlying cause of such decrease may be deemed to be a material adverse effect and may be taken into consideration when determining whether a material adverse effect has occurred;

•	our failure to meet our or analysts’ expectations or projections; provided, however, that the underlying cause of such failure may be deemed to be a material adverse effect and may be taken into consideration when determining whether a material adverse effect has occurred;

•	any change in GAAP or applicable laws effective after the signing of the merger agreement;

•	actions or omissions taken by either us or any of our subsidiaries with the prior written consent of IBM;

•	the information contained in the financial statements we filed with the SEC on Form 10-Q for the quarterly period ended June 30, 2009, except to the extent such information differs from or is additional to the preliminary financial statements for the same period provided to IBM prior to the execution of the merger agreement; and

•	natural disasters, acts or threats of terrorism or war, armed hostilities or any escalation thereof, or any governmental or other response to the foregoing, to the extent they do not disproportionately affect us and our subsidiaries as compared to other companies in the same industry.

IBM and Merger Sub have made a number of representations to us regarding various matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	their organization and good standing;

•	their corporate power and authority to enter into the merger agreement and consummate the merger;

•	the enforceability of the merger agreement against them;

•	the accuracy of information supplied by IBM and Merger Sub in connection with this proxy statement;

•	Merger Sub’s lack of prior operating activity;

•	that neither IBM nor Merger Sub is an “interested stockholder” under Delaware’s takeover statute; and

•	IBM’s access to sufficient funds to consummate the merger.

The representations and warranties of each of the parties to the merger agreement will expire upon the consummation of the merger.

Covenants

Conduct of Our Business Prior to the Merger

In the merger agreement, we have agreed that before the effective time of the merger, subject to certain exceptions, we will carry on our, and we will cause each of our subsidiaries to carry on their, business in the ordinary course consistent with past practice and use commercially reasonable efforts to comply with all applicable laws and to the extent consistent therewith, use commercially reasonable efforts to keep available the services of present officers, software developers and other employees, to preserve assets and technology and relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with us and our subsidiaries and to maintain franchises, rights and permits.

In addition, we have agreed, with specified exceptions, to various restrictions, including restrictions on our and our subsidiaries’ ability to:

•	declare, set aside or pay any dividends on, or other distributions in respect of, capital stock or other equity or voting interests;

•	split, combine or reclassify capital stock, or issue any other securities in respect of, in lieu of or in substitution for, shares of capital stock or other equity or voting interests;

•	purchase, redeem or otherwise acquire any shares of capital stock, other equity or voting interests or any other of our or our subsidiaries’ securities, or any options, warrants, calls or rights to acquire any such shares or other securities;

•	take any action that would result in any amendment, modification or change of any of our or our subsidiaries’ indebtedness;

•	issue, deliver, sell, pledge or otherwise encumber (i) any capital stock, other equity or voting interests or equity equivalents, subject to certain exceptions, or (ii) securities convertible into, or exchangeable or exercisable for, or any options, warrants, calls or rights to acquire, any such stock, interests or equity equivalents;

•	amend or propose to amend our or our subsidiaries’ organizational documents;

•	acquire, or agree to acquire, any business, entity or division thereof, or any assets other than immaterial assets in the ordinary course of business consistent with past practice;

•	sell, lease, license or encumber any of our material assets, subject to certain exceptions for actions in the ordinary course of business consistent with past practice;

•	repurchase, prepay or incur any indebtedness;

•	issue or sell rights to acquire any debt securities;

•	guarantee any debt securities of another person;

•	make any loans, advances or capital contributions to, or investments in, any person, other than us or any of our direct or indirect wholly owned subsidiaries;

•	incur or commit to incur any capital expenditures that individually are in excess of $250,000 or in the aggregate are in excess of $2,000,000;

•	pay, discharge, settle or satisfy any claims (including any claims by stockholders or stockholder litigation relating to the merger), liabilities or obligations, other than (i) in the ordinary course of business consistent with past practice, or as required by their terms, of claims, liabilities or obligations reserved against or included in our financial statements, (ii) liabilities incurred after the date of our balance sheet as of

December 31, 2008, in the ordinary course of business consistent with past practice or (iii) liabilities incurred in connection with the merger;

•	waive, relinquish, release, grant, transfer or assign any right of material value;

•	waive any material benefit, or agree to modify in any adverse respect, or fail to enforce, or consent to any matters to which our consent is required under, any standstill or similar contract (including any standstill provisions contained in a confidentiality agreement) to which we or our subsidiaries are a party or bound;

•	enter into, modify or amend in any material respect or exercise any right to renew any lease or sublease of real property;

•	acquire any interest in real property;

•	modify or amend in any material respect, or accelerate, terminate or cancel, any material contract or waive any right to enforce, relinquish, release, transfer or assign any rights or claims thereunder, other than in any immaterial respect in the ordinary course of business consistent with past practice;

•	adopt, establish, enter into, terminate, amend or modify any benefit plan or benefit agreement; increase the compensation or benefits payable to our employees; make any payments outside of the benefit plans and benefit agreements in effect on the date of the merger agreement; grant or amend any awards under any benefit plan or remove or modify existing restrictions in any benefit plan or benefit agreement or awards made thereunder; grant or pay any severance, separation, change in control, termination, retention or similar compensation or benefits to, or increase in any manner such compensation or benefits of any employee; enter into any trust, annuity or insurance contract or similar agreement or take any other action to fund or secure the payment of compensation or benefits under any benefit plan or benefit agreement; take any action to accelerate, or that could reasonably be expected to result in the acceleration of, the timing of payment or vesting of any rights, compensation, benefits or funding obligations under any benefit plan or benefit agreement or otherwise; or make any material determination under any benefit plan or benefit agreement that is inconsistent with the ordinary course of business or past practice;

•	form any subsidiary;

•	enter into any contract which would conflict with, or be violated by, the consummation of the merger or compliance with the merger agreement;

•	except as required by law, adopt or enter into any collective bargaining agreement or other labor union contract applicable to our employees or the employees of any of our subsidiaries;

•	write-down any of our material assets, including intellectual property, or make any change in any financial or tax accounting principle, method or practice other than as required by GAAP or applicable law;

•	engage in any of the following activities:

•	promotional sales or discount activities with any customers or distributors with the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) sales that would otherwise be expected to occur in subsequent fiscal quarters;

•	any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected to occur in subsequent fiscal quarters;

•	any practice which would have the effect of postponing to subsequent fiscal quarters payments that would otherwise be expected to be made in prior fiscal quarters (including the current fiscal quarter); or

•	any other promotional sales or discount activity (in each case in a manner outside the ordinary course of business or inconsistent with past practice);

•	take any action or fail to take any action which would result in the material loss or reduction of value of our intellectual property, taken as a whole;

•	make or change any material tax election;

•	settle or compromise any suit, claim, action, investigation, proceeding or audit pending against or with respect to us or our subsidiaries in respect of any material amount of tax;

•	enter into, extend, renew or amend certain types of specified contracts; and

•	authorize, commit, resolve or agree to take any of the foregoing actions.

If we ask IBM’s consent to take one of the foregoing actions, IBM shall consider our request in good faith and must not unreasonably delay in providing its response to our request.

We have also agreed, from the date of the merger agreement until the closing of the merger, to ensure that all contracts that we or our subsidiaries enter into with third parties freely permit the assignment of our or our subsidiaries’ contractual rights, interests or obligations thereunder to IBM or any of its subsidiaries following the consummation of the merger.

No Solicitation of Acquisition Proposals

We have agreed that we will not, and will not authorize or permit any of our subsidiaries to, nor will we authorize or permit any of our or our subsidiaries’ directors, officers or employees or any of our or their investment bankers, attorneys, accountants or other advisors or representatives to, directly or indirectly:

•	solicit, initiate or knowingly encourage, or take any other action knowingly to facilitate, any takeover proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to a takeover proposal (as defined in the merger agreement and described below); or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with any person with respect to, any takeover proposal.

Despite these general prohibitions, at any time prior to the adoption of the merger agreement by our stockholders and subject to the conditions described below, we may, and may permit and authorize our subsidiaries and our and our subsidiaries’ directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to:

•	furnish information to a person making a bona fide written unsolicited takeover proposal pursuant to a confidentiality agreement that contains terms that are no less restrictive than or substantially equivalent to those contained in the confidentiality agreement between us and IBM, provided that all such written information and all such material oral information has been provided (or is substantially concurrently provided) to IBM; and

•	participate in discussions or negotiations with, and only with, the person making such takeover proposal (and its representatives) regarding such takeover proposal.

We may only take these actions if:

•	our board of directors determines in good faith that the takeover proposal is, or could reasonably be expected to lead to, a superior proposal (as defined in the merger agreement and described below);

•	the takeover proposal was not solicited by us, our subsidiaries or our respective representatives and did not result from our waiver of any confidentiality, standstill or similar agreement;

•	we comply with our obligations to advise IBM, orally and in writing, as promptly as possible and in any event within 24 hours of receipt of:

•	any takeover proposal or request for information or inquiry that we reasonably believe could lead to or contemplates a takeover proposal; and

•	the identity of the person making the takeover proposal, request or inquiry and the terms and conditions of such takeover proposal, request or inquiry (or any modification thereof) that are provided to us in writing and the material terms and conditions of such takeover proposal, request or inquiry (or any modification thereof) that are provided to us orally;

•	we comply with our obligations to provide to IBM promptly upon receipt or delivery thereof, copies of all material documents and material written communications relating to any takeover proposal, request or inquiry exchanged between us, our subsidiaries or any of our or our subsidiaries’ directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives, on the one hand, and the person making the takeover proposal or any of its affiliates, or their respective officers, directors, employees, investment bankers, attorneys, accountants and other advisors and representatives, on the other hand; and

•	we comply with our obligations to, as requested by IBM or its outside legal counsel (on a daily basis at mutually agreeable times if so requested):

•	keep IBM or its outside counsel reasonably apprised with respect to the progress of negotiations concerning any takeover proposal and any matters that are related to the takeover proposal identified with reasonable specificity by IBM or its outside counsel; and

•	respond to questions from IBM or its outside counsel regarding the material resolved and unresolved issues related to any takeover proposal, request or inquiry.

Board Recommendation

The merger agreement provides that neither our board of directors nor any committee of our board will, or will agree or resolve to:

•	withdraw or modify in a manner adverse to IBM or Merger Sub, or propose publicly to withdraw or modify in a manner adverse to IBM or Merger Sub, the recommendation or declaration of advisability by our board of directors or any committee of our board of the merger agreement or the merger, or recommend, or propose publicly to recommend, the approval or adoption of any takeover proposal, or resolve to agree to take any such action (any such action, resolution or agreement to take such action being referred to as an “adverse recommendation change”);

•	adopt, approve or declare advisable any takeover proposal or submit any takeover proposal or related agreement to our stockholders for approval or adoption, or resolve or agree to take any such action; or

•	cause or permit us to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any takeover proposal (other than a confidentiality agreement, as discussed above).

Notwithstanding the foregoing, subject to the conditions described below, our board of directors may, at any time prior to the adoption of the merger agreement by our stockholders, in response to a superior proposal or an intervening event, make an adverse recommendation change. Our board of directors may only make an adverse recommendation change if:

•	our board of directors determines in good faith, after consultation with its outside legal counsel and a financial advisor of national reputation, that the failure to withdraw or modify its recommendation is reasonably likely to result in a breach of its fiduciary duties to our stockholders under applicable law or that such an adverse recommendation change is otherwise required under applicable law;

•	our board of directors provides prior written notice to IBM (an “adverse recommendation change notice”) that the board of directors is prepared to make an adverse recommendation change and provides to IBM the most current version of any proposed written agreement relating to the superior proposal or provides details describing the intervening event;

•	IBM has been given five business days to make a proposal that would, in the good faith judgment of our board of directors, either cause the superior proposal to no longer constitute a superior proposal or obviate the need for a change of recommendation as a result of the intervening event (it being understood and agreed that any amendment or modification of such superior proposal shall require a new adverse recommendation change notice and an additional three business day period); and

•	during the five or three business day period, as applicable, before our board of directors makes an adverse recommendation change, we negotiate in good faith with IBM regarding any revisions to the terms of the merger proposed by IBM.

The covenant in the merger agreement generally prohibiting us from soliciting acquisition proposals does not prevent us from complying with Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act with regard to an acquisition proposal or from making any disclosure to our stockholders if our board of directors determines in good faith that failure to so disclose would be inconsistent with applicable law; provided, however, that in no event will we or our board of directors take, agree or resolve to take any action with respect to an adverse recommendation change that is prohibited by the merger agreement.

A “takeover proposal” means any inquiry, proposal or offer from any person (other than IBM or Merger Sub) relating to, or that could reasonably be expected to lead to, in one or a series of transactions, any merger, consolidation, business combination, recapitalization, liquidation or dissolution involving us or any direct or indirect acquisition, including by way of merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition or similar transaction, of:

•	assets or businesses that constitute or represent 10% or more of the total revenue, net income, EBITDA or assets of us and our subsidiaries, taken as a whole; or

•	10% or more of the outstanding shares of our Common Stock or of any class of capital stock of, or other equity or voting interests in, one or more of our subsidiaries which, in the aggregate, directly or indirectly hold the assets or businesses referred to above.

A “superior proposal” means any binding bona fide written offer of any person (other than IBM or Merger Sub) which did not result from a breach of the non-solicitation covenants contained in the merger agreement and that, if consummated, would result in such person or its stockholders acquiring:

•	more than 50% of the voting power of our Common Stock; or

•	more than 50% of our and our subsidiaries’ assets, taken as a whole; and

which offer, in the good faith judgment of our board of directors, after consulting with a financial advisor of national reputation and outside legal counsel, (i) provides consideration which is more favorable to our stockholders than the consideration provided in the merger (taking into account all of the terms and conditions of such offer and the merger agreement, including any changes to the merger agreement proposed by IBM) and (ii) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

The merger agreement provides that an “intervening event” means an event, circumstance, fact or other information, unknown to our board of directors as of the date of the merger agreement, which becomes known before our stockholders adopt the merger agreement and which causes our board of directors to conclude in good faith, after consultation with its outside legal counsel and a financial advisor of national reputation, that its failure to effect an adverse recommendation change is reasonably likely to result in a breach of its fiduciary duties to our stockholders under applicable law or that such adverse recommendation change is otherwise required under applicable law. The term “intervening event” does not include the receipt, existence or terms of a takeover proposal or any matter relating to a takeover proposal or any consequence of a takeover proposal.

Stockholder Meeting

Under the merger agreement, we have agreed, subject to any applicable legal restraints, to convene and hold a stockholders’ meeting, for the purpose of the adoption of the merger agreement by our stockholders, on the

30th calendar day following the mailing of the definitive proxy statement to our stockholders. Notwithstanding the foregoing, we may delay the stockholders meeting:

•	to the extent (and only to the extent) necessary to obtain a quorum of the stockholders to vote on the adoption of the merger agreement (and we shall use commercially reasonable efforts to obtain such a quorum as promptly as practicable);

•	to the extent (and only to the extent) required by an applicable legal restraint; and

•	for a single five business day period from the date on which the stockholders meeting would have otherwise been held, if during the five calendar day period immediately prior to the date that the stockholders meeting would otherwise have been held (i) we receive a new takeover proposal, (ii) the price or material terms of a previously received takeover proposal are modified or amended or (iii) an intervening event occurs.

Efforts to Consummate the Merger; Regulatory Matters

We, IBM and Merger Sub have each agreed to use our reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate the merger, including using our reasonable best efforts to accomplish the following:

•	the satisfaction of the conditions to closing, as discussed below under “— Conditions to the Closing of the Merger” beginning on page 51;

•	the obtaining of all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from, and giving of any necessary notices to, governmental entities and other persons and the making of all necessary registrations, declarations and filings (including filings under the HSR Act);

•	the taking all reasonable steps to provide any supplemental information requested by a governmental entity, including participating in meetings with officials of such entity;

•	the taking all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any governmental entity or third party; and

•	the obtaining all necessary consents, approvals or waivers from any third party.

Under the terms of the merger agreement, (i) IBM is not required to agree to, or offer to, divest or hold separate, or enter into any licensing, business restriction or similar arrangement with respect to, any asset or any portion of its or its subsidiaries’ businesses and (ii) we have also agreed not to agree to, or offer to, take any such action or enter into any such arrangement with respect to our or our subsidiaries’ assets or businesses without the prior written consent of IBM, in each case in response to a request by or discussion with a governmental entity in order to address any regulatory issues associated with or arising from the merger. Furthermore, IBM and its subsidiaries are not obligated to litigate or participate in the litigation of any suit, claim, action, investigation or proceeding brought by any governmental entity relating to this merger which seeks to:

•	challenge, restrain or prohibit the consummation of the merger or the other transactions contemplated by the merger agreement;

•	obtain damages from IBM or its subsidiaries in relation thereto;

•	prohibit or limit in any respect, or place any conditions on, the ownership or operation of all or any portion of our or IBM’s business or assets or any of our or IBM’s products or those of our or IBM’s respective subsidiaries’ business or assets or any of their products;

•	require any such party or its subsidiaries to dispose of, license (whether pursuant to an exclusive license or nonexclusive license) or hold separate all or any portion of their business or assets or any product;

•	impose limitations on IBM’s ability to acquire or hold, or exercise full rights of ownership of, any shares of its subsidiaries or our or the surviving corporation’s common stock; or

•	prohibit IBM or its affiliates from effectively controlling any of the business or operations of us, our subsidiaries or IBM’s subsidiaries, or prevent us, our subsidiaries or IBM’s subsidiaries from operating our or their respective businesses in substantially the same manner as operated immediately prior to the date of the merger agreement.

Conditions to the Closing of the Merger

Our, IBM’s and Merger Sub’s obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	the adoption of the merger agreement by our stockholders;

•	the expiration or termination of any waiting period required under the HSR Act;

•	any other approval or waiting period under any other applicable competition, merger control, antitrust or similar law shall have been obtained or terminated or shall have expired; and

•	no temporary restraining order, preliminary or permanent injunction, or other judgment, order or decree issued by a court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the merger shall be in effect.

IBM’s and Merger Sub’s obligations to consummate the merger are subject to the satisfaction by us or waiver by them of the following conditions:

•	our representations and warranties made pursuant to the merger agreement that are qualified as to materiality or material adverse effect shall be true and correct as so qualified, and our representations and warranties that are not so qualified, shall be true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of that date, and IBM shall have received a certificate to that effect; provided, however, that any failures to be so true and correct that do not make it inadvisable in the reasonable judgment of IBM to proceed with the merger are excluded from this closing condition;

•	the performance in all material respects of all obligations required to be performed by us under the merger agreement at or prior to the consummation of the merger, and IBM shall have received a certificate to that effect;

•	the absence of any claim, suit, action or proceeding either brought by a third party with a reasonable likelihood of success or brought or threatened by a governmental entity, in each case as a result of or in connection with the merger:

•	challenging or seeking to restrain or prohibit the consummation of the merger;

•	seeking to obtain material damages from IBM or its subsidiaries;

•	seeking to prohibit or limit in any respect, or place conditions on, the ownership or operation by us, IBM or our or its respective affiliates of all or any portion of the business or assets or any product, or requiring any such person to dispose of, license or hold separate all or any portion of the business or assets or any product, of us, IBM or any of our or its subsidiaries;

•	seeking to impose limitations on the ability of IBM or any of its affiliates to acquire or hold, or exercise full rights of ownership of, our Common Stock or the common stock of the surviving corporation or any of IBM’s subsidiaries;

•	seeking to prohibit IBM or any of its affiliates from effectively controlling any of the business or operations of us, IBM or IBM’s subsidiaries;

•	seeking to prevent us or our subsidiaries from operating our respective businesses in all material respects in the same manner as operated by us and our subsidiaries prior to the date of the merger agreement; or

•	seeking to prevent IBM or IBM’s subsidiaries (excluding us and our subsidiaries) from operating any of their respective businesses in substantially the same manner as operated by IBM and IBM’s subsidiaries prior to the date of the merger agreement;

•	no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court of competent jurisdiction that could reasonably be expected to result, directly or indirectly, in any of the effects described in the immediate preceding condition shall be in effect; and

•	a material adverse effect has not occurred with respect to us.

Our obligations to consummate the merger are subject to the satisfaction by IBM and/or Merger Sub or waiver by us of the following conditions:

•	IBM’s and Merger Sub’s representations and warranties made pursuant to the merger agreement that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of that date, and we shall have received a certificate to that effect; and

•	the performance in all material respects of all obligations required to be performed by IBM and Merger Sub under the merger agreement at or prior to the consummation of the merger, and we shall have received a certificate to that effect.

Termination

The merger agreement may be terminated under certain circumstances, including:

•	by our, IBM’s and Merger Sub’s mutual written consent;

•	by either IBM or us if:

•	the merger is not consummated by January 31, 2010, but this reason for termination will not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before such date and such action or failure to act constitutes a breach of the merger agreement;

•	any temporary restraining order, preliminary or permanent injunction, or other judgment, order or decree issued by a court of competent jurisdiction or other legal restraint or prohibition having the effect of preventing the consummation of the merger is in effect and has become final and nonappealable; or

•	our stockholders do not adopt the merger agreement at the stockholder meeting (or at any adjournment or postponement thereof) called for such purpose;

•	by us if:

•	IBM breaches a representation, warranty, covenant or other agreement so that the related closing conditions cannot be satisfied and such breach cannot be cured by IBM or Merger Sub within 30 business days, or if such breach is curable, IBM or Merger Sub, as the case may be, does not commence to cure such breach within 10 business days after receipt of written notice from us and diligently pursue such cure thereafter; or

•	by IBM if:

•	we deliver an adverse recommendation change notice or an adverse recommendation change has occurred;

•	we breach a representation, warranty, covenant or other agreement so that the related closing conditions cannot be satisfied and such breach cannot be cured by us within 30 business days after such breach, or if such breach is curable, we do not commence to cure such breach within 10 business days after receipt of written notice from IBM and diligently pursue such cure thereafter; or

•	any legal restraint shall be in effect and have become final and nonappealable that has the effect of (i) restraining or prohibiting the consummation of the merger, (ii) requiring payment of material damages from IBM or any of its subsidiaries, (iii) prohibiting or limiting in any respect, or placing conditions on, the ownership or operation by us, IBM or our or its respective affiliates of all or any portion of the business or assets or any product, or requiring any such person to dispose of, license or hold separate all or any portion of the business or assets or any product, of us, IBM or any of our or its subsidiaries, (iv) imposing limitations on the ability of IBM or any of its affiliates to acquire or hold, or exercise full rights of ownership of, our Common Stock or the common stock of the surviving corporation or any of IBM’s subsidiaries, (v) prohibiting IBM or any of its affiliates from effectively controlling any of the business or operations of us, IBM or IBM’s subsidiaries, (vi) preventing us or our subsidiaries from operating our respective businesses in all material respects in the same manner as operated by us and our subsidiaries prior to the date of the merger agreement or (vii) preventing IBM or IBM’s subsidiaries (excluding us and our subsidiaries) from operating any of their respective businesses in substantially the same manner as operated by IBM and IBM’s subsidiaries prior to the date of the merger agreement.

Termination Fees and Expenses

Each party will generally pay its own fees and expenses in connection with the merger, whether or not the merger is consummated.

We will be required to pay a termination fee of $23,500,000 to IBM if:

•	after the date of the merger agreement and prior to the vote of our stockholders on the adoption of the merger agreement, a takeover proposal has been made to us or our stockholders, or any person has announced an intention to make a takeover proposal (whether or not conditional and whether or not withdrawn) or a takeover proposal (whether or not conditional and whether or not withdrawn) otherwise becomes known to us or generally known to our stockholders and thereafter:

•	(i) prior to the adoption of the merger agreement by our stockholders the merger agreement is terminated by either us or IBM because the merger has not been consummated by January 31, 2010 or (ii) the merger agreement is terminated by either us or IBM because our stockholders voted against adopting the merger agreement but only if a person has publicly announced an intention to make a takeover proposal (whether or not conditional and whether or not withdrawn) or a takeover proposal (whether or not conditional and whether or not withdrawn) otherwise becomes generally known to our stockholders; and

•	within 12 months after such termination of the merger agreement, either we or one of our subsidiaries enters into an acquisition agreement with respect to any takeover proposal or any takeover proposal is consummated (solely for purposes of this provision, all references to 10% in the definition of “takeover proposal” are deemed to be references to 35%); or

•	IBM terminates the merger agreement because we have delivered an adverse recommendation change notice or an adverse recommendation change has occurred.

Indemnification and Insurance

The surviving corporation will assume, and IBM will cause the surviving corporation to comply with all obligations with respect to and honor, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger now existing in favor of our and our subsidiaries’ current or former directors or officers as provided in our and their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements as in effect on the date of the merger agreement.

In the event the surviving corporation (i) consolidates with or merges into another entity and is not the continuing or surviving corporation (or other similar entity) of such consolidation or merger or (ii) transfers all or substantially all of its assets to another person, or if IBM dissolves the surviving corporation, IBM shall cause the successors and assigns of the surviving corporation to comply with and honor the indemnification and other obligations set forth above.

IBM will obtain as of the effective time of the merger a “tail” insurance policy with a claims period of six years from the effective time of the merger with respect to directors’ and officers’ liability insurance for acts or omissions occurring at or prior to the effective time of the merger covering those persons who were, as of the date of the merger agreement, covered by our directors’ and officers’ liability insurance policies, on terms that are no less favorable than our policies in effect on the date of the merger agreement. Prior to the closing, IBM will prepay such insurance for the six year period, but in no event will IBM or the surviving corporation be required to pay aggregate premiums which exceed 300% of the aggregate premiums paid by us for the period from December 15, 2008 to, and including, December 14, 2009.

Additional Agreements

Except as would violate applicable law, we and IBM have agreed to consult with each other prior to issuing any press release or other public announcements with respect to the merger.

We have agreed to give prompt notice to IBM in writing of:

•	the occurrence of any matter or event not previously known by us of which we acquire knowledge (including matters and events arising or occurring after the date of the merger agreement) that:

•	is or is reasonably likely to be material (individually or in the aggregate) to our and our subsidiaries’ businesses, assets, properties, financial condition or results of operations, taken as a whole; or

•	is reasonably likely to result in the inability to satisfy any of the conditions to IBM’s and Merger Sub’s obligations to consummate the merger;

•	our failure to perform in any material respect any of our obligations set forth in the merger agreement;

•	any written notice or other written communication or, to our knowledge, any oral notice or other oral communication:

•	from any person (other than a governmental entity) alleging that notice to or consent of such person is required in connection with the merger;

•	from any of our customers, distributors or resellers that seeks to terminate or modify, in a materially adverse manner, its relationship with us or our subsidiaries as a result of the merger; or

•	from any governmental entity in connection with the merger, including a copy of any such written notice or communication received;

•	any filing or notice made by us with any governmental entity in connection with the merger, including a copy of any such filing or notice; and

•	any actions, suits, claims, investigations or proceedings commenced or, to our knowledge, threatened against us, relating to or involving or otherwise affecting us or our subsidiaries that, if pending on the date of the merger agreement, would have been required to have been disclosed, or that relate to the consummation of the merger.

IBM has agreed to provide us with prompt notice of:

•	any of the representations or warranties made by IBM or Merger Sub in the merger agreement becoming untrue or inaccurate such that any of the conditions to our obligation to consummate the merger could not be satisfied; or

•	the failure of IBM or Merger Sub to perform in any material respect any of their respective obligations under the merger agreement such that any of the conditions to our obligation to consummate the merger could not be satisfied.

We have also agreed to provide IBM with the opportunity to participate in the defense of any litigation initiated against us or our board of directors related to the merger or the other transactions contemplated by the merger agreement. While we have not agreed to give IBM the right to direct the defense of any such litigation, we have agreed to obtain the prior written consent of IBM prior to settling or satisfying any such claim, it being understood that IBM will consider any such request for consent in good faith.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Company’s Common Stock as of August 31, 2009, for each director and executive officer, and by all directors and executive officers of the Company as a group. Unless otherwise indicated in a footnote, each person possesses sole voting and investment power with respect to the shares of Common Stock indicated as beneficially owned.

	Shares Beneficially
	Owned
Name	Number	Percent

Jack Noonan(1)	586,133	3.11%
Raymond H. Panza(2)	259,511	1.39%
Alex Kormushoff(3)	23,103	*
Richard M. Holada(4)	15,283	*
Douglas P. Dow(5)	58,999	*
Marc D. Nelson(6)	9,606	*
Henry S. Bienen(7)	9,444	*
William Binch(8)	30,000	*
Michael D. Blair(9)	55,833	*
Michael E. Lavin(10)	31,000	*
Merritt Lutz(11)	30,000	*
Patricia B. Morrison(12)	16,111	*
Charles R. Whitchurch(13)	40,000	*
All directors and executive officers as a group (13 persons)(14)	1,165,023	6.04%

*	The percentage of shares beneficially owned does not exceed 1% of the Common Stock.

(1)	Includes 383,144 shares through options exercisable within 60 days and 13,282 shares to be received upon the vesting of restricted share units within 60 days.

(2)	Includes 190,000 shares through options exercisable within 60 days and 7,032 shares to be received upon the vesting of restricted share units within 60 days.

(3)	Includes 3,675 shares to be received upon the vesting of restricted share units within 60 days.

(4)	Includes 2,144 shares to be received upon the vesting of restricted share units within 60 days.

(5)	Includes 38,957 shares through options exercisable within 60 days and 2,045 shares to be received upon the vesting of restricted share units within 60 days.

(6)	Includes 2,000 shares through options exercisable within 60 days and 738 shares to be received upon the vesting of restricted share units within 60 days.

(7)	Includes 9,444 shares through options exercisable within 60 days.

(8)	Includes 30,000 shares through options exercisable within 60 days.

(9)	Includes 45,000 shares through options exercisable within 60 days.

(10)	Includes 30,000 shares through options exercisable within 60 days.

(11)	Includes 30,000 shares through options exercisable within 60 days.

(12)	Includes 16,111 shares through options exercisable within 60 days.

(13)	Includes 40,000 shares through options exercisable within 60 days.

(14)	Includes 814,656 shares through options exercisable within 60 days and 28,916 shares to be received upon the vesting of restricted share units within 60 days.

SECURITY OWNERSHIP OF CERTAIN OTHER HOLDERS

The following table shows, as of August 31, 2009, the number and percentage of shares of Common Stock beneficially owned by each person known by SPSS to own beneficially more than five percent of the outstanding shares of the Company’s Common Stock. The information below is based upon their filings with the Securities and Exchange Commission. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned.

	Shares Beneficially
	Owned
Name	Number	Percent

T. Rowe Price Associates, Inc.(1)	2,187,764	11.86%
Barclays Global Investors, NA and Affiliates(2)	1,309,522	7.10%
Artisan Partners Limited Partnership(3)	1,286,700	6.97%
Brown Capital Management, Inc.(4)	1,118,527	6.06%
Daruma Asset Management, Inc.(5)	1,042,850	5.65%
Stadium Capital Management, LLC(6)	966,255	5.24%
Mario J. Gabelli and Affiliates(7)	935,106	5.07%

(1)	These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirement of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The information regarding these securities was taken from the Schedule 13G/A dated February 13, 2009 and filed with the SEC by Price Associates on February 13, 2009. The business address for Price Associates is 100 East Pratt Street, Baltimore, Maryland 21202.

(2)	Barclays Global Investors, NA, Barclays Global Fund Advisors and Barclays Global Investors, LTD (collectively, “Barclays”) are the beneficial owners of 1,309,522 shares of Common Stock. This information was taken from the Schedule 13G dated February 6, 2009 and filed with the SEC by Barclays on February 5, 2009. The business address for both Barclays Global Investors, NA and Barclays Global Fund Advisors is 400 Howard Street, San Francisco, California 94105. The business address for Barclays Global Investors, LTD is Murray House, 1 Royal Mint Court, London, EC3N4HH.

(3)	Artisan Partners Limited Partnership (“Artisan Partners”) is the beneficial owner of 1,286,700 shares of Common Stock. This information was taken from the Schedule 13G dated February 13, 2009 and filed with the SEC by Artisan Partners on February 13, 2009. Artisan Investment Corporation (“Artisan Corp.”) is the general partner of Artisan Partners, ZFIC, Inc. (“ZFIC”) is the sole stockholder of Artisan Corp., and Andrew A. Ziegler and Carlene M. Ziegler are the principal stockholders of ZFIC; therefore, Artisan Corp., ZFIC, Mr. Ziegler and Ms. Ziegler may be deemed to beneficially own these shares of Common Stock. The business address for Artisan Partners is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.

(4)	Brown Capital Management, Inc. (“Brown”) is the beneficial owner of 1,118,527 shares of Common Stock. This information was taken from the Schedule 13G/A dated December 31, 2008 and filed with the SEC by Brown on February 4, 2009. The business address for Brown is 1201 N. Calvert Street, Baltimore, Maryland 21202.

(5)	These securities are owned by various investment advisory clients for which Daruma Asset Management, Inc. (“Daruma”) serves as investment advisor with sole investment and/or voting power over the securities. For purposes of the reporting requirement of the Exchange Act, Daruma is deemed to be a beneficial owner of such securities. Mariko O. Gordon owns in excess of 50% of the outstanding voting stock and is the president of Daruma and, therefore, may be deemed to beneficially own these shares of Common Stock. Daruma and Mariko O. Gordon each disclaims beneficial ownership in any of the securities. This information was taken from the Schedule 13G/A dated February 13, 2009 and filed with the SEC by Daruma on February 13, 2009. The business address for Daruma is 80 West 40th Street, 9th Floor, New York, New York 10018.

(6)	Stadium Capital Management, LLC (“Stadium Capital”) is the beneficial owner of 966,255 shares of Common Stock. This information was taken from the Schedule 13G dated February 6, 2009 and filed with the SEC by Stadium Capital on February 10, 2009. Alexander M. Seaver and Bradley R. Kent are the managing members of

Stadium Capital and, therefore, may be deemed to beneficially own these shares of Common Stock. The business address for Stadium Capital is 19785 Village Office Court, Suite 101, Bend, Oregon 97702.

(7)	The information concerning Mario J. Gabelli and affiliates is based upon the Schedule 13D dated August 20, 2009 and filed with the SEC on August 24, 2009. In addition to Mr. Gabelli, each of the following entities that Mr. Gabelli directly or indirectly controls or for which he acts as chief investment officer is a reporting person on the Schedule 13D: GGCP, Inc. (“GGCP”); GAMCO Investors, Inc. (“GBL”); Gabelli Funds, LLC (“Gabelli Funds”); GAMCO Asset Management, Inc. (“GAMCO”); Gabelli Securities, Inc. (“GSI”); and MJG Associates, Inc. (“MJG Associates”). According to the Schedule 13D, GAMCO has beneficial ownership of 235,600 of the reported shares, Gabelli Funds has beneficial ownership of 620,600 of the reported shares, GSI has beneficial ownership of 76,906 of the reported shares and MJG Associates has beneficial ownership of 2,000 of the reported shares. Mr. Gabelli is deemed to have beneficial ownership of the shares owned beneficially by each of the foregoing entities. GBL and GGCP are deemed to have beneficial ownership of the shares owned beneficially by each of the foregoing persons other than Mr. Gabelli. The business address for Mario J. Gabelli and affiliates is One Corporate Center, Rye, New York 10580.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of stockholders of SPSS. However, if the merger is not completed, SPSS’s public stockholders will continue to be entitled to attend and participate in SPSS’s stockholders’ meetings. If the merger is not completed and any stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the 2010 Annual Meeting of Stockholders, the proposal must be received by the Secretary of the Company on or before December 1, 2009 and otherwise meet the requirements of applicable SEC rules. Stockholder proposals to be presented at the 2010 Annual Meeting of Stockholders which are not intended to be included in the Company’s proxy materials must be delivered to the Secretary of the Company between January 30, 2010 and March 1, 2010 in accordance with the procedures in the Company’s bylaws.

OTHER MATTERS

At this time, we know of no other matters to be submitted to our stockholders at the special meeting or any adjournment or postponement of the special meeting. If any other matters properly come before the special meeting or any adjournment or postponement of the special meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares of Common Stock they represent in accordance with their discretion.

WHERE YOU CAN FIND MORE INFORMATION

SPSS and IBM file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements or other information that we and IBM file with the SEC at the SEC’s public reference room at the following location: 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

SPSS Inc.
233 South Wacker Drive
Chicago, Illinois 60606
Attention: Erin R. McQuade
Telephone: (312) 651-3496

If you would like to request documents from us, please do so by September 25, 2009, to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. Please note that all of our documents that we file with the SEC are also available at the Investor Relations section of our corporate website, http://investor.spss.com.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:
Georgeson Inc.
199 Water Street — 26th Floor
New York, NY 10038
Banks and Brokers call (212) 440-9800
All others call toll free (866) 828-4314

Annex A

AGREEMENT AND PLAN OF MERGER
among
INTERNATIONAL BUSINESS MACHINES CORPORATION,
PIPESTONE ACQUISITION CORP.
and
SPSS INC.
dated as of July 27, 2009

Page

ARTICLE I
The Merger
Section 1.01. The Merger	A-7
Section 1.02. Closing	A-7
Section 1.03. Effective Time of the Merger	A-7
Section 1.04. Effects of the Merger	A-7
Section 1.05. Certificate of Incorporation and Bylaws	A-7
Section 1.06. Directors	A-8
Section 1.07. Officers	A-8

ARTICLE II
Conversion of Securities
Section 2.01. Conversion of Capital Stock	A-8
Section 2.02. Appraisal Rights	A-8
Section 2.03. Exchange of Certificates	A-9

ARTICLE III
Representations and Warranties
Section 3.01. Representations and Warranties of the Company	A-10
Section 3.02. Representations and Warranties of Parent and Sub	A-33

ARTICLE IV
Covenants Relating to Conduct of Business
Section 4.01. Conduct of Business	A-34
Section 4.02. No Solicitation	A-38

ARTICLE V
Additional Agreements
Section 5.01. Preparation of the Proxy Statement; Stockholders Meeting	A-40
Section 5.02. Access to Information; Confidentiality	A-42
Section 5.03. Reasonable Best Efforts; Consultation and Notice	A-43
Section 5.04. Equity Awards	A-45
Section 5.05. Indemnification, Exculpation and Insurance	A-46
Section 5.06. Fees and Expenses	A-47
Section 5.07. Public Announcements	A-48
Section 5.08. Sub Compliance	A-48
Section 5.09. Company Rights Agreement	A-48
Section 5.10. Convertible Notes	A-48

ARTICLE VI
Conditions Precedent
Section 6.01. Conditions to Each Party’s Obligation to Effect the Merger	A-48
Section 6.02. Conditions to Obligations of Parent and Sub	A-48
Section 6.03. Conditions to Obligation of the Company	A-49
Section 6.04. Frustration of Closing Conditions	A-50

GLOSSARY

Term	Section

409A Authorities	3.01(m)(x)
Acquisition Agreement	4.02(b)
Adverse Recommendation Change	4.02(b)
Adverse Recommendation Change Notice	4.02(b)
affiliate	8.03(a)
Agreement	Preamble
Appraisal Shares	2.02
At Closing Conditions	1.02
Baseline Financials	8.03(b)
Benefit Agreements	3.01(g)(i)
Benefit Plans	3.01(k)(i)
Certificate	2.01(c)
Certificate of Merger	1.03
Closing	1.02
Closing Date	1.02
Code	2.03(f)
Commonly Controlled Entity	3.01(k)(i)
Company	Preamble
Company Bylaws	3.01(a)
Company Certificate	3.01(a)
Company Common Stock	2.01
Company Letter	3.01
Company Personnel	3.01(g)(i)
Company Rights	3.01(c)(i)
Company Rights Agreement	3.01(c)(i)
Company Stock Plans	3.01(c)(i)
Confidentiality Agreement	4.02(a)
Contract	3.01(d)
Contract Disputes Act	3.01(s)(ii)
Convertible Notes	3.01(c)(i)
Convertible Notes Indenture	3.01(c)(i)
default	8.03(c)
Derivative Work	3.01(p)(iii)
DGCL	1.01
DSU Agreements	3.01(c)(v)
DSUs	3.01(c)(i)
Effective Time	1.03
Environmental Claims	3.01(l)
Environmental Law	3.01(l)
Environmental Permits	3.01(l)
Equity Equivalents	3.01(c)(iii)
ERISA	3.01(m)(i)
ESPP	3.01(c)(i)

Term	Section

Exchange Act	3.01(d)
FCC	5.02(b)
FCC Licenses	5.02(b)
Filed SEC Document	3.01(e)(i)
GAAP	3.01(e)(i)
Government Contract	3.01(s)(i)
Governmental Entity	3.01(d)
Grant Date	3.01(c)(iii)
Hazardous Materials	3.01(l)
HSR Act	3.01(d)
indebtedness	3.01(c)(iv)
Intellectual Property	3.01(p)(iv)
Intercompany Indebtedness	8.03(d)
Intervening Event	4.02(b)
IRS	3.01(m)(ii)
Judgment	3.01(d)
knowledge	8.03(e)
Law	3.01(d)
Leased Real Property	3.01(o)(iii)
Legal Restraints	6.01(c)
Liens	3.01(b)
Major Customer	3.01(i)(i)(S)
Major Customer Contract	3.01(i)(i)(S)
Major Supplier	3.01(i)(i)(T)
Major Supplier Contract	3.01(i)(i)(T)
Material Adverse Effect	8.03(f)
Material Contract	3.01(i)(i)
Merger	Preamble
Merger Consideration	2.01(c)
Non-Affiliate Plan Fiduciary	3.01(m)(ix)
Nonqualified Deferred Compensation Plan	3.01(m)(x)
Parent	Preamble
Parent Letter	3.02
Paying Agent	2.03(a)
Pension Plan	3.01(m)(i)
Permits	3.01(j)
Permitted Liens	3.01(i)(i)(E)
person	8.03(g)
Post-Signing Returns	4.01(d)
Pre-Closing Conditions	1.02
Proxy Statement	3.01(d)
Release	3.01(l)
RSU Agreements	3.01(c)(v)
RSUs	3.01(c)(i)

Term	Section

SEC	3.01(d)
SEC Documents	3.01(e)(i)
Section 262	2.02
Securities Act	3.01(e)(i)
Software	3.01(p)(iv)
SOX	3.01(e)(ii)
Specified Contracts	3.01(i)(i)
Stockholder Approval	3.01(v)
Stockholders Meeting	5.01(c)
Stock Option Agreements	3.01(c)(v)
Stock Options	3.01(c)(i)
Sub	Preamble
Subsidiary	8.03(h)
Superior Proposal	4.02(a)
Surviving Corporation	1.01
Takeover Proposal	4.02(a)
tax return	3.01(n)(xvi)
taxes	3.01(n)(xvi)
taxing authority	3.01(n)(xvi)
Termination Date	7.01(b)(i)
Termination Fee	5.06(b)
Third Party Software	3.01(p)(iv)
Welfare Plan	3.01(m)(iv)

AGREEMENT AND PLAN OF MERGER dated as of July 27, 2009 (this “Agreement”), by and among INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation (“Parent”), PIPESTONE ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and SPSS INC., a Delaware corporation (the “Company”).

WHEREAS the Board of Directors of each of the Company and Sub deems it in the best interests of their respective stockholders to consummate the merger (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, of Sub with and into the Company in which the Company would become a wholly owned subsidiary of Parent, and such Boards of Directors have approved this Agreement, declared its advisability and recommended that this Agreement be adopted by the stockholders of the Company or Sub, as the case may be; and

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

Section 1.01.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

Section 1.02.  Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on a date to be specified by the parties, which shall be not later than the second business day after satisfaction or (to the extent permitted by law) waiver of the conditions set forth in Article VI (other than those that by their terms can only be satisfied at the Closing, which are herein referred to as the “At Closing Conditions”; all other conditions set forth in Article VI are herein referred to as the “Pre-Closing Conditions”), it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of the At Closing Conditions at Closing), at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the At Closing Conditions shall not have been satisfied or (to the extent permitted by law) waived on such second business day or if all of the Pre-Closing Conditions shall not remain satisfied or shall not have been (to the extent permitted by law) waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or (to the extent permitted by law) waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03.  Effective Time of the Merger.  Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

Section 1.04.  Effects of the Merger.  The Merger shall have the effects set forth in Section 259 of the DGCL.

Section 1.05.  Certificate of Incorporation and Bylaws.  (a) The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended at the Effective Time to read in the form of Exhibit A hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The bylaws of Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.06.  Directors.  The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07.  Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Conversion of Securities

Section 2.01.  Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, par value $0.01 per share, of the Company (the “Company Common Stock”), or the holder of any shares of capital stock of Sub:

(a) Capital Stock of Sub.  Each issued and outstanding share of common stock of Sub, par value $0.01 per share, shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  All shares of Company Common Stock that are owned as treasury stock by the Company or owned by Parent or Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be canceled in accordance with Section 2.01(b) and (ii) except as provided in Section 2.02, the Appraisal Shares), shall be converted into the right to receive $50.00 in cash, without interest (the “Merger Consideration”). At the Effective Time such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or evidence of shares in book-entry form that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with the terms of this Agreement. The right of any holder of any share of Company Common Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax Law, such withholding to be pursuant to the terms of Section 2.03(f) and any applicable tax Law.

Section 2.02.  Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or evidence of shares in book-entry form that immediately prior to the Effective Time represented Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of any such demands and any other related instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Section 2.03.  Exchange of Certificates.  (a) Paying Agent.  Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the “Paying Agent”), and, from time to time after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 2.01(c) upon surrender of Certificates, it being understood that all such funds shall be invested as directed by Parent and that any and all interest or other amounts earned with respect to funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent.

(b) Exchange Procedure.  As soon as reasonably practicable after the Effective Time, the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which (x) shall include an accompanying substitute IRS Form W-9 or the applicable IRS Form W-8, (y) shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and (z) shall be in a form and have such other provisions (including customary provisions regarding delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may reasonably specify and as the Company may reasonably approve) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent (and reasonably approved by the Company), together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash equal to the Merger Consideration that such holder has the right to receive pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, payment of the Merger Consideration in exchange therefor may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c) No Further Ownership Rights in Company Common Stock.  All Merger Consideration paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time. If, after the close of business on the day on which the Effective Time occurs, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

(d) No Liability.  None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any Merger Consideration that would otherwise have been payable in respect of any Certificate which is delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered immediately prior to the date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, such Merger Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(e) Lost Certificates.  If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent or the Surviving Corporation, as the case may be, shall pay the Merger Consideration in respect of such lost, stolen, defaced or destroyed Certificate.

(f) Withholding Rights.  Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

(g) Termination of Fund.  At any time following the six-month anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent pursuant to Section 2.03(a) and that have not been disbursed to holders of Certificates, and thereafter, subject to time limitations in Section 2.03(d), such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon.

ARTICLE III

Representations and Warranties

Section 3.01.  Representations and Warranties of the Company.  Except as set forth in the letter (with specific reference to the Section of this Agreement to which the information stated in such disclosure relates; provided, that disclosure contained in any section of the Company Letter shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is readily apparent from the face of such disclosure that such disclosure is applicable to such other Section of this Agreement) delivered by the Company to Parent prior to the date of this Agreement (the “Company Letter”), the Company represents and warrants to Parent and Sub as follows:

(a) Organization, Standing and Corporate Power.  Each of the Company and its Subsidiaries (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (except, in the case of good standing, for entities organized under the Laws of any jurisdiction that does not recognize such concept), (ii) has all requisite corporate, company, partnership or other organizational power and authority to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction (except, in the case of good standing, any jurisdiction that does not recognize such concept) in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing (except, in the case of clause (i) above, with respect to the Company), individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect. The Company has made available to Parent complete and correct copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (the “Company Certificate”), and the bylaws of the Company, as amended to the date of this Agreement (the “Company Bylaws”), and the certificate of incorporation and bylaws (or similar organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement. The Company has made available to Parent complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its Subsidiaries held since January 1, 2006 (other than minutes (or drafts thereof) related to the transactions contemplated by this Agreement or any Takeover Proposals). The Company has made available to Parent complete and correct copies of all resolutions of the Board of Directors of the Company, and each committee thereof, in respect of this Agreement and the transactions contemplated hereby.

(b) Subsidiaries.  Section 3.01(b) of the Company Letter sets forth a complete and correct list of each Subsidiary of the Company and its place and form of organization. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary are owned by the Company, by one or more wholly owned Subsidiaries of the Company or by the Company and one or more wholly owned Subsidiaries of the Company, free and clear of all pledges, claims, liens, charges, options, security interests or other encumbrances of any kind or nature whatsoever (collectively, “Liens”), except for transfer restrictions imposed by applicable securities Laws, and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any person.

(c) Capital Structure.  (i) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock. At the close of business on July 24, 2009, (A) 18,443,571 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, none of which were subject to vesting or transfer restrictions and/or subject to forfeiture back to the Company or repurchase by the Company, (B) no shares of Company Common Stock were held by the Company as treasury shares, (C) 3,154,268 shares of Company Common Stock were reserved and available for issuance in the aggregate pursuant to the Long Term Incentive Plan of the Company, the 2000 Equity Incentive Plan of the Company, the 1999 Employee Equity Incentive Plan of the Company and the 1995 Equity Incentive Plan of the Company (such plans, together with the ESPP (as defined below), the “Company Stock Plans”), of which (x) 1,095,968 shares of Company Common Stock were subject to outstanding options (other than rights under the Company’s Employee Stock Purchase Plan (the “ESPP”)) to acquire shares of Company Common Stock from the Company (such options, together with any other stock options granted after July 24, 2009 under the Company Stock Plans or otherwise, the “Stock Options”), (y) 713,351 shares of Company Common Stock were subject to outstanding restricted share units (such restricted share units, together with any other restricted share units granted after July 24, 2009 pursuant to the Company Stock Plans or otherwise, the “RSUs”) and (z) 21,270 shares of Company Common Stock were subject to outstanding deferred share units (such deferred share units, together with any other deferred share units granted after July 24, 2009 pursuant to the Company Stock Plans or otherwise, the “DSUs”), (D) 312,478 shares of Company Common Stock were reserved and available for issuance pursuant to the ESPP and (E) 3,121,988 shares of Company Common Stock were reserved and available for issuance upon conversion of the Company’s 2.50% Convertible Subordinated Notes due 2012 (the “Convertible Notes”) issued pursuant to the Indenture dated as of March 19, 2007 (the “Convertible Notes Indenture”), between the Company, as issuer, and Wilmington Trust FSB (as successor to Bank of America, N.A. (as successor to LaSalle Bank National Association)), as trustee. All outstanding Stock Options, RSUs and DSUs have been granted under the Company Stock Plans. Other than the Company Stock Plans, there is no plan, Contract or arrangement providing for the grant of Stock Options, RSUs or DSUs (other than Contracts and arrangements entered into pursuant to the Company Stock Plans). No shares of preferred stock are authorized, issued or outstanding. No shares of Company Common Stock are owned by any Subsidiary of the Company. Section 3.01(c)(i) of the Company Letter sets forth (1) a complete and correct list, as of the close of business on July 24, 2009, of all outstanding Stock Options, the number of shares of Company Common Stock subject to each such Stock Option, the grant date, exercise price per share and expiration date of each such Stock Option, the name of the holder thereof, an indication of whether or not each such holder is a current employee or director of the Company or any of its Subsidiaries, whether or not such Stock Option (or any portion thereof) is intended to qualify as an incentive stock option under Section 422 of the Code, and the name of the Company Stock Plan pursuant to which each such Stock Option was granted, (2) a complete and correct list, as of the close of business on July 24, 2009, of all outstanding RSUs, the number of shares of Company Common Stock subject to each such RSU and the grant date of each such RSU, the name of the holder thereof, an indication of whether or not each such holder is a current employee or director of the Company or any of its Subsidiaries and the name of the Company Stock Plan pursuant to which such RSU was granted and (3) a complete and correct list, as of the close of business on July 24, 2009, of all outstanding DSUs, the number of shares of Company Common Stock subject to each such DSU and the grant date of each such DSU, the name of the holder thereof, an indication of whether or not each such holder is a current director of the Company or any of its Subsidiaries and the name of the Company Stock Plan pursuant to which such DSU was granted. As of the date of this Agreement, other than the Stock Options, the rights under the ESPP, the RSUs, the DSUs, the Convertible Notes and the Common Stock purchase rights (the “Company Rights”) issued pursuant to the Rights Agreement dated as of June 18, 2008, between the Company, Computershare Trust Company, N.A. and Computershare Investor Services, L.L.C. (the “Company Rights Agreement”), there are no outstanding rights of any person to receive Company Common Stock under the Company Stock Plans or otherwise, on a deferred basis or otherwise. As of the last day of the most recent payroll period ending prior to the date of this Agreement, the aggregate amount credited to the accounts of participants in the ESPP was $53,500 and the aggregate amount credited to such accounts for such payroll period was $53,500.

(ii) Except for the Convertible Notes and as set forth in Section 3.01(c)(i), as of the close of business on July 24, 2009, no shares of capital stock of, or other equity or voting interests in, the Company, or securities convertible into, or exchangeable or exercisable for, or options, warrants, shares of deferred stock, restricted stock awards, stock appreciation rights, phantom stock awards or other rights to acquire any such capital stock of, or other equity or voting interests in, the Company, or other rights that are linked to the value of Company Common Stock or the value of the Company or any part thereof, were issued, reserved for issuance or outstanding. From the close of business on July 24, 2009 to the date of this Agreement, (A) there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company, other than issuances of shares of Company Common Stock pursuant to the exercise of Stock Options or rights under the ESPP or the settlement of RSUs or DSUs, in each case outstanding as of July 24, 2009, and only if and to the extent required by their respective terms as in effect on such date and (B) there have been no issuances by the Company of securities convertible into, or exchangeable or exercisable for, or options, warrants, shares of deferred stock, restricted stock awards, stock appreciation rights, phantom stock awards, other rights to acquire shares of capital stock of, or other equity or voting interests in, the Company, or other rights that are linked to the value of Company Common Stock or the value of the Company or any part thereof, other than rights under the ESPP.

(iii) All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for the Convertible Notes and as otherwise set forth in this Section 3.01(c), there are no (A) bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries and (B) securities or other instruments or rights (including stock appreciation rights, phantom stock awards or other similar rights) issued by, or other obligations of, the Company or any of its Subsidiaries, in each case, that are linked to, or the value of which is in any way based upon or derived from, the value of any class of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, the value of the Company, any of its Subsidiaries or any part thereof, or any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or which have or which by their terms may have at any time (whether actual or contingent) the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote (the items referred to in clauses (A) and (B) collectively, “Equity Equivalents”). Except for the Convertible Notes and as set forth in this Section 3.01(c), there are no securities, options, warrants, calls, rights or Contracts of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract. With respect to the Stock Options, (1) each Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (2) each grant of a Stock Option was duly authorized no later than the date on which the grant of such Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (3) each such grant was made in accordance with the terms of the applicable

Company Stock Plan, the Exchange Act and all other applicable Laws and regulatory rules or requirements, including the rules of The NASDAQ Stock Market LLC and any other exchange on which Company securities are traded, (4) the per share exercise price of each Stock Option was not less than the fair market value (within the meaning of Section 422 of the Code, in the case of each Stock Option intended to qualify as an “incentive stock option” and within the meaning of Section 409A of the Code, in the case of each other Stock Option) of a share of Company Common Stock on the applicable Grant Date and (5) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company’s SEC Documents in accordance with the Exchange Act and all other applicable Laws. Except pursuant to the forfeiture conditions of the Stock Options, RSUs and DSUs outstanding as of the date of this Agreement and except pursuant to the cashless exercise or tax withholding provisions of such Stock Options, RSUs and DSUs, in each case as in effect on the date of this Agreement, there are no outstanding contractual or other obligations of the Company or any of its Subsidiaries to (I) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (II) vote or dispose of any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. The Company is not a party to any voting agreement with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the knowledge of the Company, as of the date of this Agreement there are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. The Company has not knowingly granted, and there is no and has been no Company policy or practice to grant, Stock Options prior to, or otherwise coordinate the grant of Stock Options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.

(iv) Neither the Company nor any of its Subsidiaries has any (A) indebtedness for borrowed money, (B) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (C) accounts payable to trade creditors and accrued expenses, in each case not arising in the ordinary course of business, (D) amounts owing as deferred purchase price for the purchase of any property, (E) capital lease obligations or (F) guarantees with respect to any indebtedness or obligation of a type described in clauses (A) through (E) above of any other person (other than, in the case of clauses (A), (B) and (D), accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business) (collectively, “indebtedness”).

(v) The Stock Options, RSUs and DSUs do not conflict with, and may be treated in accordance with, Section 5.04(a) and all rights to purchase shares of Company Common Stock under the ESPP may be treated in accordance with Section 5.04(b). No holder of any Stock Option, RSU, DSU or right under the ESPP is entitled to any treatment of such Stock Option, RSU, DSU or right under the ESPP other than as provided with respect to such Stock Option, RSU, DSU or right under the ESPP in Section 5.04(a) or Section 5.04(b), as applicable, and after the Closing no holder of a Stock Option, RSU, DSU or right under the ESPP (or former holder of a Stock Option, RSU, DSU or right under the ESPP) or any current or former participant in the Company Stock Plans or any other Benefit Plan or Benefit Agreement shall have the right thereunder to acquire any capital stock of the Company or any other equity interest therein (including phantom stock or stock appreciation rights). All outstanding Stock Options are evidenced by individual written stock option agreements (the “Stock Option Agreements”), all outstanding RSUs are evidenced by individual written restricted share unit agreements (the “RSU Agreements”) and all outstanding DSUs are evidenced by individual written deferred share unit agreements (the “DSU Agreements”), in each case substantially identical to the applicable form set forth in Section 3.01(c)(v) of the Company Letter, copies of which individual agreements have previously been delivered in complete and correct form to Parent and its counsel, and no Stock Option Agreement, RSU Agreement or DSU Agreement contains terms that are inconsistent with, or in addition to, the terms contained in such forms.

(d) Authority; Noncontravention.  The Company has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to obtaining the Stockholder Approval, and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and the compliance by the Company with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to obtaining the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity. The Board of Directors of the Company, at a meeting duly called and held at which all of the directors of the Company were present in person or by telephone, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the Company’s stockholders that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (iii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders to be held as set forth in Section 5.01(c) and (iv) recommending that the Company’s stockholders adopt this Agreement, which resolutions, except to the extent expressly permitted by Section 4.02, have not been rescinded, modified or withdrawn in any way. The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under (including any right of a holder of a security of the Company or any of its Subsidiaries to require the Company or any of its Subsidiaries to acquire such security), any provision of (A) the Company Certificate or the Company Bylaws or the certificate of incorporation or bylaws (or similar organizational documents) of any of its Subsidiaries, (B) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, binding arrangement or understanding, obligation, undertaking or license, whether oral or written (each, including all amendments thereto, a “Contract”), or Permit to or by which the Company or any of its Subsidiaries is a party or bound or to or by which any of their respective properties or assets are subject or bound or (C) subject to the governmental filings and other matters referred to in the following sentence, any (1) Federal, state or local, domestic or foreign, statute, law, code, ordinance, rule or regulation of any Governmental Entity (each, a “Law”), assuming receipt of the Stockholder Approval and the adoption of this Agreement by Parent, as the sole stockholder of Sub, or (2) Federal, state or local, domestic or foreign, judgment, injunction, order, writ or decree of any Governmental Entity (each, a “Judgment”), in each case, applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, Liens, rights or entitlements that, individually or in the aggregate, are not reasonably likely to (x) have a Material Adverse Effect or (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Federal, state or local, domestic or foreign, government or any court, administrative agency or commission or other governmental, quasi-governmental or regulatory authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or the compliance by the Company with the provisions of this Agreement, except for (I) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law,

(II) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”) and such reports under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), as may be required in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement, (III) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (IV) any filings required under the rules and regulations of The NASDAQ Stock Market LLC and (V) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made, individually or in the aggregate, are not reasonably likely to (x) have a Material Adverse Effect or (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement.

(e) SEC Documents.  (i) To the extent complete and correct copies are not available on the SEC’s website, the Company has made available to Parent complete and correct copies of all reports, schedules, forms, statements and other documents filed with or furnished to the SEC by the Company since January 1, 2007 (such documents available on the SEC website or made available to Parent, together with all information incorporated therein by reference, the “SEC Documents”). Since January 1, 2007, the Company has filed with or furnished to the SEC each report, schedule, form, statement or other document or filing required by Law to be filed or furnished by it at or prior to the time so required. No Subsidiary of the Company is required to file or furnish any report, schedule, form, statement or other document with, or make any other filing with, or furnish any other material to, the SEC. As of their respective dates, each of the SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”) and the Exchange Act, in each case, applicable to such SEC Document, and none of the SEC Documents at the time it was filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document filed or furnished and publicly available prior to the date of this Agreement (a “Filed SEC Document”) has been revised or superseded by a later filed or furnished Filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the extent complete and correct copies are not available on the SEC’s website, the Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2007, and relating to the SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by the Company from the SEC. As of the date of this Agreement, to the knowledge of the Company none of the SEC Documents is the subject of any ongoing review by the SEC. The financial statements (including the related notes) of the Company included in the SEC Documents complied, at the time the respective statements were filed, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in effect from time to time in the United States of America (“GAAP”) (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly financial statements, to normal and recurring year-end audit adjustments). Except as set forth in the Baseline Financials, the Company and its Subsidiaries have no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than such liabilities or obligations (a) with respect to or arising from transactions contemplated hereby, (b) incurred in the ordinary course of business consistent with past practice after the date of the Baseline Financials but prior to the date of this Agreement, (c) incurred on or after the date of this Agreement that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (d) clearly disclosed in the unaudited financial statements (including the notes thereto) included in the Company’s Form 10-Q for the period ended March 31, 2009, filed with the SEC on May 6, 2009.

(ii) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (collectively, “SOX”) applicable to it. The Company has promptly disclosed, by filing a Form 8-K or posting on its website, any change in or waiver of the Company’s code of ethics, as required by Section 406(b) of SOX. To the knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics since the adoption of such code of ethics (excluding minor violations not material to the Company’s business).

(iii) The principal executive officer of the Company and the principal financial officer of the Company each has made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, as applicable, with respect to the SEC Documents, and the statements contained in such certifications were accurate as of the date they were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extension of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(iv) Neither the Company nor any of its Subsidiaries is a party to or bound by, or has any commitment to become a party to or bound by, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose or intended or known result or effect of such joint venture, partnership or Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or any of its Subsidiaries’ published financial statements or other SEC Documents.

(v) The Company maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) in compliance with the Exchange Act.

(vi) The Company maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) in compliance with the Exchange Act.

(f) Information Supplied.  None of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders, at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, as amended or supplemented at such date or time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

(g) Absence of Certain Changes or Events.  (i) From December 31, 2008 to the date of this Agreement, (x) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (y) there has not occurred (A) any Material Adverse Effect or any state of facts, change, development, event, effect (including any effect resulting from an occurrence prior to December 31, 2008), condition, occurrence, action or omission that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect, (B) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent, (C) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, (D)(1)

any grant by the Company or any of its Subsidiaries to any current or former director, officer, employee, contractor or consultant of the Company or any of its Subsidiaries (collectively, “Company Personnel”) of any bonus or award opportunity, any loan or any increase in any type of compensation or benefits, except for grants of normal bonus opportunities and normal increases of base cash compensation, in each case, in the ordinary course of business consistent with past practice, or (2) any payment by the Company or any of its Subsidiaries to any Company Personnel of any bonus or award, except for bonuses or awards paid or accrued prior to the date of this Agreement in the ordinary course of business consistent with past practice, (E) any grant by the Company or any of its Subsidiaries to any Company Personnel of any severance, separation, change in control, retention, termination or similar compensation or benefits or increase therein or of the right to receive any severance, separation, change in control, retention, termination or similar compensation or benefits or increase therein, (F) any adoption or establishment of or entry by the Company or any of its Subsidiaries into, any amendment of, modification to or termination of, or agreement to amend, modify or terminate, or any termination of (or announcement of an intention to amend, modify or terminate), (1) any employment, deferred compensation, change in control, severance, termination, employee benefit, loan, indemnification, retention, equity or equity-based compensation, consulting or similar Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand, (2) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand, the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement (alone or in combination with any other event) or (3) any trust or insurance Contract or other agreement to fund or otherwise secure payment of any compensation or benefit to be provided to any Company Personnel (all such Contracts referred to in subparagraphs (1), (2) and (3) of this clause (F), including any such Contract that is entered into on or after the date of this Agreement, but not including any Benefit Plan, collectively, “Benefit Agreements”), (G) any grant or amendment of any award under any Benefit Plan or Benefit Agreement (including the grant or amendment of Stock Options, RSUs, DSUs, restricted stock, stock appreciation rights, performance units, stock repurchase rights or other equity or equity-based compensation) or the removal or modification of any restrictions in any such award, (H) the taking of any action to accelerate, or that could reasonably be expected to result in the acceleration of, the time of vesting or payment of any rights, compensation, benefits or funding obligations under any Benefit Plan or Benefit Agreement, (I) any material change in financial or tax accounting methods, principles or practices by the Company or any of its Subsidiaries, except insofar as may have been required by GAAP or applicable Law, (J) any material tax election or change in any material tax election or any settlement or compromise of any material tax liability, (K) any material write-down by the Company or any of its Subsidiaries of any of the material assets of the Company or any of its Subsidiaries or (L) any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property or rights thereto, other than nonexclusive licenses granted in the ordinary course of the business of the Company and its Subsidiaries consistent with past practice.

(ii) Since December 31, 2008, each of the Company and its Subsidiaries has continued all pricing, sales, receivables and payables practices in accordance with the ordinary course of business consistent with past practice and has not engaged, except in the ordinary course of business consistent with past practice, in (A) any promotional sales or discount activity with any customers or distributors with the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected to occur in subsequent fiscal quarters, (B) any practice that would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected to be made in subsequent fiscal quarters, (C) any practice that would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of its Subsidiaries that would otherwise be expected to be made in prior fiscal quarters (including the current fiscal quarter) or (D) any other promotional sales or discount activity.

(h) Litigation.  Section 3.01(h) of the Company Letter sets forth, as of the date of this Agreement, a complete and correct list of each claim, action, suit or judicial, administrative or regulatory proceeding or investigation pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries (i) for money damages (other than for immaterial amounts), (ii) that seeks injunctive relief, (iii) that may give rise to any legal restraint on or prohibition against or limit the material benefits to Parent of the Merger or the other transactions contemplated by this Agreement or (iv) that, if resolved in accordance with plaintiff’s demands, is reasonably likely to have a Material Adverse Effect. There is no Judgment of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity involving, the Company or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

(i) Contracts.  (i) Section 3.01(i) of the Company Letter sets forth a complete and correct list, as of the date of this Agreement, of:

(A) each Contract pursuant to which the Company or any of its Subsidiaries has agreed not to compete with any person in any area or to engage in any activity or business, or pursuant to which any benefit or right is required to be given or lost, or any penalty or detriment (other than any immaterial penalty or detriment) is incurred, as a result of so competing or engaging;

(B) each Contract to or by which the Company or any of its Subsidiaries is a party or bound providing for exclusivity or any similar requirement or pursuant to which the Company or any of its Subsidiaries is restricted in any way, or which after the Effective Time could restrict Parent or any of its Subsidiaries in any way, with respect to the development, manufacture, marketing or distribution of their respective products or services or otherwise prohibits any activity in respect of the operation of their businesses, or pursuant to which any benefit or right is required to be given or lost, or any penalty or detriment (other than any immaterial penalty or detriment) is incurred, as a result of non-compliance with any such exclusive or restrictive requirements or which requires the Company or any of its Subsidiaries to refrain from granting license or franchise rights to any other person;

(C) each Contract to or by which the Company or any of its Subsidiaries is a party or bound or with respect to which the Company or any of its Subsidiaries has any obligation with (1) any affiliate of the Company or any of its Subsidiaries (excluding Contracts entered into between the Company’s Subsidiaries or between the Company and any of its Subsidiaries), (2) any Company Personnel, (3) any union or other labor organization or (4) any affiliate of any such person (other than, in each case, (I) offer letters or employment agreements that are terminable at will by the Company or any of its Subsidiaries both without any penalty and without any obligation of the Company or any of its Subsidiaries to pay severance or other compensation or benefits (other than accrued base salary, accrued commissions, accrued bonuses, accrued vacation pay, accrued floating holidays and legally mandated benefits), (II) invention assignment and confidentiality agreements relating to the assignment of inventions to the Company or any of its Subsidiaries not involving the payment of money and (III) Benefit Plans and Benefit Agreements other than offer letters or employment agreements);

(D) each Contract (1) under which the Company or any of its Subsidiaries has incurred any indebtedness (other than (x) any Intercompany Indebtedness having an aggregate principal amount not exceeding $500,000 and (y) accounts payable to trade creditors arising in the ordinary course of business) having an aggregate principal amount in excess of $100,000 and (2) under which the Company or any of its wholly owned Subsidiaries has incurred any Intercompany Indebtedness having an aggregate principal amount in excess of $500,000;

(E) each Contract to or by which the Company or any of its Subsidiaries is a party or bound creating or granting a Lien (including Liens upon properties or assets acquired under conditional sales, capital leases or other title retention or security devices), other than (1) Liens for taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been established, (2) Liens for assessments and other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ or similar Liens incurred in the ordinary course of business, consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (3) Liens incurred in the ordinary course of business, consistent with past practice, in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations and (4) Liens that are not reasonably likely to adversely interfere in a material way with the use of the properties or assets encumbered thereby (collectively, “Permitted Liens”);

(F) each Material Contract to or by which the Company or any of its Subsidiaries is a party or bound (other than Benefit Plans and Benefit Agreements) containing any provisions (1) contemplating a “change in control” or similar event with respect to the Company or one or more of its Subsidiaries, including provisions requiring consent or approval of, or notice to, any Governmental Entity or other person in the event of a change in control of the Company or one or more of its Subsidiaries, or otherwise having the effect of providing that the consummation of the Merger or any of the other transactions contemplated by this Agreement or the execution, delivery or effectiveness of this Agreement will materially conflict with, result in a material violation or material breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract, or give rise under such Contract to any right of, or result in, a termination, right of first refusal, material amendment, revocation, cancellation or material acceleration of any obligation, or a loss of a material benefit or the creation of any material Lien upon any of the material properties or assets of the Company, Parent or any of their respective Subsidiaries, or to any increased, guaranteed, accelerated or additional material rights or material entitlements of any person or (2) having the effect of providing that the consummation of the Merger or any of the other transactions contemplated by this Agreement or the execution, delivery or effectiveness of this Agreement will require that a third party be provided with access to source code or that any source code be released from escrow and provided to any third party;

(G) each Contract currently in effect or under which performance is ongoing to or by which the Company or any of its Subsidiaries is a party or bound (i) which since January 1, 2006 resulted in payments of royalties or other license fees to third parties in excess of $100,000 annually that is not terminable on 90 days’ or less notice or (ii) that is reasonably projected to require payments of royalties or other license fees to third parties in excess of $250,000 annually that is not terminable on 90 days’ or less notice;

(H) each Contract to or by which the Company or any of its Subsidiaries is a party or bound granting a third party any license to Intellectual Property that is not limited to the internal use of such third party and its subsidiaries;

(I) each Contract pursuant to which the Company or any of its Subsidiaries has been granted any license to Intellectual Property, other than nonexclusive licenses granted in the ordinary course of business of the Company and its Subsidiaries consistent with past practice;

(J) each Contract to or by which the Company or any of its Subsidiaries is a party or bound granting the other party to such Contract or a third party “most favored nation” pricing or terms that (1) applies to the Company or any of its Subsidiaries or (2) immediately following the Effective Time, would apply to Parent or any of its Subsidiaries other than the Surviving Corporation or its Subsidiaries;

(K) each Contract pursuant to which the Company or any of its Subsidiaries has agreed or is required to provide any third party with access to source code, to provide for source code to be put in escrow or to grant a contingent license to source code;

(L) each Contract to or by which the Company or any of its Subsidiaries is a party or bound for any joint venture (whether in partnership, limited liability company or other organizational form) or material alliance or similar arrangement;

(M) each Material Contract to or by which the Company or any of its Subsidiaries is a party or bound for any development, marketing, resale, distribution or similar arrangement relating to any product or service;

(N) each (i) Contract to or by which the Company or any of its Subsidiaries is a party or bound with any Governmental Entity pursuant to which such Governmental Entity submitted any of the 10 largest orders received by the Company and its Subsidiaries from customers that are Governmental Entities during the four consecutive fiscal quarter period ended March 31, 2009 and (ii) material master purchasing Contract to or by which the Company or any of its Subsidiaries is a party or bound with any Governmental Entity;

(O) each Material Contract to or by which the Company or any of its Subsidiaries is a party or bound entered into in connection with the settlement or other resolution of any suit, claim, action, investigation or proceeding that has any material continuing obligations, liabilities or restrictions;

(P) each Contract to or by which the Company or any of its Subsidiaries is a party or bound providing for future performance by the Company or any of its Subsidiaries in consideration of amounts previously paid, other than Contracts providing for maintenance or support entered into in the ordinary course of business consistent with past practice;

(Q) each Contract to or by which the Company or any of its Subsidiaries is a party or bound providing for liquidated damages (other than in an immaterial amount);

(R) each Material Contract to or by which the Company or any of its Subsidiaries is a party or bound for professional services engagements for a fixed fee that guarantees a specific result;

(S) each Contract between the Company or any of its Subsidiaries and any of the customers of the Company and its Subsidiaries pursuant to which such customer submitted any of the 35 largest orders received from customers of the Company and its Subsidiaries during the four consecutive fiscal quarter period ended March 31, 2009 (each such customer, a “Major Customer”, and each such Contract, a “Major Customer Contract”);

(T) each active Contract between the Company or any of its Subsidiaries and any of the 15 largest licensors or other suppliers to the Company and its Subsidiaries (determined on the basis of amounts paid by the Company or any of its Subsidiaries in the four consecutive fiscal quarter period ended March 31, 2009 (each such licensor or other supplier, a “Major Supplier”, and each such Contract, a “Major Supplier Contract”));

(U) except for the Contracts disclosed above, each Contract (other than Benefit Plans and Benefit Agreements) which is reasonably projected to (i) have aggregate future sums due from the Company or any of its Subsidiaries, taken as a whole, (a) during the period commencing on the date of this Agreement and ending on the 12-month anniversary of this Agreement, in excess of $500,000 or (b) in aggregate more than $2,000,000 during the life of the Contract or (ii) have aggregate future sums due to the Company or any of its Subsidiaries, taken as a whole, (a) during the period commencing on the date of this Agreement and ending on the 12-month anniversary of this Agreement, in excess of $1,000,000 or (b) in aggregate more than $5,000,000 during the period commencing on the date of this Agreement and ending on the five-year anniversary of this Agreement; and

(V) except for the Contracts disclosed above, each material Contract to or by which the Company or any of its Subsidiaries is a party or bound not made in the ordinary course of business consistent with past practice.

The Contracts of the Company or any of its Subsidiaries of the type referred to in clauses (A) through (V) of this subsection (i) are collectively referred to in this Agreement as “Specified Contracts”. The Company has made available to Parent a complete and correct copy of each of the Specified Contracts, including all amendments thereto. Each Contract of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole (a “Material Contract”), is in full force and effect (except for those Contracts that have expired or terminated in accordance with their terms) and is a legal, valid and binding agreement of the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity. Each of the Company and its Subsidiaries has performed or is performing in all material respects all obligations required to be performed by it under the Material Contracts and is not (with or without notice or lapse of time or both) in breach in any material respect or default thereunder, and has not, as of the date of this Agreement, knowingly waived or failed to enforce any material rights or benefits thereunder (other than in the ordinary course of business consistent with past practice), and, to the knowledge of the Company as of the date of this Agreement, no other party to any of the Material Contracts is (with or without notice or lapse of time or both) in breach in any material respect or default thereunder. To the knowledge of the Company as of the date of this Agreement, there has occurred no event giving (with or without notice or lapse of time or both) to others any right of termination, material amendment or cancellation of any Material Contract. To the knowledge of the Company as of the date of this Agreement, there are no circumstances that are reasonably likely to occur that could reasonably be expected to adversely affect the ability of the Company or any of its Subsidiaries to perform its material obligations under any Material Contract.

(ii) During the period from December 31, 2008 to the date of this Agreement, none of the Major Customers or Major Suppliers has terminated, failed to renew or requested any material amendment to any of its Major Customer Contracts or Major Supplier Contracts (other than renewals and amendments in the ordinary course of business not adverse in any material respect to the Company or its Subsidiaries, taken as a whole), with the Company or any of its Subsidiaries.

(j) Permits; Compliance with Laws.  The Company and its Subsidiaries have in effect all certificates, permits, licenses, franchises, approvals, concessions, qualifications, registrations, certifications and similar authorizations from any Governmental Entity (collectively, “Permits”) that are necessary for them to own, lease or operate their properties and assets and to carry on their businesses in all material respects as currently conducted. Schedule 3.01(j) of the Company Letter sets forth, as of the date of the Agreement, a complete and correct list of the Permits that are material to the Company and its Subsidiaries, taken as a whole. Each of the Company and its Subsidiaries is, and since January 1, 2006 has been, in compliance in all material respects with all applicable Laws and Judgments, and, to the knowledge of the Company, no condition or state of facts exists that is reasonably likely to give rise to a material violation of, or a material liability or default under, any such applicable Law or Judgment. There has been no noncompliance with applicable Laws or Judgments by any franchisee or distributor of the Company or its Subsidiaries that is reasonably likely to result in a material obligation or liability to the Company or any of its Subsidiaries or that could otherwise materially affect the Company and its Subsidiaries. The execution and delivery of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the terms hereof are not reasonably likely to, cause the revocation or cancellation of any material Permit. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written communication during the past three years from any person that alleges that the Company or any of its Subsidiaries is not in compliance in all material respects with, or is subject to material liability under, any material Permit, Law or Judgment or relating to the revocation or modification of any material Permit. As of the date of this Agreement, since January 1, 2004, neither the Company nor any of its Subsidiaries has received any notice that any investigation or review by any Governmental Entity is pending with respect to the Company or any of its Subsidiaries or any of the material assets or operations of the Company or any of its Subsidiaries or that any such investigation or review is contemplated (other than any such investigations or reviews that concluded without any action by a Governmental Entity).

(k) Absence of Changes in Benefit Plans; Employment Agreements; Labor Relations.  (i) Except as disclosed in the Filed SEC Documents, since December 31, 2008, none of the Company or any of its Subsidiaries has adopted, entered into, established, terminated, amended or modified or agreed to adopt, enter into, establish, terminate, amend or modify (or announced an intention to adopt, enter into, establish, terminate, amend or modify) any collective bargaining agreement or any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, equity or equity-based compensation, performance, retirement, thrift, savings, cafeteria, paid time off, perquisite, fringe benefit, vacation, unemployment, severance, change in control, termination, retention, disability, death benefit, hospitalization, medical or other welfare benefit or other similar plan, program, policy, arrangement or understanding (whether oral or written, formal or informal, funded or unfunded and whether or not legally binding or subject to the Laws of the United States) sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Company, any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or with respect to which the Company is otherwise jointly or severally liable under applicable Law (each, a “Commonly Controlled Entity”), in each case, providing compensation or benefits to any Company Personnel, including the Company Stock Plans, but not including the Benefit Agreements (all such plans, programs, policies, arrangements and understandings, including any such plan, program, policy, arrangement or understanding entered into, adopted or established on or after the date of this Agreement, collectively, “Benefit Plans”), or has made any change in any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plan, or any change in the manner in which contributions to any Pension Plan are made or the basis on which such contributions are determined.

(ii) There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound. Since January 1, 2006, neither the Company nor any of its Subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts and, to the knowledge of the Company, no labor union organizing activity, strike, work stoppage, slowdown or lockout is threatened. None of the employees of the Company or any of its Subsidiaries is represented by any labor union, works council or similar organization with respect to his or her employment by the Company or such Subsidiary. The Company and its Subsidiaries do not have any legal obligation (including to inform or consult with any such employees or their representatives in respect of the Merger or the other transactions contemplated by this Agreement) with respect to any such organization. Each of the Company and its Subsidiaries is, and since January 1, 2006, has been, in compliance in all material respects with all applicable Laws and Judgments relating to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, human rights, pay equity and workers’ compensation, and is not, and since January 1, 2006, has not, engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened, in each case before the National Labor Relations Board or any comparable Governmental Entity. No question concerning representation has been raised or is, to the knowledge of the Company, threatened respecting the employees of the Company or any of its Subsidiaries. No grievance or arbitration proceeding arising out of a collective bargaining agreement is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any liability or obligations, including under or on account of a Benefit Plan or Benefit Agreement, arising out of both (A) the hiring of persons to provide services to the Company or any of its Subsidiaries and (B) improperly treating such persons as consultants or independent contractors and not as employees of the Company or any of its Subsidiaries.

(l) Environmental Matters.  (i) Each of the Company and its Subsidiaries is, and has been, in compliance in all material respects with all Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company or such Subsidiary is in violation of, or may have liability under, any Environmental Law; (ii) (A) each of the Company and its Subsidiaries possesses and is in compliance in all material respects with all Permits required under Environmental Laws (“Environmental Permits”) for the conduct of their respective operations as now being conducted, (B) all such Environmental Permits are valid and in good standing and (C) neither the Company nor any of its Subsidiaries has been advised in writing by any Governmental Entity of any actual or potential change in any material respect in the status or terms and conditions of any such Environmental Permit; (iii) there are no material Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries; (iv) there has been no Release of or exposure to any Hazardous Material that is reasonably likely to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries; (v) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that are reasonably likely to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries; (vi) there are no underground or aboveground storage tanks, generators or known or suspected asbestos-containing materials on, at, under or about any property owned, operated or leased by the Company or any of its

Subsidiaries, nor, to the knowledge of the Company, were there any underground storage tanks on, at, under or about any such property in the past; (vii) neither the Company nor any of its Subsidiaries stores, generates or disposes of Hazardous Materials (excluding office, cleaning or similar supplies used in the ordinary course of the Company’s or any of its Subsidiaries’ operations) at, on, under, about or from property owned or leased by the Company or any of its Subsidiaries; and (viii) there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that are reasonably likely to form the basis of a material Environmental Claim against the Company or any of its Subsidiaries.

For all purposes of this Agreement, (A) “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, Judgments, demands, directives, claims, Liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any person alleging liability of any kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (1) the presence or Release of, or exposure to, any Hazardous Material at any location, or (2) the failure to comply with any Environmental Law; (B) “Environmental Law” means any Law, Judgment or Permit, or legally binding agreement entered into by or with any Governmental Entity, in each case relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), natural resources or human health and safety or the protection of endangered or threatened species; (C) “Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, hazardous or toxic substances and any other chemical, material, substance or waste that is prohibited or regulated under any Environmental Law; and (D) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.

(m) Employee Benefits Matters.  (i) Section 3.01(m)(i) of the Company Letter sets forth a complete and correct list of all “employee welfare benefit plans” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (each, a “Pension Plan”) and all other Benefit Plans and Benefit Agreements that, in each case, are in effect as of the date of this Agreement. The Company has made available to Parent complete and correct copies of the following with respect to each Benefit Plan and Benefit Agreement, to the extent applicable, (A) each Benefit Plan and each Benefit Agreement (or, in the case of any unwritten Benefit Plans or Benefit Agreements, written descriptions thereof), including any amendments thereto, (B) the two most recent annual reports, or such similar reports, statements, information returns or material correspondence required to be filed with or delivered to any Governmental Entity, if any, with respect to each Benefit Plan (including reports filed on Form 5500 with accompanying schedules and attachments), (C) the most recent summary plan description (if any), and any summary of material modifications, prepared for each Benefit Plan for which a summary plan description is required under applicable Law, (D) each trust agreement and group annuity or insurance Contract and other documents relating to the funding or payment of compensation or benefits under each Benefit Plan and Benefit Agreement (if any) and (E) the two most recent actuarial valuations for each Benefit Plan (if any). Each Benefit Plan and Benefit Agreement has been administered, funded and invested in all material respects in accordance with its terms. The Company and its Subsidiaries, with respect to compensation and benefits matters, and each Benefit Plan and Benefit Agreement are in compliance in all material respects with applicable Law, including ERISA and the Code, and the terms of any collective bargaining agreements or other labor union Contracts.

(ii) Each Pension Plan that is intended to be tax qualified under the Code has been the subject of a favorable determination, qualification or opinion letter from the U.S. Internal Revenue Service (the “IRS”) with respect to all tax Law changes with respect to which the IRS is currently willing to provide a determination letter to the effect that such Pension Plan is qualified and exempt from United States Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such letter has been revoked (nor, as of the date of this Agreement, to the knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent such letter or application therefor relating to any such Pension Plan that could reasonably be expected to adversely affect the qualification of such Pension Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA. Each Benefit Plan required to have been approved by any non-United States Governmental Entity (or permitted to have been approved to obtain any beneficial tax or other status) has been so approved or timely submitted for approval, no such approval has been revoked (nor, as of the date of this Agreement, to the knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Pension Plan that could reasonably be expected to affect any such approval relating thereto or increase the costs relating thereto. The Company has delivered to Parent a complete and correct copy of the most recent determination, qualification, opinion or approval letter or similar document received from a Governmental Entity with respect to each Benefit Plan intended to qualify for favorable tax treatment or other status, as well as a complete and correct copy of each pending application for such a determination, qualification, opinion or approval letter or similar document, if any, and a complete and correct list of all amendments to any such Benefit Plans as to which a favorable determination, qualification, opinion or approval letter has not yet been received.

(iii) Neither the Company nor any Commonly Controlled Entity has sponsored, maintained, contributed to or been obligated to maintain or contribute to, or has any actual or contingent liability under, any Benefit Plan that is a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), or that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or that is otherwise a defined benefit pension plan or that provides for the payment of termination indemnities, other than any such plan that is sponsored by a Governmental Entity, and neither the Company nor any Commonly Controlled Entity could incur any liability with respect to any such plan (under Title IV of ERISA or otherwise).

(iv) No Benefit Plan or Benefit Agreement that provides welfare benefits, whether or not subject to ERISA (each, a “Welfare Plan”), is funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code), or is unfunded or self-insured. There are no understandings, agreements or undertakings, written or oral, that would prevent any Welfare Plan (including any Welfare Plan covering retirees or other former employees) from being amended or terminated without material liability to the Company or any of its Subsidiaries at or at any time after the Effective Time. No Welfare Plan provides benefits, and there are no understandings, written or oral, with respect to the provision of welfare benefits, after termination of employment, except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code or any similar state statute or foreign Law.

(v) Section 3.01(m)(v) of the Company Letter sets forth, as of the date of this Agreement, a complete and correct list of (A) each Benefit Plan and each Benefit Agreement pursuant to which any Company Personnel could become entitled to any additional compensation, severance or other benefits or any acceleration of the time of payment or vesting of any compensation, severance or other benefits as a result of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing), or any compensation or benefits the value of which would be calculated on the basis of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing), (B) the names of all Company Personnel entitled to any such compensation or benefits actually payable as of the Closing Date or upon termination of employment after the Closing Date, (C) the category or type of each such form of compensation or benefit to which such Company Personnel is entitled, (D) the aggregate value of each such form of compensation or benefit actually payable as of the Closing Date and each such form of compensation or benefit that would be payable upon termination of employment or otherwise after the Closing Date, in each case, to all Company Personnel, and (E) the aggregate value of any such compensation or benefits that would be paid to each individual set forth in Section 3.01(m)(v) of the Company Letter as of the Closing Date and upon termination of employment. Except as expressly set forth in Section 5.04, no Company Personnel will be entitled to any severance, separation, change in control, termination, bonus, retention or other additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits as a result of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing) or any compensation or benefits related to or contingent upon, or the value of which will be calculated on the basis of, the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing). The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing) and compliance by the Company with the provisions of this Agreement do not and will not (x) trigger any funding (through a grantor trust or otherwise) of, or increase the cost of, or give rise to any other obligation under, any Benefit Plan, Benefit Agreement or any other employment arrangement, (y) trigger the forgiveness of indebtedness owed by any Company Personnel to the Company or any of its affiliates or (z) result in any violation or breach of, or a default (with or without notice or lapse of time or both) under, or limit to the Company’s or any of its Subsidiaries’ ability to amend, modify or terminate, any Benefit Plan or Benefit Agreement.

(vi) No deduction of any amount payable pursuant to the terms of the Benefit Plans or Benefit Agreements has been disallowed or is subject to disallowance under Section 162(m) of the Code.

(vii) All participant data necessary to administer each Benefit Plan and Benefit Agreement is in the possession of the Company or its Subsidiaries and is in a form that is sufficient for the proper administration of the Benefit Plans and Benefit Agreements in accordance with their terms and all applicable Laws and such data is complete and correct in all material respects. Neither the Company nor any of its Subsidiaries has received notice of any, and, to the knowledge of the Company, there are no, pending investigations by any Governmental Entity with respect to, or pending termination proceedings or other material claims (except claims for benefits payable in the normal operation of the Benefit Plans and Benefit Agreements), suits or proceedings against or involving or asserting any rights or claims to benefits under, any Benefit Plan or Benefit Agreement.

(viii) All material contributions, premiums and benefit payments under or in connection with each Benefit Plan and Benefit Agreement that are required to have been made by the Company or any of its Subsidiaries in accordance with the terms of such Benefit Plan and Benefit Agreement and applicable Laws have been timely made. No Benefit Plan, or any insurance Contract related thereto, requires or permits a retroactive increase in premiums or payments on termination of such Benefit Plan or such insurance Contract. Neither the Company nor any of its Subsidiaries has incurred, or could reasonably be expected to incur, any unfunded liabilities in relation to any Benefit Plan or Benefit Agreement.

(ix) With respect to each Benefit Plan, (A) there has not occurred any prohibited transaction in which the Company, any of its Subsidiaries or any of their respective directors, officers or employees or, to the knowledge of the Company, any trustee, administrator or other fiduciary of such Benefit Plan or trust created thereunder, in each case, who is not a director, officer or employee of the Company or any of its Subsidiaries (a “Non-Affiliate Plan Fiduciary”), has engaged that could subject the Company, any of its Subsidiaries or any of their respective directors, officers or employees or any Non-Affiliate Plan Fiduciary to a material tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA or any other applicable Law and (B) none of the Company, any of its Subsidiaries or any of their respective directors, officers or employees or, to the knowledge of the Company, any Non-Affiliate Plan Fiduciary, or any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that could reasonably be expected to subject the Company, any of its Subsidiaries or any of their respective directors, officers or employees or any Non-Affiliate Plan Fiduciary to any material liability for breach of fiduciary duty under ERISA or any other applicable Law.

(x) Each Benefit Plan and each Benefit Agreement that is a “nonqualified deferred compensation plan” within the meaning of Treas. Reg. Section 1.409A-1(a)(1)(a) (a “Nonqualified Deferred Compensation Plan”) (A) was operated in compliance with Section 409A of the Code between January 1, 2005 and December 31, 2008, based upon a good faith, reasonable interpretation of (1) Section 409A of the Code and (2) the final Treasury Regulations and other guidance issued by the IRS thereunder, to the extent applicable (clauses (1) and (2), together, the “409A Authorities”) and (B) has been operated in material compliance with the 409A

Authorities since January 1, 2009. Each Nonqualified Deferred Compensation Plan has been in documentary compliance in all material respects with the 409A Authorities since January 1, 2009.

(n) Taxes.  (i) Each of the Company and its Subsidiaries has timely filed all material tax returns required to be filed by it in the manner prescribed by applicable Law. All such tax returns are complete and correct in all material respects. Each of the Company and its Subsidiaries has timely paid all taxes due, and the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve, in accordance with GAAP, for all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

(ii) No material tax return of the Company or any of its Subsidiaries is currently under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company or any of its Subsidiaries. There is no material deficiency, refund litigation, written proposed adjustment or matter in controversy with respect to any taxes due and owing by the Company or any of its Subsidiaries. Each material deficiency resulting from any completed audit or examination or concluded litigation relating to taxes by any taxing authority has been timely paid. The relevant statute of limitations is closed with respect to the tax returns of the Company and its Subsidiaries for all years through 2004.

(iii) There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes of the Company or any of its Subsidiaries, and no power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any taxes has been executed or filed with any taxing authority.

(iv) No Liens for taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been established.

(v) None of the Company or any of its Subsidiaries is a party to or bound by or currently has any liability under any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes (including any advance pricing agreement, closing agreement (including pursuant to Section 7121 of the Code) or other agreement relating to taxes with any taxing authority).

(vi) None of the Company or any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued (for purposes of the financial statements of the Company included in the Filed SEC Documents) in a prior taxable period but was not recognized for tax purposes in any prior taxable period, including as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code (or comparable provisions of any tax Law) or as a result of prepaid amounts or deferred revenue received on or prior to the Effective Time.

(vii) Neither the Company nor any of its Subsidiaries has ever (A) made an election under Treasury Regulation Section 301.7701-3(c) to be treated as a partnership or disregarded entity for U.S. Federal income tax purposes or (B) made a similar election under any comparable provision of any Federal, state or local, domestic or foreign tax Law.

(viii) No amount, economic benefit or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing) by any person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) with respect to the Company would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). Section 3.01(n)(viii) of the Company Letter sets forth (A) the Company’s reasonable, good faith estimate of the maximum amount that could be paid to each such “disqualified individual” as a result of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing) and (B) the “base amount” (as such term is defined in Section 280G(b)(3) of the Code) for each such “disqualified individual”, in each case calculated as of the date of this Agreement. No person is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any tax (including Federal, state, local and foreign income, excise and other taxes (including taxes imposed under Section 4999 or 409A of the Code)) or interest or penalty related thereto.

(ix) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of taxes (including withholding of taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any other Law) and have, within the time and the manner prescribed by applicable Law, withheld from and paid over to the proper taxing authorities all amounts required to be so withheld and paid over under applicable Laws.

(x) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (A) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger or any of the other transactions contemplated by this Agreement.

(xi) Each of the Company and its Subsidiaries has disclosed on its U.S. Federal income tax returns all positions taken therein that could give rise to a substantial understatement of U.S. Federal income tax within the meaning of Section 6662 of the Code.

(xii) All related party transactions involving the Company or any of its Subsidiaries are at arm’s length and are (individually and in the aggregate) in material compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of any tax Law.

(xiii) Neither the Company nor any of its Subsidiaries (A) owns any interest in any person that is treated as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code with respect to the Company or such Subsidiary or (B) has, within the past 10 years, had an election in effect under Section 1362 of the Code to be treated as an S corporation for U.S. Federal income tax purposes or made a similar election under any comparable provision of any tax Law.

(xiv) Each of the Company and its Subsidiaries has conducted all aspects of its business in accordance with the terms and conditions of all tax rulings and tax concessions that were provided by any relevant taxing authority, except for conduct that could not be expected to result in a material liability for the Company or its Subsidiaries.

(xv) Neither the Company nor any of its Subsidiaries has ever participated in any “reportable transaction”, as defined in Treasury Regulation Section 1.6011-4(b).

(xvi) For purposes of this Agreement, (A) “taxes” means all (1) Federal, state and local, domestic and foreign income, franchise, property, sales, excise, employment, payroll, social security, value-added, ad valorem, transfer, withholding and other taxes, including taxes based on or measured by gross receipts, profits, sales, use or occupation, tariffs, levies, impositions, assessments or governmental charges of any nature whatsoever, including any interest, penalties or additions with respect thereto, and any obligations under any Contracts with any other person with respect to such amounts, (2) liability for the payment of any amounts of the types described in clause (1) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group and (3) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (1) or (2); (B) “taxing authority” means any Governmental Entity exercising regulatory authority in respect of any taxes; and (C) “tax return” means any Federal, state or local, domestic or foreign return, declaration, report, estimate, form, claim for refund, information return, statement (including any statement pursuant to Treasury Regulation Section 1.6011-4(a)) or other document relating to taxes, including any certificate, schedule or attachment thereto, and including any amendment thereof.

(o) Properties.  (i) Each of the Company and its Subsidiaries has good and marketable title to, or in the case of leased property and leased tangible assets has valid and enforceable leasehold interests in, all of its material tangible properties and tangible assets, free and clear of all Liens, except for Permitted Liens.

(ii) The material properties and tangible assets owned or leased by the Company and its Subsidiaries, or which they otherwise have the right to use, are sufficient to operate their businesses in substantially the same manner as they are currently conducted.

(iii) Section 3.01(o)(iii) of the Company Letter sets forth a complete and correct list as of the date of this Agreement of all real property and interests in real property leased by the Company or any of its Subsidiaries (each such property, a “Leased Real Property”). Neither the Company nor any of its Subsidiaries currently owns any real property or interests in real property.

(iv) With respect to each Leased Real Property, (A) the Merger and the other transactions contemplated by this Agreement do not require the consent of any party to any lease and (B) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted anyone the right to use or occupy such Leased Real Property or any portion thereof.

(v) Each of the Company and its Subsidiaries is in compliance in all material respects with the terms of all material leases to Leased Real Property to which it is a party and under which it is in occupancy, and each such material lease is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession in all material respects under all the leases to material Leased Real Property to which it is a party.

(p) Intellectual Property.  (i) Section 3.01(p)(i) of the Company Letter sets forth a complete and correct list of all issued patents, patent applications, registered trademarks and applications therefor, registered service marks and applications therefor, registered tradenames, registered copyrights and applications therefor and domain names and applications therefor, if any, owned by or licensed to the Company or any of its Subsidiaries as of the date of this Agreement.

(ii) (A) The Company and each of its Subsidiaries owns, or is licensed or otherwise has the right to use (in each case, without payments to third parties and free and clear of any Liens) all Intellectual Property necessary for or material to the conduct of its business as currently conducted, and such rights are not subject to termination by any third party.

(B) Subject to affirmative decisions reasonably made in the ordinary course of business not to seek or maintain such protections, all issued patents, patent applications, registered trademarks and applications therefor, registered service marks and applications therefor, registered tradenames, registered copyrights and applications therefor and domain names and applications therefor owned by the Company or any of its Subsidiaries have been duly registered and/or filed, as applicable, with or issued by each applicable Governmental Entity in each applicable jurisdiction, and the Company and each of its Subsidiaries have taken reasonable and sufficient steps to maintain the registrations and applications for the Intellectual Property set forth in Section 3.01(p)(i) of the Company Letter, including the filing of all necessary affidavits of continuing use and payment of all necessary maintenance fees.

(C) None of the Company or any of its Subsidiaries or any of its or their products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property rights of any person in any material respect.

(D) There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of the Company, threatened with respect to, and neither the Company nor any of its Subsidiaries has been notified in writing or, to the knowledge of the Company, orally, of, any possible infringement or other violation in any material respect by the Company or any of its Subsidiaries or any of its or their products or services of the Intellectual Property rights of any person. Since January 1, 2005, the Company has not been notified in writing of any possible infringement or other violation in any material respect by the Company or any of its Subsidiaries or any of its or their products or services of the Intellectual Property rights of any person. To the knowledge of the Company, there is no investigation pending or threatened with respect to any possible infringement or other violation in any material respect by the Company or any of its Subsidiaries or any of its or their products or services of the Intellectual Property rights of any person.

(E) To the knowledge of the Company, no person or any product or service of any person is infringing upon or otherwise violating in any material respect any Intellectual Property rights of the Company or any of its Subsidiaries.

(F) The Company and its Subsidiaries have taken reasonable measures to maintain the confidentiality of all confidential and trade secret information used or held for use in connection with the operation of their businesses as currently conducted. The Company and its Subsidiaries have a policy requiring all employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of Intellectual Property owned, intended to be owned or used by the Company or any of its Subsidiaries, to assign or otherwise transfer to the Company or any of its Subsidiaries all ownership and other rights of any nature whatsoever (to the extent permitted by Law) of such person in any material Intellectual Property owned, intended to be owned or used by the Company or any of its Subsidiaries, and no proceedings have been instituted or are pending and the Company or any of its Subsidiaries have not received any written notice (or, to the knowledge of the Company, oral notice), and there have been no claims or, to the knowledge of the Company, threats made, against the Company or any of its Subsidiaries which assert an ownership interest in any material Intellectual Property by the current members of management or key personnel of the Company or any of its Subsidiaries, including all current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of material Intellectual Property owned, intended to be owned or used by the Company or any of its Subsidiaries. To the knowledge of the Company, none of the current employees of the Company or any of its Subsidiaries has any patents issued or applications pending for any device, process, design or invention of any kind which is material to the businesses of the Company and its Subsidiaries taken as a whole.

(G) To the extent Third Party Software is distributed or utilized in services provided to customers of the Company or any of its Subsidiaries together with the Intellectual Property of the Company or any of its Subsidiaries, (1) any third party rights have been identified in Section 3.01(p)(ii)(G)(1) of the Company Letter, (2) all necessary licenses have been obtained and (3) no royalties or payments are due (or such royalties and payments are identified in Section 3.01(p)(ii)(G)(3) of the Company Letter).

(H) None of the source code or other material trade secrets of the Company or any of its Subsidiaries has been published or disclosed by the Company or any of its Subsidiaries, except pursuant to a non-disclosure agreement that is in all material respects consistent with the standard form used by the Company that has been made available to Parent prior to the date of this Agreement, or, to the knowledge of the Company, by any other person to any person except pursuant to licenses or Contracts requiring such other person to keep such trade secrets confidential.

(I) Neither the Company nor any of its Subsidiaries has assigned, sold or otherwise transferred ownership of any material issued patent, patent application, registered trademark or application therefor, service mark, registered copyright or application therefor or any other material Intellectual Property since January 1, 2005.

(J) No licenses or rights have been granted to a third party to distribute the source code for, or to use any source code to create Derivative Works of, any product currently marketed by, commercially available from or under development by the Company or any of its Subsidiaries for which the Company or one of its Subsidiaries possesses the source code.

(K) The Company and each of its Subsidiaries has (1) created and has stored back-up copies of all their material computer programs and Software (including object code, source code and associated data and documentation) and (2) taken reasonable steps to protect their material Intellectual Property and their rights thereunder, and to the knowledge of the Company, no such rights to any material Intellectual Property have been lost through failure to act by the Company or any of its Subsidiaries.

(L) Section 3.01(p)(ii)(L) of the Company Letter identifies any and all open source, public source or freeware Software or any modification or derivative thereof, including any version of any Software licensed pursuant to any GNU General Public License, GNU Lesser General Public License or limited general public license, that is used in, incorporated into, integrated or bundled with any Intellectual Property, product or service of the Company or any of its Subsidiaries.

(M) The Company and its Subsidiaries are in compliance with all Contracts pursuant to which any source code of the Company or any of its Subsidiaries has been placed into escrow (other than any non-compliance which would not (with or without notice or lapse of time or both) affect whether such source code would be released from such escrow), neither the Company nor any of its Subsidiaries is in breach in any material respect of or in default under any such Contract and no source code has been released from escrow pursuant to any such Contract.

(iii) For purposes of this Agreement, “Derivative Work” shall have the meaning set forth in 17 U.S.C. Section 101.

(iv) For purposes of this Agreement, (A) “Intellectual Property” means Software, trademarks, service marks, brand names, certification marks, trade dress, assumed names, domain names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, provisionals, continuations, continuations in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets, know-how, formulae, processes, procedures, research records, records of invention, test information, market surveys, Software, whether patentable or not in any jurisdiction and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; and any claims or causes of action (pending, threatened or which could be filed) arising out of any infringement or misappropriation of any of the foregoing; (B) “Software” means all types of computer software programs, including operating systems, application programs, software tools, firmware and software imbedded in equipment, including both object code and source code; the term “Software” shall also include all written or electronic data, documentation and materials that explain the structure or use of Software or that were used in the development of Software or are used in the operation of the Software including logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials, look-up tables and databases; and (C) “Third Party Software” means Software with respect to which a third party holds any copyright or other ownership right (and, therefore, such Software is not owned exclusively by the Company or any of its Subsidiaries).

(q) Insurance.  To the knowledge of the Company, the Company and its Subsidiaries maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are reasonable in light of their businesses and circumstances. Copies of all material insurance policies maintained by the Company have been made available to Parent. As of the date of this Agreement, all such material policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received by the Company with respect to any such material policy which has not been replaced on substantially similar terms prior to the date of such cancellation. As of the date of this Agreement, there is no material claim pending under any such material policies as to which coverage has been questioned, denied or disputed.

(r) Unlawful Payments.  None of the Company, any of its Subsidiaries, or any officer, director, employee, agent or representative of the Company or any of its Subsidiaries has made, directly or indirectly, any (i) bribe or kickback, (ii) illegal political contribution, (iii) payment from corporate funds which was incorrectly recorded on the books and records of the Company or any of its Subsidiaries, (iv) unlawful payment from corporate funds to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever or (v) illegal payment from corporate funds to obtain or retain any business. No franchisee or distributor of the Company or its Subsidiaries has made, directly or indirectly, any of the payments referred to in clauses (i) through (v) above, in each case that would result in a material obligation or liability to the Company or any of its Subsidiaries or that could otherwise materially affect the Company and its Subsidiaries.

(s) Government Contracts.  (i) To the knowledge of the Company, none of the employees, agents, franchisees or distributors of the Company or any of its Subsidiaries is or during the last six years has been (except as to routine security investigations) under administrative, civil or criminal investigation, indictment or information by any Governmental Entity. There is no pending, and during the last six years there has been no, audit or, to the knowledge of the Company, investigation by a Governmental Entity with respect to any alleged improper activity, misstatement or omission arising under or relating to any Contract between or among the Company or any of its Subsidiaries and any Governmental Entity. There is no pending, and during the last six years there has been no, audit or, to the knowledge of the Company, investigation by a Governmental Entity with respect to any alleged improper activity, misstatement or omission arising under or relating to any Contract between or among any franchisee or distributor of the Company or any of its Subsidiaries and any Governmental Entity that, if adversely determined, is reasonably likely to result in a material obligation or liability to the Company or any of its Subsidiaries or that could otherwise materially affect the Company and its Subsidiaries. Any Contract between or among the Company or any of its Subsidiaries, or any of their respective franchisees or distributors, and any Governmental Entity is herein referred to as a “Government Contract”. During the last six years, neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation, has had reason to conduct, initiate or report any internal investigation, or has made a voluntary disclosure with respect to any alleged improper activity, misstatement or omission arising under or relating to a Government Contract. None of the Company, its Subsidiaries or, to the knowledge of the Company, any of their respective employees, agents, franchisees or distributors has made any intentional misstatement or omission in connection with any voluntary disclosure that has led or is expected to lead, either before or after the Closing Date, to any of the consequences set forth in the immediately preceding two sentences or any other material damage, penalty assessment, recoupment of payment or disallowance of cost to or against the Company or any of its Subsidiaries.

(ii) There are (A) no outstanding claims against the Company or any of its Subsidiaries by a Governmental Entity or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract that are reasonably likely to result in a material liability to the Company or any of its Subsidiaries (taken as a whole), a material suspension or debarment of the Company or any of its Subsidiaries from doing business with a Governmental Entity, a finding of non-responsibility or ineligibility for contracting with a Governmental Entity or any other material impairment of any business relationship between the Company and any of its Subsidiaries, on the one hand, and a Governmental Entity, on the other hand, and (B) no disputes between the Company or any of its Subsidiaries and a Governmental Entity under the Contract Disputes Act of 1978, as amended (the “Contract Disputes Act”), or similar applicable Law or between the Company or any of its Subsidiaries and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract. To the knowledge of the Company, no event, condition or omission has occurred that would reasonably constitute grounds for a claim or a dispute under clause (A) or (B). Neither the Company nor any of its Subsidiaries has an interest in any pending or, to the knowledge of the Company, potential material claim under the Contract Disputes Act or similar applicable Law against a Governmental Entity or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract.

(iii) None of the Company, its Subsidiaries or, to the knowledge of the Company, any of their respective employees, agents, franchisees or distributors is (or during the last six years has been) suspended or debarred from doing business with a Governmental Entity or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for contracting with a Governmental Entity.

(iv) All material test and inspection results that the Company or its Subsidiaries have provided to a Governmental Entity or any other entity pursuant to a Government Contract or as a part of the delivery to a Governmental Entity pursuant to a Government Contract of any article designed, engineered or manufactured by the Company or its Subsidiaries were complete and correct in all material respects. Either the Company or one of its Subsidiaries has provided all material test and inspection results to the relevant Governmental Entity pursuant to each Government Contract as required by applicable Law and the terms of the applicable Government Contract.

(v) With respect to each Government Contract, (A) all representations and certifications of the Company, any of its Subsidiaries, or any of their respective officers, directors or employees set forth in or pertaining to such Government Contract were current, complete and correct in all material respects, as of their effective date, and the Company or one of its Subsidiaries has complied in all material respects with all such representations and certifications; (B) as of the date of this Agreement, no Governmental Entity, nor any prime contractor, subcontractor or other entity, has notified the Company or any of its Subsidiaries in writing that the Company or any of its Subsidiaries has breached or violated any applicable Law pertaining to such Government Contract; (C) as of the date of this Agreement, no termination for default, cure notice or show cause notice is currently in effect pertaining to such Government Contract and, to the knowledge of the Company, no event, condition or omission has occurred or exists that would constitute grounds to any such action; (D) as of the date of this Agreement, no cost incurred by the Company or its Subsidiaries pertaining to such Government Contract is the subject of any investigation or has been disallowed by the relevant Governmental Entity; and (E) as of the date of this Agreement, no material amount of money due to the Company or its Subsidiaries pursuant to such Government Contract has been withheld or set off.

(t) State Takeover Statutes.  Assuming the accuracy of the representations and warranties given by Parent and Sub in Section 3.02(e) of this Agreement, the approval of the Merger by the Board of Directors of the Company referred to in Section 3.01(d) constitutes the only action necessary to render inapplicable to this Agreement, the Merger, the other transactions contemplated by this Agreement and compliance with the terms of this Agreement, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement or compliance with the terms of this Agreement. No other state takeover or similar statute or regulation is applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement or compliance with the terms of this Agreement.

(u) Company Rights Agreement.  The Company has taken all actions necessary to (i) render the Company Rights Agreement inapplicable to this Agreement and the Merger, (ii) ensure that (A) none of Parent, Sub or any other Subsidiary of Parent is an Acquiring Person (as defined in the Company Rights Agreement), (B) a Distribution Date or a Stock Acquisition Date (as such terms are defined in the Company Rights Agreement) does not occur and (C) the Company Rights to purchase Common Stock issued under the Company Rights Agreement do not become exercisable, in the case of clauses (A), (B) and (C), solely by reason of the execution of this Agreement or the consummation of the Merger and (iii) provide that the Company Rights shall terminate in accordance with the Company Rights Agreement immediately prior to the Effective Time.

(v) Voting Requirements.  The affirmative vote at the Stockholders Meeting or any adjournment or postponement thereof of the holders of a majority of the outstanding shares of Company Common Stock in favor of adopting this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

(w) Brokers; Schedule of Fees and Expenses.  No broker, investment banker, financial advisor or other person, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, the fees and expenses of which will be paid by the Company or one or more of its Subsidiaries, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has delivered to Parent complete and correct copies of all agreements under which any such fees or commissions are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable. The fees and expenses of any accountant, broker, financial advisor, consultant, legal counsel or other person retained by the Company or any of its Subsidiaries in connection with this Agreement or the Merger and the other transactions contemplated by this Agreement incurred or to be incurred by the Company or any of its Subsidiaries in connection with this Agreement or the Merger and the other transactions contemplated by this Agreement will not exceed the fees and expenses set forth in Section 3.01(w) of the Company Letter.

(x) Opinion of Financial Advisor.  The Company has received the oral opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, subsequently confirmed in writing prior to the execution of this Agreement, to the effect that, as of the date of this Agreement, and based upon and subject to the various assumptions and limitations set forth in such opinion, the Merger Consideration to be received by the holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such stockholders, a copy of which opinion has been delivered to Parent.

(y) Auditor Relationship.  Neither the Company nor any of its Subsidiaries has any relationship, audit or otherwise, with PricewaterhouseCoopers or any of its Affiliates, and neither the Company nor any of its Subsidiaries is receiving or has received any services from PricewaterhouseCoopers or any of its Affiliates.

Section 3.02.  Representations and Warranties of Parent and Sub.  Except as set forth in the letter delivered by Parent and Sub to the Company prior to the date of this Agreement (the “Parent Letter”), Parent and Sub represent and warrant to the Company as follows:

(a) Organization.  Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as currently conducted.

(b) Authority; Noncontravention.  Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement and to comply with the provisions of this Agreement (subject, in the case of the Merger, to the adoption of this Agreement by Parent, as the sole stockholder of Sub). The execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger and the other transactions contemplated by this Agreement and the compliance by Parent and Sub with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (subject, in the case of the Merger, to the adoption of this Agreement by Parent, as the sole stockholder of Sub). This Agreement has been duly executed and delivered by Parent and Sub, as applicable, and, assuming the due execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity. The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the compliance by Parent and Sub with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the certificate of incorporation or bylaws of Parent or Sub, (ii) any Contract or Permit to or by which Parent or Sub is a party or bound or to or by which their respective properties or assets are subject or bound or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law (assuming receipt of the Stockholder Approval and the adoption of this Agreement by Parent, as the sole stockholder of Sub) or Judgment, in each case, applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, Liens, rights or entitlements that, individually or in the aggregate, are not reasonably likely to impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent or materially impede or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement or the compliance by Parent and Sub with the provisions of this Agreement, except for (A) the filing of a premerger notification and report form under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business and (C) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made, individually or in the aggregate, are not reasonably likely to impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent or materially impede or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement.

(c) Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is first mailed to the Company’s stockholders, at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) Interim Operations of Sub.  Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement and has engaged in no business other than in connection with the Merger and the other transactions contemplated by this Agreement.

(e) Section 203 of the DGCL.  Neither Parent nor Sub (or their respective “affiliates” or “associates”) is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) with respect to the Company within the last three years.

(f) Sufficiency of Funds.  Parent has and will have at the Effective Time access to sufficient funds for the payment of the Merger Consideration and to perform its obligations with respect to the transactions contemplated by this Agreement.

ARTICLE IV

Covenants Relating to Conduct of Business

Section 4.01.  Conduct of Business.  (a) Conduct of Business by the Company.  During the period from the date of this Agreement to the Effective Time, except with the prior written consent of Parent (which shall not be unreasonably delayed) or as specifically contemplated by this Agreement or as set forth in Section 4.01(a) of the Company Letter, the Company shall, and shall cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and use commercially reasonable efforts to comply with all applicable Laws and, to the extent consistent therewith, use commercially reasonable efforts to keep available the services of their present officers, software developers and other employees, to preserve their assets and technology, their relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with them and to maintain their franchises, rights and Permits. The contact persons for each of the Parent and the Company for purposes of administrating this Section 4.01(a) are set forth in Section 4.01(a) of the Company Letter. Without in any way limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except with the prior written consent of Parent (which shall not be unreasonably delayed) or as specifically contemplated by this Agreement or as set forth in Section 4.01(a) of the Company Letter

(with specific reference to the subsection of this Section 4.01 to which the information stated in such disclosure relates), the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interests, (C) purchase, redeem or otherwise acquire any shares of capital stock, other equity or voting interests or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities (including any Stock Options, RSUs or DSUs, except pursuant to the forfeiture conditions of such Stock Options, RSUs or DSUs or the cashless exercise or tax withholding provisions of such Stock Options, RSUs or DSUs, in each case only if and to the extent required by the terms of such awards as in effect on the date of this Agreement) or (D) take any action that would result in any amendment, modification or change of any term of any indebtedness of the Company or any of its Subsidiaries;

(ii) issue, deliver, sell, pledge or otherwise encumber any (A) shares of its capital stock, other equity or voting interests or Equity Equivalents (other than the issuance of shares of Company Common Stock upon (x) the exercise of Stock Options or rights under the ESPP and the settlement of RSUs and DSUs, in each case outstanding as of the date of this Agreement and only if and to the extent required by the terms of the Company Stock Plans or applicable awards as in effect on the date of this Agreement, or (y) the conversion of Convertible Notes outstanding as of the date of this Agreement and in accordance with their terms as in effect as of the date of this Agreement) or (B) securities convertible into, or exchangeable or exercisable for, or any options, warrants, calls or rights to acquire, any such stock, interests or Equity Equivalents;

(iii) amend or propose to amend its certificate of incorporation or bylaws (or similar organizational documents);

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or person or division thereof or (B) any other assets other than immaterial assets acquired in the ordinary course of business consistent with past practice;

(v) sell, lease, license, sell and lease back, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or assets (including any shares of capital stock, equity or voting interests or other rights, instruments or securities), except (i) grants of nonexclusive licenses in the ordinary course of business consistent with past practice, (ii) sales of used equipment and other immaterial assets in the ordinary course of business consistent with past practice and (iii) Permitted Liens incurred in the ordinary course of business consistent with past practice;

(vi) (A) repurchase, prepay or incur any indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(vii) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, that individually are in excess of $250,000 or in the aggregate are in excess of $2,000,000;

(viii) (A) pay, discharge, settle or satisfy any claims (including any claims of stockholders and any stockholder litigation relating to this Agreement, the Merger or any other transaction contemplated by this Agreement or otherwise), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice, or as required by their terms, of claims, liabilities or obligations reserved against or included in the Baseline Financials (for amounts not in excess of such reserves or so included) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice or incurred in connection with the transactions contemplated in this Agreement, in each case, the payment, discharge, settlement or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Closing Date, (B) waive, relinquish, release, grant, transfer or assign any right of material value or (C) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any standstill or similar Contract (including any standstill provisions contained in a confidentiality agreement) to or by which the Company or any of its Subsidiaries is a party or bound;

(ix) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or modify or amend in any material respect, or exercise any right to renew, any lease or sublease of real property or acquire any interest in real property;

(x) modify or amend in any material respect, or accelerate, terminate or cancel, any material Contract or waive any right to enforce, relinquish, release, transfer or assign any rights or claims thereunder, other than in any immaterial respect in the ordinary course of business consistent with past practice;

(xi) except as required to ensure that any Benefit Plan or Benefit Agreement in effect on the date of this Agreement is not then out of compliance with applicable Law or as specifically required pursuant to this Agreement, (A) adopt, establish, enter into, terminate, amend or modify any Benefit Plan or Benefit Agreement, (B) increase in any manner the compensation or benefits of, or pay any bonus or award to, or grant any loan to, any Company Personnel, (C) pay or provide to any Company Personnel any compensation or benefit not provided for under a Benefit Plan or Benefit Agreement as in effect on the date of this Agreement, other than the payment of base compensation in the ordinary course of business consistent with past practice, (D) grant or amend any award under any Benefit Plan (including the grant or amendment of Stock Options, RSUs, DSUs, restricted stock, stock appreciation rights, performance units, stock purchase rights or other equity or equity-based compensation) or remove or modify existing restrictions in any Benefit Plan or Benefit Agreement or awards made thereunder, (E) grant or pay any severance, separation, change in control, termination, retention or similar compensation or benefits to, or increase in any manner the severance, separation, change in control, termination, retention or similar compensation or benefits of, any Company Personnel, (F) enter into any trust, annuity or insurance Contract or similar agreement or take any other action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan or Benefit Agreement, (G) take any action to accelerate, or that could reasonably be expected to result in the acceleration of, the time of payment or vesting of any rights, compensation, benefits or funding obligations under any Benefit Plan or Benefit Agreement or otherwise or (H) make any material determination under any Benefit Plan or Benefit Agreement that is inconsistent with the ordinary course of business or past practice;

(xii) form any Subsidiary of the Company;

(xiii) enter into any Contract containing any provisions having the effect of providing that the consummation of the Merger or the other transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement will conflict with, result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract, or give rise under such Contract to any right of, or result in, a termination, right of first refusal, material amendment, revocation, cancellation or material acceleration, or a loss of a material benefit or the creation of any material Lien upon any of the properties or assets of the Company, Parent or any of their respective subsidiaries, or to any increased, guaranteed, accelerated or additional rights or entitlements of any person, except to the extent such conflicts, results, defaults, rights, losses or entitlements are required by applicable Law;

(xiv) except as required by applicable Law, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any of its Subsidiaries;

(xv) write-down any of its material assets, including any Intellectual Property, or make any change in any financial or tax accounting principle, method or practice, other than as required by GAAP or applicable Law;

(xvi) engage in (A) any promotional sales or discount activity with any customers or distributors with the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected to occur in subsequent fiscal quarters, (B) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected to be made in subsequent fiscal quarters, (C) any practice which would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of its Subsidiaries that would otherwise be expected to be made in prior fiscal quarters (including the current fiscal quarter) or (D) any other promotional sales or discount activity, in each case in this clause (D) in a manner outside the ordinary course of business or inconsistent with past practice;

(xvii) take any action or fail to take any action which action or failure to act would result in the material loss or reduction in value of the Intellectual Property of the Company and its Subsidiaries, taken as a whole;

(xviii) enter into, extend or renew (A) any Contract or amendment thereof which, if executed prior to the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.01(i)(i)(A), (B), (C), (E), (F), (J), (L), (P) or (R), (B) any Contract or amendment thereof that grants any person the right or ability to access, license or use all or a material portion of the Intellectual Property of the Company and its Subsidiaries, other than in the ordinary course of business consistent with past practice, (C) any Contract or amendment thereof that grants any person or persons the exclusive right or ability to access, license or use any portion of the Intellectual Property of the Company and its Subsidiaries or (D) any Contract providing for the services of any dealer, distributor, sales representative or similar representative; provided, however, that solely for purposes of this clause (D) (and not clause (A) above) the Company may enter into, extend or renew any Contract providing for the services of any dealer, distributor, sales representative or similar representative; provided, that with respect to this clause (D), in each case (x) such entry, extension or renewal is in the ordinary course of business and is not inconsistent with past practice and (y) if the entry, extension or renewal is other than on standard terms and conditions, including any terms and conditions relating to geographic exclusivity, the Company shall have provided Parent with prior written notice of the material terms of the proposed Contract, extension or renewal and not less than 48 hours to comment on such terms;

(xix) enter into any Contract or material amendment thereof which, if executed prior to the date of this Agreement, would have been disclosed pursuant to Section 3.01(i)(i)(G), (K) or (Q), other than any Contract pursuant to which the Company or any of its Subsidiaries has been or is being granted a license to source code in the ordinary course of business of the Company and its Subsidiaries consistent with past practice; or

(xx) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(b) Parent shall consider in good faith any requests by the Company to consent to exceptions to the requirements set forth in Section 4.01(a).

(c) During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, ensure that any Contract entered into by the Company or any of its Subsidiaries expressly permits the assignment of all or any portion of its rights, interests or obligations thereunder to Parent and any of its Subsidiaries following the consummation of the Merger and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall, and shall cause each of its Subsidiaries to, as promptly as is reasonably practicable, modify any form of Contract used by the Company or any of its Subsidiaries in the ordinary course of business to expressly permit assignment of all or any portion of its rights, interests or obligations thereunder to Parent and any of its Subsidiaries following the consummation of the Merger and the other transactions contemplated by this Agreement.

(d) Certain Tax Matters.  During the period from the date of this Agreement to the Effective Time, (i) the Company and each of its Subsidiaries shall timely file all tax returns (“Post-Signing Returns”) required to be filed by each such entity (after taking into account any extensions), and all Post-Signing Returns shall be complete and correct in all material respects and shall be prepared on a basis consistent with the past practice of the Company; provided that no material Post-Signing Returns shall be filed with any taxing authority without Parent’s written consent, which consent shall not be unreasonably withheld or delayed; (ii) the Company and each of its Subsidiaries shall timely pay all taxes due and payable with respect to the tax periods covered by such Post-Signing Returns; (iii) the Company will accrue a reserve in its books and records and financial statements in accordance with GAAP and past practice for all taxes payable by the Company or any of its Subsidiaries for which no Post-Signing Return is due prior to the Effective Time; (iv) the Company and each of its Subsidiaries will promptly notify Parent of any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any material amount of tax and will not settle or compromise any such suit, claim, action, investigation, proceeding or audit without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed; (v) none of the Company or any of its Subsidiaries will make or change any material tax election without Parent’s consent, which consent shall not be unreasonably withheld or delayed; and (vi) the Company and each of its Subsidiaries will retain (in accordance with the Company’s retention policy) all books, documents and records necessary for the preparation of tax returns and reports and tax audits.

(e) Additional Tax Matters.  The Company and each of its Subsidiaries shall cooperate, and, to the extent within its control, shall cause its respective affiliates, directors, officers, employees, contractors, consultants, agents, auditors and representatives reasonably to cooperate with Parent in all tax matters, including by maintaining and making available to Parent and its affiliates all books and records relating to taxes.

Section 4.02.  No Solicitation.  (a) Notwithstanding any provision in this Agreement to the contrary, the Company shall not, nor shall it authorize or permit any of its Subsidiaries to, nor shall it authorize or permit any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action knowingly to facilitate, any Takeover Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (or any representative thereof) any information with respect to, or otherwise cooperate in any way with any person (or any representative thereof) with respect to, any Takeover Proposal; provided, however, that at any time prior to obtaining the Stockholder Approval, in response to a bona fide written unsolicited Takeover Proposal that the Board of Directors of the Company determines in good faith constitutes or could reasonably be expected to lead to a Superior Proposal, and which Takeover Proposal did not result from a breach of this Section 4.02 or Section 4.01(a)(viii)(C), the Company may, and may permit and authorize its Subsidiaries and the Company’s and its Subsidiaries’ directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to, in each case subject to compliance with Section 4.02(c) and the other provisions of this Agreement, (A) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement which contains terms that are no less restrictive than or substantially equivalent to those contained in the Agreement for Exchange of Confidential Information dated August 6, 1998, as amended by the Supplement for Disclosure dated January 28, 2009 and the Supplement for Disclosure dated May 26, 2009, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), provided that all such written information and all such material oral information had been provided, or is substantially concurrently provided, to Parent, and (B) participate in discussions or negotiations with, and only with, the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 4.02(a) by the Company.

For purposes of this Agreement, the term “Takeover Proposal” means any inquiry, proposal or offer from any person or group (other than Parent or Sub or any of their affiliates) relating to, or that could reasonably be expected to lead to, in one transaction or a series of transactions, any merger, consolidation, business combination, recapitalization, liquidation or dissolution involving the Company or any direct or indirect acquisition, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, license agreement or similar transaction, of (i) assets or businesses that constitute or represent 10% or more of the total revenue, net income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, or (ii) 10% or more of the outstanding shares of Company Common Stock or of any class of capital stock of, or other equity or voting interests in, one or more of the Subsidiaries of the Company which, in the aggregate, directly or indirectly hold the assets or businesses referred to in clause (i) above.

For purposes of this Agreement, the term “Superior Proposal” means any binding bona fide written offer which did not result from a breach of Section 4.02(a) made by any person (other than Parent or Sub or any of their affiliates) that, if consummated, would result in such person (or, in the case of a direct merger between such person and the Company, the stockholders of such person) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or more than 50% of the assets of the Company and its Subsidiaries, taken as a whole, and which offer, in the good faith judgment of the Board of Directors of the Company (after consultation with a financial advisor of national reputation and outside legal counsel), (i) provides consideration which is more favorable to the stockholders of the Company than the consideration provided in the Merger (taking into account all of the terms and conditions of such offer and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise)) and (ii) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(b) Neither the Board of Directors of the Company nor any committee thereof shall (or shall agree or resolve to) (i) withdraw or modify in a manner adverse to Parent or Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Sub, the recommendation or declaration of advisability by such Board of Directors or any such committee of this Agreement or the Merger, or recommend, or propose publicly to recommend, the approval or adoption of any Takeover Proposal, or resolve or agree to take any such action (any such action or any such resolution or agreement to take such action being referred to herein as an “Adverse Recommendation Change”), (ii) adopt, approve or declare advisable any Takeover Proposal (or any agreement relating thereto), or submit any Takeover Proposal (or any agreement relating thereto) to the stockholders of the Company for any vote with respect thereto, or resolve or agree to take any such action (the terms “adopt”, “approve”, “declare advisable” and “submit” as used in this clause (ii) shall have the same meanings that such terms have in Section 251 of the DGCL), or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)), or resolve or agree to take any such action. Notwithstanding the foregoing, at any time prior to the Stockholder Approval, the Board of Directors of the Company may, in response to a Superior Proposal or an Intervening Event, effect an Adverse Recommendation Change, provided that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and a financial advisor of national reputation, that the failure to do so is reasonably likely to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law or that such an Adverse Recommendation Change is otherwise required by applicable Law, and provided further, that the Board of Directors of the Company may not effect such an Adverse Recommendation Change unless (A) the Board of Directors shall have first provided prior written notice to Parent (an “Adverse Recommendation Change Notice”) that the Board of Directors is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal or an Intervening Event, which notice shall, in the case of a Superior Proposal, attach the most current version of any proposed written agreement relating to the transaction that constitutes such Superior Proposal, and, in the case of an Intervening Event, attach information describing such Intervening Event in reasonable detail, and (B) Parent does not make, within five business days after the receipt of such notice, a proposal that would, in the good faith judgment of the Board of Directors of the Company (after consultation with a financial advisor of national reputation and outside legal counsel), (x) cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal or (y) obviate the need for an Adverse Recommendation Change as a result of an Intervening Event (it being understood and agreed that any amendment or modification of such Superior Proposal shall require a new Adverse Recommendation Change Notice and an additional three business day period). The Company agrees that, during the five or three business day period, as applicable, prior to its effecting an Adverse Recommendation Change, the Company and its officers, directors and representatives shall negotiate in good faith with Parent and its officers, directors and representatives regarding any revisions to the terms of the Merger and the other transactions contemplated by this Agreement proposed by Parent.

For purposes of this Agreement, the term “Intervening Event” means an event, circumstance, fact or other information, unknown to the Board of Directors of the Company as of the date of this Agreement, which (x) becomes known prior to the Stockholder Approval and (y) causes the Board of Directors of the Company to conclude in good faith, after consultation with its outside legal counsel and a financial advisor of national reputation, that its failure to effect an Adverse Recommendation Change is reasonably likely to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law or that such Adverse Recommendation Change is otherwise required by applicable Law; provided, however, that in no event shall the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall, as promptly as possible and in any event within 24 hours after the receipt thereof, advise Parent orally and in writing of (i) any Takeover Proposal or any request for information or inquiry that the Company reasonably believes could lead to or contemplates a Takeover Proposal and (ii) the terms and conditions of such Takeover Proposal, request or inquiry that are provided to the Company in writing and the material terms and conditions of such Takeover Proposal, request or inquiry that are provided to the Company orally (including any subsequent amendment or proposed amendment thereof or other modification to such terms and conditions) and the identity of the person making any such Takeover Proposal, request or inquiry. Commencing upon the provision of any notice referred to above, the Company (or its outside counsel) shall (A) as requested by Parent or its outside legal counsel (on a daily basis at mutually agreeable times if so requested), (x) keep Parent (or its outside counsel) reasonably apprised with respect to the progress of negotiations concerning any Takeover Proposal and any other matters that are related to the Takeover Proposal and are identified with reasonable specificity by Parent (or its outside counsel) and (y) respond to questions from Parent (or its outside counsel) regarding the material resolved and unresolved issues related to any Takeover Proposal, request or inquiry and (B) promptly upon receipt or delivery thereof, provide Parent (or its outside counsel) with copies of all material documents (it being understood that all term sheets and drafts relating to potential definitive agreements will be deemed material) and material written communications relating to any such Takeover Proposal, request or inquiry exchanged between the Company, its Subsidiaries or any of their respective officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives, on the one hand, and the person making a Takeover Proposal or any of its affiliates, or their respective officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives, on the other hand.

(d) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of the Company, failure so to disclose would be inconsistent with applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, agree or resolve to take any action prohibited by Section 4.02(b).

ARTICLE V

Additional Agreements

Section 5.01.  Preparation of the Proxy Statement; Stockholders Meeting.  (a) Except as required by applicable Law, as promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and, no later than the tenth calendar day (or, if such calendar day is not a business day, on the first business day subsequent to such calendar day) immediately following the date of this Agreement, the Company shall file with the SEC, the preliminary Proxy Statement. Notwithstanding anything contained in this Agreement to the contrary, (x) if the Company does not receive comments from the SEC with respect to the preliminary Proxy Statement, absent any Legal Restraint that has the effect of preventing such action, the Company shall file with the SEC the definitive Proxy Statement, and shall cause the mailing of the definitive Proxy Statement to the stockholders of the Company, on or prior to the second business day after the tenth calendar day immediately following the date of filing of the preliminary Proxy Statement with the SEC, and (y) if the Company does receive comments from the SEC with respect to the preliminary Proxy Statement, absent any Legal Restraint that has the effect of preventing such action, the Company shall file with the SEC the definitive Proxy Statement, and shall cause the mailing of the definitive Proxy Statement to the stockholders of the Company, on or prior to the second business day immediately following clearance by the SEC with respect to such comments. Each of the Company and Parent shall furnish all information concerning such person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Parent shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Parent and (iii) if the Board of Directors of the Company shall not have made an Adverse Recommendation Change, shall not file or mail such document, or respond to the SEC, prior to receiving the approval of Parent, which approval shall not be unreasonably withheld or delayed. If, at any time prior to the Stockholders Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Each of Parent and the Company shall bear one-half the cost of printing and mailing the Proxy Statement and any supplement thereto. If the Company receives a Takeover Proposal or if an Intervening Event occurs, the 10 calendar day periods referenced in this Section 5.01(a) and the two business day period referenced in clause (y) of the second sentence of this Section 5.01(a) will be extended by three calendar days.

(b) The Company agrees that the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and that none of the information included or incorporated by reference in the Proxy Statement will, at the date the Proxy Statement is filed with the SEC or mailed to the stockholders of the Company or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made in the Proxy Statement based on information supplied by or on behalf of Parent or Sub specifically for inclusion or incorporation for reference therein. Parent agrees that none of such information will, at the date the Proxy Statement is filed with the SEC or mailed to the stockholders of the Company or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) Except as required by applicable Law, the Company shall establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders, which meeting the Company shall, absent any Legal Restraint that has the effect of preventing such action, cause to occur on the 30th calendar day (or, if such calendar day is not a business day, on the first business day subsequent to such calendar day) immediately following the date of mailing of the Proxy Statement (the “Stockholders Meeting”), for the purpose of obtaining the Stockholder Approval, regardless of whether the Board of Directors of the Company determines at any time that this Agreement is no longer advisable or recommends that the stockholders of the Company reject it or any other Adverse Recommendation Change has occurred at any time; provided, however, that (i) if the Company is unable to obtain a quorum of its stockholders at such time, the Company may extend the date of the Stockholders Meeting to the extent (and only to the extent) necessary in order to obtain a quorum of its stockholders and the Company shall use its commercially reasonable efforts to obtain such a quorum as promptly as practicable, (ii) the Company may delay the Stockholders Meeting to the extent (and only to the extent) that such delay is required by a Legal Restraint and (iii) if the Company receives a new Takeover Proposal, the price or material terms of a previously received Takeover Proposal are modified or amended or an Intervening Event occurs, in any such case during the five calendar day period immediately prior to the day of the Stockholders Meeting, the Company may delay the Stockholders Meeting until the date that is the fifth business day after the date on which the Stockholders Meeting would otherwise have been held; provided, however, that the Company may delay the Stockholders Meeting pursuant to this clause (iii) no more than once. The notice of such Stockholders Meeting shall state that a resolution to adopt this Agreement will be considered at the Stockholders Meeting. Subject to Section 4.02(b), (x) the Board of Directors of the Company shall recommend to holders of Company Common Stock that they adopt this Agreement and shall include such recommendation in the Proxy Statement and (y) the Company shall use its commercially reasonable efforts to solicit the Stockholder Approval. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 5.01(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Takeover Proposal.

Section 5.02.  Access to Information; Confidentiality.  (a) Subject to compliance with applicable Laws and Judgments, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent’s officers, employees, investment bankers, attorneys, accountants, consultants and other representatives and advisors full access upon reasonable advance notice and during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, records, Contracts, Permits, documents, information, officers and employees, and during such period the Company shall, and shall cause each of its Subsidiaries to, subject to compliance with applicable Laws and Judgments, make available to Parent any information concerning its business as Parent may reasonably request (including the work papers of Grant Thornton LLP, subject to the customary requirements of Grant Thornton LLP). Notwithstanding the foregoing, (i) the Company may restrict the foregoing access to the extent that any applicable Law requires the Company or its Subsidiaries to restrict or prohibit such access, (ii) nothing herein shall require the Company to disclose information to the extent such information would result in a waiver of attorney-client privilege or work product doctrine or violate any confidentiality obligation of such party (provided that the Company shall use reasonable best efforts to permit such disclosure to be made in a manner consistent with the protection of such privilege or to obtain any consent required to permit such disclosure to be made without violation of such confidentiality obligations, as applicable) and (iii) nothing in this Section 5.02 shall require the Company to disclose to Parent board or committee minutes or materials related to the transactions contemplated by this Agreement or any Takeover Proposals. The parties acknowledge and agree that nothing in this Section 5.02 shall require the Company to take or allow any action that would unreasonably interfere with the Company’s or its Subsidiaries’ business or operations. Following the date of this Agreement and prior to the Effective Time, Parent may (but shall not be required to), following reasonable notice to the Company, contact and interview any Company Personnel and, as permitted by applicable Law, review the personnel records and such other information concerning the Company Personnel as Parent may reasonably request; provided, however, that any such interviews with any such person will be at reasonable frequencies and for reasonable durations. No investigation by Parent or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives and no other receipt of information by Parent or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision of this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under the Agreement. Except as required by any applicable Law or Judgment, Parent will hold, and will direct and cause its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all information received from the Company, its Subsidiaries or their respective officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives confidential in accordance with the Confidentiality Agreement.

(b) Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, as and to the extent reasonably requested by Parent, provide Parent with (i) a materially complete and correct list of all licenses issued by the Federal Communications Commission (the “FCC”) and held by the Company or any of its Subsidiaries (the “FCC Licenses”), (ii) materially complete and correct copies of each FCC License, (iii) if available, the address and physical location of the device(s) covered by each FCC License, (iv) if available, a written description of the purpose of the device(s) covered by each FCC License, (v) materially complete and correct copies of any Notices of Apparent Liability for Forfeiture issued by the FCC against the Company or any of its Subsidiaries and (vi) all reasonably available information in the possession of the Company or any of its Subsidiaries necessary for Parent to make an independent determination that the Company and its Subsidiaries have complied with FCC rules regarding changes of ownership control of the FCC Licenses (including descriptions of any transactions that effected a change of ownership or control of the FCC Licenses (including any intracompany reorganizations) and corporate organizational charts depicting the ownership structure of the holder of the FCC Licenses before and after any such change of ownership or control).

(c) Subject to compliance with applicable Laws and Judgments, the Company and Parent shall, and shall cause each of their respective Subsidiaries to, reasonably cooperate to ensure an orderly transition and integration process in connection with the Merger and the other transactions contemplated by this Agreement in order to minimize the disruption to, and preserve the value of, the business of the Surviving Corporation and its Subsidiaries.

(d) Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, provide Parent with true and complete copies of each Contract (other than immaterial Contracts) to or by which the Company or any of its Subsidiaries is a party or bound (other than Benefit Plans and Benefit Agreements) containing any provisions prohibiting or imposing any restrictions on the assignment of all or any portion of such Contract by the Company or its Subsidiaries (without regard to any exception permitting assignments to subsidiaries or affiliates).

Section 5.03.  Reasonable Best Efforts; Consultation and Notice.  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including using its reasonable best efforts to accomplish the following: (i) the satisfaction of the conditions precedent set forth in Article VI, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, Governmental Entities and other persons and the making of all necessary registrations, declarations and filings (including filings under the HSR Act and other registrations, declarations and filings with, or notices to, Governmental Entities, if any), (iii) the taking of all reasonable steps to provide any supplemental information requested by a Governmental Entity, including participating in meetings with officials of such entity in the course of its review of this Agreement, the Merger or the other transactions contemplated by this Agreement, (iv) the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity or third party and (v) the obtaining of all necessary consents, approvals or waivers from any third party; provided, that this clause (v) shall not limit the rights of the Company or its Board of Directors under Section 4.02. In connection with and without limiting the generality of the foregoing, each of the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the Merger and the other transactions contemplated by this Agreement, take all actions necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or Sub be obligated to, and the Company and its Subsidiaries shall not without the prior written consent of Parent, agree or proffer to divest or hold separate, or enter into any licensing, business restriction or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of Parent, the Company or any of their respective Subsidiaries, in each case in response to a request by or discussion with a Governmental Entity in order to address any regulatory issues associated with or arising from the Merger or the other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or any of its Subsidiaries be obligated to litigate or participate in the litigation of any suit, claim, action or proceeding, whether judicial or administrative, brought by any Governmental Entity (A) challenging or seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement, or seeking to obtain from Parent or any of its Subsidiaries any damages in relation therewith; (B) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective affiliates of all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries, in each case as a result of or in connection with the Merger or any of the other transactions contemplated by this

Agreement; (C) seeking to directly or indirectly impose limitations on the ability of Parent or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock or any shares of common stock of the Surviving Corporation or any of Parent’s Subsidiaries, including the right to vote Company Common Stock or the shares of common stock of the Surviving Corporation or any of Parent’s Subsidiaries on all matters properly presented to the stockholders of the Company, the Surviving Corporation or any of Parent’s Subsidiaries, respectively; or (D) seeking to (1) directly or indirectly prohibit Parent or any of its affiliates from effectively controlling in any respect any of the business or operations of the Company or its or Parent’s Subsidiaries or (2) directly or indirectly prevent the Company or its or Parent’s Subsidiaries from operating any of their business in substantially the same manner as operated by the Company and its or Parent’s Subsidiaries immediately prior to the date of this Agreement. The Company and Parent shall provide such assistance, information and cooperation to each other as is reasonably required to obtain any such actions, nonactions, waivers, consents, approvals, orders and authorizations and, in connection therewith, shall notify the other person promptly following the receipt of any comments from any Governmental Entity and of any request by any Governmental Entity for amendments, supplements or additional information in respect of any registration, declaration or filing with, or notice to, such Governmental Entity and shall supply the other person with copies of all correspondence between such person or any of its representatives, on the one hand, and any Governmental Entity, on the other hand.

(b) (i) In connection with the continuing operation of the business of the Company and its Subsidiaries between the date of this Agreement and the Effective Time, subject to applicable Law, the Company shall consult in good faith on a reasonably regular basis with Parent to report material, individually or in the aggregate, operational developments, material changes in the status of relationships with customers and resellers, material changes in the status of ongoing operations and other matters reasonably requested by Parent pursuant to procedures reasonably requested by Parent; provided, however, that no such consultation shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision in this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(ii) Except as prohibited by applicable Law, the Company shall promptly notify Parent in writing of:

(A) the occurrence of any matter or event not previously known to the Company of which the Company acquires knowledge (including matters and events arising or occurring after the date of this Agreement) that (1) is, or that is reasonably likely to be, material (individually or in the aggregate) to the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (2) is reasonably likely to result in any condition set forth in Section 6.02 not being satisfied;

(B) the failure of the Company to perform in any material respect any obligation to be performed by it under this Agreement;

(C) any written notice or other written communication or, to the knowledge of the Company, any oral notice or other oral communication from any person (other than a Governmental Entity) alleging that notice to or consent of such person is required in connection with the Merger or the other transactions contemplated by this Agreement;

(D) any written notice or other written communication or, to the knowledge of the Company, any oral notice or other oral communication from any customer, distributor or reseller to the effect that such customer, distributor or reseller is terminating or otherwise materially adversely modifying its relationship with Company or any of its Subsidiaries as a result of the Merger or the other transactions contemplated by this Agreement;

(E) any written notice or other written communication or, to the knowledge of the Company, any oral notice or other oral communication from any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement, and a copy of any such notice or communication shall be furnished to Parent, together with the Company’s written notice;

(F) any filing or notice made by the Company with any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement, and a copy of any such filing or notice shall be furnished to Parent together with the Company’s written notice; and

(G) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.01(h) or that relate to the consummation of the Merger or the other transactions contemplated by this Agreement;

provided, however, that no such notification shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision in this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(iii) Parent shall give prompt notice to the Company of (A) any representation or warranty made by Parent or Sub contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.03(a) could not be satisfied or (B) the failure of Parent or Sub to perform in any material respect any obligation to be performed by such party under this Agreement such that the condition set forth in Section 6.03(b) could not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(c) Without limiting the generality of the foregoing, the Company shall give Parent the opportunity to participate in the defense of any litigation against the Company and/or its directors relating to the Merger or the other transactions contemplated by this Agreement and will obtain the prior written consent of Parent prior to settling or satisfying any such claim, it being understood and agreed that this Section 5.03(c) shall not give Parent the right to direct such defense. Parent shall consider in good faith any requests by the Company to consent to settle or satisfy any such claim.

(d) Immediately following the execution and delivery of this Agreement by each of the parties hereto, Parent, as the sole stockholder of Sub, will adopt this Agreement.

Section 5.04.  Equity Awards.  (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions (including obtaining any required consents) as may be required to effect the following:

(i) at the Effective Time, each Stock Option outstanding immediately prior to the Effective Time shall be canceled and the holder thereof shall be entitled to receive in consideration for such cancellation an amount of cash equal to the product of (A) the number of shares of Company Common Stock that are subject to such Stock Option immediately prior to the Effective Time (whether or not vested) and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Stock Option, which amount shall be payable to such holder at or as soon as practicable (but in no event more than 45 days) following the Effective Time;

(ii) at the Effective Time, each RSU outstanding immediately prior to the Effective Time shall be canceled and the holder thereof shall be entitled to receive in consideration for such cancellation an amount of cash equal to the product of (A) the number of shares of Company Common Stock that are subject to such RSU immediately prior to the Effective Time (whether or not vested and whether or not any applicable performance targets have been satisfied) and (B) the Merger Consideration, which amount shall be payable to such holder at or as soon as practicable (but in no event more than 45 days) following the Effective Time;

(iii) at the Effective Time, each DSU outstanding immediately prior to the Effective Time shall be canceled and the holder thereof shall be entitled to receive in consideration for such cancellation an amount of cash equal to the product of (A) the number of shares of Company Common Stock that are subject to such DSU immediately prior to the Effective Time (whether or not vested) and (B) the Merger Consideration, which amount shall be payable to such holder at or as soon as practicable (but in no event more than 45 days) following the Effective Time; and

(iv) each provision in each Benefit Plan and Benefit Agreement providing for the issuance, transfer or grant of any shares of Company Common Stock or any Stock Options, RSUs, DSUs or any other interests in respect of any capital stock (including any phantom stock or stock appreciation rights) of the Company shall be amended prior to the Effective Time to terminate any such provision, and the Company shall ensure prior to the Effective Time that, following the Effective Time, there shall be no rights to acquire shares of Company Common Stock, Stock Options, RSUs, DSUs or any other interests in respect of any capital stock (including any phantom stock or stock appreciation rights) of the Company or the Surviving Corporation.

(b) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the ESPP) shall adopt such resolutions or take such other actions as may be required so that (i) participation in the ESPP shall be limited to those employees who are participants on the date of this Agreement, (ii) except to the extent necessary to maintain the status of the ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the Treasury Regulations thereunder, participants may not increase their payroll deduction elections or rate of contributions from those in effect on the date of this Agreement, (iii) no contribution period shall be commenced after the date of this Agreement, (iv) the ESPP shall cease to be effective and shall be suspended, effective upon the earlier of the first purchase date following the date of this Agreement and the last business day before the Effective Time, but subsequent to the exercise of purchase rights on such purchase date (in accordance with the terms of the ESPP) or termination of such purchase rights on such last business day (as provided for in the following clause (v)), as applicable, and (v) if the ESPP remains in effect on the last business day before the Effective Time, each purchase right under the ESPP outstanding on such day shall be terminated in exchange for a cash payment payable as soon as practicable (but in no event more than 45 days) following the Effective Time, equal to the excess of (A) the Merger Consideration over (B) 85% of the fair market value of a share of Company Common Stock on the first business day of the applicable contribution period; provided that the number of purchase rights with respect to which clause (v) shall be applicable shall be subject to the limitations under the ESPP regarding the maximum number and value of shares purchasable per participant with respect to any contribution period; provided further, that the ESPP should thereafter terminate effective as of the Effective Time.

(c) All amounts payable pursuant to this Section 5.04 shall be subject to any required withholding of taxes and shall be paid without interest.

(d) The Company shall take all reasonable steps as may be required to cause the transactions contemplated by this Section 5.04 and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.05.  Indemnification, Exculpation and Insurance.  (a) Parent and Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation to comply with and honor the foregoing obligations without termination or modification thereof.

(b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, or if Parent dissolves the Surviving Corporation then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.05, and Parent shall cause such successors and assigns to comply with and honor the foregoing obligations without termination or modification thereof.

(c) Parent shall obtain as of the Effective Time a “tail” insurance policy with a claims period of six years from the Effective Time with respect to directors’ and officers’ liability insurance covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring at or prior to the Effective Time on terms that are no less favorable than those of such policy of the Company in effect on the date of this Agreement, which insurance shall, prior to the Closing, be in effect and prepaid for such six-year period; provided that in no event shall Parent or the Surviving Corporation be required to pay, with respect to the entire six-year period following the Effective Time, premiums for insurance under this Section 5.05(c) which in the aggregate exceed 300% of the aggregate premiums paid by the Company for the period from December 15, 2008 to, and including, December 14, 2009, for such purpose (which premiums for such period are hereby represented and warranted by the Company to be $706,637); provided that Parent shall nevertheless be obligated to provide such coverage, with respect to the entire six-year period following the Effective Time, as may be obtained for such 300% amount. For the avoidance of doubt, nothing in this Section 5.05(c) shall require Parent to make expenditures exceeding $2,119,911 in the aggregate. If requested by Parent, the Company shall issue a broker of record letter naming the insurance broker selected by Parent to effect such runoff coverage, and the Company shall provide all cooperation and information reasonably requested by Parent and the selected insurance broker with respect to the procurement of such runoff coverage.

(d) The provisions of this Section 5.05 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.05 shall not be terminated or modified in such a manner as to adversely affect the rights of any indemnified party to whom this Section 5.05 applies without the prior written consent of such affected indemnified party. It is expressly agreed that indemnified parties to whom this Section 5.05 applies shall be third-party beneficiaries of this Section 5.05 and shall be entitled to enforce the covenants contained herein.

Section 5.06.  Fees and Expenses.  (a) Except as expressly set forth in the penultimate sentence of Section 5.01(a) and this Section 5.06, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that (i) after the date of this Agreement and prior to the vote at the Stockholders Meeting with respect to the proposal to adopt this Agreement, a Takeover Proposal has been made to the Company or its stockholders or any person has announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal or a Takeover Proposal (whether or not conditional and whether or not withdrawn) otherwise becomes known to the Company or generally known to the stockholders of the Company and thereafter (A) this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) prior to the receipt of the Stockholder Approval or Section 7.01(b)(iii) (but only if any person has publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal or a Takeover Proposal (whether or not conditional and whether or not withdrawn) otherwise becomes generally known to the stockholders of the Company) and (B) prior to the date that is 12 months after such termination, (x) the Company or any of its Subsidiaries enters into an Acquisition Agreement with respect to any Takeover Proposal or (y) any Takeover Proposal is consummated (solely for purposes of this Section 5.06(b)(i)(B), the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 4.02(a) except that all references to 10% shall be deemed references to 35%) or (ii) this Agreement is terminated by Parent pursuant to Section 7.01(c), then, in each such case, the Company shall pay Parent a fee equal to $23,500,000 (the “Termination Fee”) by wire transfer of same-day funds (A) in the case of a termination by Parent pursuant to Section 7.01(c), within two business days after such termination and (B) in the case of a payment as a result of any event referred to in Section 5.06(b)(i)(B), no later than the first to occur of the events described in clauses (x) and (y), in each case to an account designated by Parent.

(c) The Company acknowledges that the agreements contained in this Section 5.06 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 5.06 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 5.06, the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 5.06 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

Section 5.07.  Public Announcements.  The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Parent and Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before making, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such reasonably practicable consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

Section 5.08.  Sub Compliance.  Parent shall cause Sub to comply with all of Sub’s obligations under this Agreement.

Section 5.09.  Company Rights Agreement.  The Board of Directors of the Company shall take all further actions (in addition to those referred to in Section 3.01(u)) requested by Parent in order to render the Company Rights inapplicable to this Agreement and the Merger. Except as provided above with respect to this Agreement and the Merger, neither the Company nor the Board of Directors of the Company shall, without the prior written consent of Parent, amend, modify, take any action with respect to, or make any determination under, the Company Rights Agreement.

Section 5.10.  Convertible Notes.  The Company shall and, subsequent to the Closing, Parent shall cause the Company to, take all actions to comply with the terms and conditions of the Convertible Notes Indenture, including any requirements in connection with this Agreement, the Merger, the other transactions contemplated by this Agreement or compliance with the terms of this Agreement.

ARTICLE VI

Conditions Precedent

Section 6.01.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval.  The Stockholder Approval shall have been obtained.

(b) Antitrust.  Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. Any other approval or waiting period under any other applicable competition, merger control, antitrust or similar Law shall have been obtained or terminated or shall have expired.

(c) No Injunctions or Legal Restraints.  No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, “Legal Restraints”) that has the effect of preventing the consummation of the Merger shall be in effect.

Section 6.02.  Conditions to Obligations of Parent and Sub.  The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company contained herein that are qualified as to materiality or Material Adverse Effect shall be true and correct (as so qualified), and the representations and warranties of the Company contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date, in each case other than any failures to be so true and correct that do not make it inadvisable, in the reasonable judgment of Parent, to proceed with the Merger. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) No Litigation.  There shall not be pending any claim, suit, action or proceeding brought by any third party that has a reasonable likelihood of success or brought or threatened by any Governmental Entity, (i) challenging or seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement or seeking to obtain from Parent or any of its Subsidiaries, as a result of or in connection with the Merger or the other transactions contemplated by this Agreement, any damages that are material, individually or in the aggregate, in relation to the value of the Company and its Subsidiaries taken as a whole, (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or all or any of their respective affiliates of all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries, in each case as a result of or in connection with the Merger or the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Parent or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock or any shares of common stock of the Surviving Corporation or any of Parent’s Subsidiaries, including the right to vote Company Common Stock or the shares of common stock of the Surviving Corporation or any of Parent’s Subsidiaries on all matters properly presented to the stockholders of the Company or the Surviving Corporation or any of Parent’s Subsidiaries, respectively, in each case as a result of or in connection with the Merger or the other transactions contemplated by this Agreement or (iv) seeking to (A) prohibit Parent or any of its affiliates from effectively controlling in any respect any of the business or operations of the Company or its or Parent’s Subsidiaries as a result of or in connection with the Merger or the other transactions contemplated by this Agreement, (B) prevent the Company or its Subsidiaries from operating any of their businesses in all material respects in the same manner as operated by the Company and its Subsidiaries prior to the date of this Agreement as a result of or in connection with the Merger or the other transactions contemplated by this Agreement or (C) prevent Parent or Parent’s Subsidiaries (excluding the Company and the Company’s Subsidiaries) from operating any of their businesses in substantially the same manner as operated by Parent and Parent’s Subsidiaries prior to the date of this Agreement as a result of or in connection with the Merger or the other transactions contemplated by this Agreement.

(d) Legal Restraint.  No Legal Restraint that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iv) of Section 6.02(c) shall be in effect.

(e) No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

Section 6.03.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Sub contained herein that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties of Parent and Sub contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. The Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

(b) Performance of Obligations of Parent and Sub.  Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

Section 6.04.  Frustration of Closing Conditions.  None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03, or by such party’s breach of any other provision of this Agreement.

ARTICLE VII

Termination, Amendment and Waiver

Section 7.01.  Termination.  This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained, upon written notice (other than in the case of Section 7.01(a) below) from the terminating party to the non-terminating party specifying the subsection of this Section 7.01 pursuant to which such termination is effected:

(a) by mutual written consent of Parent, Sub and the Company;

(b) by either Parent or the Company, if:

(i) the Merger shall not have been consummated by January 31, 2010 (the “Termination Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(ii) any Legal Restraint having the effect set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; or

(iii) the Stockholders Meeting shall have been held and the Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof;

(c) by Parent, in the event the Company has delivered an Adverse Recommendation Change Notice or an Adverse Recommendation Change has occurred;

(d) by Parent, if (i) the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) is incapable of being cured by the Company by the date that is 30 business days after such breach or failure or, if capable of being cured by the Company by such date, the Company does not commence to cure such breach or failure within 10 business days after its receipt of written notice thereof from Parent and diligently pursue such cure thereafter, or (ii) if any Legal Restraint having any of the effects referred to in clauses (i) through (iv) of Section 6.02(c) shall be in effect and shall have become final and nonappealable; or

(e) by the Company, if Parent shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (ii) is incapable of being cured by Parent or Sub by the date that is 30 business days after such breach or failure or, if capable of being cured by Parent or Sub by such date, Parent or Sub, as the case may be, does not commence to cure such breach or failure within 10 business days after its receipt of written notice thereof from the Company and diligently pursue such cure thereafter.

Section 7.02.  Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 3.01(w), the last sentence of Section 5.02(a), Section 5.06, this Section 7.02 and Article VIII and except for any material breach by a party that is intentional of any of its representations, warranties, covenants or agreements set forth in this Agreement (which material breach and liability therefor shall not be affected by termination of this Agreement or any payment of the Termination Fee pursuant to Section 5.06(b)).

Section 7.03.  Amendment.  This Agreement may be amended by the parties hereto at any time, whether before or after the Stockholder Approval has been obtained; provided, however, that after the Stockholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.04.  Extension; Waiver.  At any time prior to the Effective Time, either Parent or the Company may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other party with any of the agreements or conditions of the other party contained herein; provided, however, that after the Stockholder Approval has been obtained, there shall be made no waiver that by Law requires further approval by stockholders of the Company without the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party which specifically sets forth the terms of such extension or waiver. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE VIII

General Provisions

Section 8.01.  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.02.  Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile, or three days after mailing (or one business day in the case of express mail) or one business day after being sent by overnight courier service, as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 8.02):

if to Parent or Sub, to:
International Business Machines Corporation
New Orchard Road
Armonk, NY 10504
Facsimile: (914) 499-7803

Attention:	Elias Mendoza
Vice President, Corporate Development

with a copy to:

International Business Machines Corporation
New Orchard Road
Armonk, NY 10504
Facsimile: (914) 499-6006

Attention:	Mark Goldstein
Associate General Counsel

and with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Facsimile: (212) 474-3700

Attention:	Scott A. Barshay, Esq.

if to the Company, to:

SPSS Inc.
233 S. Wacker Drive
Chicago, IL 60606
Facsimile: (312) 264-3558

Attention:	Raymond H. Panza
Executive Vice President, Corporate Operations,
Chief Financial Officer and Secretary

with a copy to:

Mayer Brown LLP
71 S. Wacker Drive
Chicago, IL 60606
Facsimile: (312) 701-7711

Attention:	Frederick B. Thomas, Esq.
William R. Kucera, Esq.

Section 8.03.  Definitions.  For purposes of this Agreement:

(a) “affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such first person;

(b) “Baseline Financials” means the Company’s audited financial statements (including the notes thereto) for the 2008 fiscal year included in the Company’s Form 10-K filed with the SEC on February 18, 2009;

(c) “default” means a breach or violation of a contract, permit or other instrument that would permit a party, with or without notice or lapse of time or both, to terminate such contract, permit or other instrument;

(d) “Intercompany Indebtedness” means any indebtedness of the Company or any of its wholly owned Subsidiaries to any wholly owned Subsidiary of the Company and any indebtedness of any wholly owned Subsidiary of the Company to the Company.

(e) as it relates to the Company, “knowledge” means, with respect to any matter in question, the actual knowledge, after reasonable inquiry, of any officer or employee of the Company identified in Section 8.03(e) of the Company Letter;

(f) “Material Adverse Effect” means any state of facts, change, development, event, effect, condition, occurrence, action or omission (i) that, individually or in the aggregate, is reasonably likely to result in a material adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) with respect to the Company or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to result in a material impairment on the ability of Parent and its Subsidiaries to continue operating the business of the Company and its Subsidiaries after the Closing in substantially the same manner as it was operated immediately prior to the date of this Agreement; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (a) general, legal, market, economic or political conditions affecting the industry in which the Company operates, to the extent such conditions do not disproportionately affect the Company and its Subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company operates, (b) changes affecting general economic or capital market conditions (including changes in interest or exchange rates), to the extent such changes do not disproportionately affect the Company and its Subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company operates; (c) the pendency or announcement of this Agreement or the anticipated consummation of the Merger, including any reaction of any customer, employee, supplier, reseller, partner or other constituency to Parent or any of the transactions contemplated by this Agreement; (d) any suit, claim, action or proceeding that does not have a reasonable likelihood of success on the merits, whether commenced or threatened, which asserts allegations of a breach of fiduciary duty relating to this Agreement, violations of securities Laws in connection with the Proxy Statement or otherwise in connection with any of the transactions contemplated by this Agreement; (e) any decrease in the market price or trading volume of the Company Common Stock (it being understood that the underlying cause or causes of any such decrease may be deemed to constitute, in and of itself or themselves, a Material Adverse Effect and may be taken into consideration when determining whether there has occurred a Material Adverse Effect); (f) the Company’s failure to meet any internal or published projections, forecasts or other predictions or published industry analyst expectations of financial performance (it being understood that the underlying cause or causes of any such failure may be deemed to constitute, in and of itself and themselves, a Material Adverse Effect and may be taken into consideration when determining whether there has occurred a Material Adverse Effect); (g) any change in GAAP or applicable Laws which occurs or becomes effective after the date of this Agreement; (h) actions or omissions of the Company or any of its Subsidiaries taken with the prior written consent of Parent; (i) the information contained in the financial statements filed with the SEC in the Company’s Form 10-Q for the period ended June 30, 2009, except to the extent such information differs from or is additional to the information contained in the preliminary financial statements for such period set forth in Section 8.03(f) of the Company Letter; and (j) any natural disaster, any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, to the extent they do not disproportionately affect the Company and its Subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company operates;

(g) “person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, Governmental Entity or other entity; and

(h) a “Subsidiary” of any person means any other person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other person are, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other person is, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists.

Section 8.04.  Exhibits; Interpretation.  The headings contained in this Agreement or in any Exhibit hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section, Subsection or Exhibit, such reference shall be to a Section or Article of, or an Exhibit to, this Agreement unless otherwise indicated. For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

Section 8.05.  Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.06.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (a) together with the Exhibits hereto, the Company Letter and the Parent Letter, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, except for the Confidentiality Agreement, and (b) except for the provisions of Section 5.05, is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights (legal, equitable or otherwise) or remedies, whether as third party beneficiaries or otherwise.

Section 8.07.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

Section 8.08.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

Section 8.09.  Consent to Jurisdiction; Service of Process; Venue.  Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement or the Merger or any other transaction contemplated by this Agreement (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Subsidiaries except in such courts). Each of the parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Merger or any of the other transactions contemplated by this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.10.  Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.10.

Section 8.11.  Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedies to which they are entitled at Law or in equity.

Section 8.12.  Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on such party, such consent or approval must be in writing and executed and delivered to the other parties by a person duly authorized by such party to do so.

Section 8.13.  Severability.  If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

INTERNATIONAL BUSINESS MACHINES CORPORATION,

by	/s/ Elias Mendoza
Name:     Elias Mendoza

Title:	VP, Corporate Development

PIPESTONE ACQUISITION CORP.,

by	/s/ Mark Goldstein
Name:     Mark Goldstein

Title:	Vice President

SPSS INC.,

by	/s/ Jack Noonan
Name:     Jack Noonan

Title:	Chairman of the Board,
Chief Executive
Officer and President

EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SURVIVING CORPORATION

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is SPSS INC.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of $0.01 per share.

ARTICLE V

The number of directors of the Corporation shall be fixed from time to time by the Board of Directors of the Corporation.

ARTICLE VI

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

Unless and except to the extent that the Bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII

To the fullest extent from time to time permitted by law, no director of the Corporation shall be personally liable to any extent to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director.

ARTICLE IX

Each person who is or was or had agreed to become a director or officer of the Corporation, and each such person who is or was serving or who had agreed to serve at the request of the Corporation as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation to the fullest extent permitted from time to time by applicable law. Any repeal or modification of this Article IX shall not adversely affect any right to indemnification of any person existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.

Annex B

July 27, 2009

The Board of Directors
SPSS Inc.
233 S. Wacker Drive, 11th Floor
Chicago, IL 60606-6307

Members of the Board of Directors:

We understand that SPSS Inc. (“SPSS”) proposes to enter into an Agreement and Plan of Merger, dated as of July 27, 2009 (the “Agreement”), among SPSS, International Business Machines Corporation (“IBM”) and Pipestone Acquisition Corp., a wholly owned subsidiary of IBM (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into SPSS (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of SPSS (“SPSS Common Stock”) will be converted into the right to receive $50.00 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of SPSS Common Stock of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(i) reviewed certain publicly available business and financial information relating to SPSS;

(ii) reviewed certain internal financial and operating information with respect to the business, operations and prospects of SPSS furnished to or discussed with us by the management of SPSS, including certain financial forecasts relating to SPSS prepared by the management of SPSS (such forecasts, the “SPSS Forecasts”);

(iii) discussed the past and current business, operations, financial condition and prospects of SPSS with members of senior management of SPSS;

(iv) reviewed the trading history for SPSS Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(v) compared certain financial and stock market information of SPSS with similar information of other companies we deemed relevant;

(vi) compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(vii) reviewed the Agreement; and

(viii) performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park, New York, NY 10036

reviewed by or discussed with us and have relied upon the assurances of the management of SPSS that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the SPSS Forecasts, we have been advised by SPSS, and have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of SPSS as to the future financial performance of SPSS. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of SPSS, nor have we made any physical inspection of the properties or assets of SPSS. We have not evaluated the solvency of SPSS under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of SPSS, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on SPSS or the contemplated benefits of the Merger.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. As you are aware, we held preliminary discussions, at the direction of SPSS, with a limited number of third parties regarding their strategic interest in the industry in which SPSS participates. In connection with these broader discussions, in certain instances we discussed such third parties’ interest (or lack of interest) in an acquisition of SPSS. In accordance with the instructions of SPSS, except as set forth in the previous two sentences, we did not solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of SPSS or any alternative transaction. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of SPSS Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of SPSS. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation payable to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to SPSS or in which SPSS might engage or as to the underlying business decision of SPSS to proceed with or effect the Merger. We are not expressing any opinion as to the prices at which SPSS Common Stock will trade at any time. In addition, we express no opinion or recommendation as to how any stockholder of SPSS should vote or act in connection with the Merger.

We have acted as financial advisor to the Board of Directors of SPSS in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, SPSS has agreed to reimburse our expenses and indemnify us against, and exculpate us from, certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of SPSS, IBM and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to SPSS and have received or in the future may receive compensation for the rendering of these services, including having (i) acted as manager for a convertible notes offering for SPSS and (ii) provided or providing certain trading and treasury management services to SPSS.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to IBM and have received or in the future may receive compensation for the rendering of these services, including having (i) acted or acting as manager and/or bookrunner on various debt offerings for IBM, (ii) acted or acting as lender under various credit facilities for IBM and certain of its affiliates and (iii) provided or providing certain commodity and derivatives trading, foreign exchange and treasury management services to IBM and certain of its affiliates.

It is understood that this letter is for the benefit and use of the Board of Directors of SPSS in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our U.S. Fairness Opinion (and Valuation Letter) Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of SPSS Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/  Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH
  INCORPORATED

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Annex C

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

SPSS INC.

Special Meeting of the Stockholders October 2, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P R O X Y	The undersigned hereby appoints Jack Noonan and Raymond H. Panza, or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of SPSS Inc. held of record by the undersigned on August 31, 2009 at the Special Meeting of Stockholders of SPSS Inc., to be held at the corporate headquarters of SPSS Inc. located at 233 South Wacker Drive, Chicago, Illinois 60606, on October 2, 2009, at 9:00 a.m. Central time, and at any and all adjournments or postponements thereof, as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the proxy statement dated September 1, 2009, receipt of which is hereby acknowledged.

WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED AND, IF NO SPECIFICATION IS MADE, WILL BE VOTED FOR PROPOSAL 1 AND FOR PROPOSAL 2.

(Continued and to be signed on the reverse side)

Address Change (Mark the corresponding box on the reverse side)

THERE ARE THREE WAYS TO VOTE YOUR PROXY

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This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-877-381-4023, 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed. Available until 11:59 p.m. Eastern time on October 1, 2009.

Visit the Internet voting Web site at http://proxy.georgeson.com. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available until 11:59 p.m. Eastern time on October 1, 2009.

Simply sign and date your proxy card and return it in the enclosed postage- paid envelope to Georgeson Inc., Wall Street Station PO Box 1100 New York, NY 10269-0646. If you are voting by telephone or Internet, please do not mail your proxy card.

COMPANY NUMBER	CONTROL NUMBER

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

☒	Please mark votes as in this example.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1. Proposal to adopt the Agreement and Plan of Merger, dated as of July 27, 2009, by and among SPSS Inc., International Business Machines Corporation and Pipestone Acquisition Corp. (the “merger agreement”).
☐	☐	☐	2. Proposal to adjourn the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted.
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Dated , 2009

Signature(s)

Signature(s)

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.